Exhibit 10.1

Certain information in this exhibit marked [*] has been excluded from the exhibit because it is both (i) not material and (ii) and is the type that the registrant treats as private or confidential.

REVENUE INTEREST PURCHASE AGREEMENT

by and among

ATNX SPV, LLC,

ATHENEX, INC.,

Oaktree-TCDRS Strategic Credit, LLC,

Oaktree-Minn Strategic Credit, LLC,

Oaktree-Forrest Multi-Strategy, LLC,

Oaktree-TBMR Strategic Credit Fund C, LLC,

Oaktree-TBMR Strategic Credit Fund F, LLC,

Oaktree-TBMR Strategic Credit Fund G, LLC,

Oaktree-TSE 16 Strategic Credit, LLC,

INPRS Strategic Credit Holdings, LLC,

Oaktree Gilead Investment Fund AIF (Delaware), L.P.,

Oaktree Strategic Income II, Inc.,

Oaktree Specialty Lending Corporation,

Oaktree Huntington-GCF Investment Fund (Direct Lending AIF), L.P.,

SAGARD HEALTHCARE ROYALTY PARTNERS, LP, and

SAGARD HEALTHCARE PARTNERS CO-INVEST DAC

Dated as of June 21, 2022

- i -

continued

- ii -

continued

Page

Section 8.11	Counterparts; Effectiveness.	90
Section 8.12	Amendments; No Waivers.	90
Section 8.13	Interpretation.	90
Section 8.14	Expenses.	91

- iii -

REVENUE INTEREST PURCHASE AGREEMENT

REVENUE INTEREST PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of June 21, 2022 (referred to herein as the “Effective Date”), by and among ATNX SPV, LLC, a Delaware limited liability corporation (“Seller”), Athenex, Inc., a Delaware corporation (“Parent”), Oaktree-TCDRS Strategic Credit, LLC, a Delaware limited liability company (“Oaktree TCDRS”), Oaktree-Minn Strategic Credit, LLC, a Delaware limited liability company (“Oaktree Minn”), Oaktree-Forrest Multi-Strategy, LLC, a Delaware limited liability company (“Oaktree Forrest”), Oaktree-TBMR Strategic Credit Fund C, LLC, a Delaware limited liability company (“Oaktree TBMR C”), Oaktree-TBMR Strategic Credit Fund F, LLC, a Delaware limited liability company (“Oaktree TBMR F”), Oaktree-TBMR Strategic Credit Fund G, LLC, a Delaware limited liability company (“Oaktree TBMR G”), Oaktree-TSE 16 Strategic Credit, LLC, a Delaware limited liability company (“Oaktree TSE”), INPRS Strategic Credit Holdings, LLC, a Delaware limited liability company (“Oaktree INPRS”), Oaktree Gilead Investment Fund AIF (Delaware), L.P., a Delaware limited liability partnership (“Oaktree Gilead”), Oaktree Strategic Income II, Inc., a Delaware corporation (“Oaktree Strategic Income”), Oaktree Specialty Lending Corporation, a Delaware corporation (“Oaktree Specialty Lending”), and Oaktree Huntington-GCF Investment Fund (Direct Lending AIF), L.P., a Delaware limited liability partnership (“Oaktree GCF”, and collectively with Oaktree TCDRS, Oaktree Minn, Oaktree Forrest, Oaktree TBMR C, Oaktree TBMR F, Oaktree TBMR G, Oaktree TSE, Oaktree INPRS, Oaktree Gilead, Oaktree Strategic Income, and Oaktree Specialty Lending, “Oaktree”), Sagard Healthcare Royalty Partners, LP, a Cayman Islands exempt limited partnership (“Sagard Cayman”), and Sagard Healthcare Partners Co-Invest DAC, a company incorporated in Ireland, (registered no. 714903), the registered office of which is at 32 Molesworth Street, Dublin 2 Ireland (“Sagard Ireland”, and together with Sagard Cayman, “Sagard”, and together with Oaktree, and Sagard’s and Oaktree’s respective successors and permitted assigns, collectively, the “Purchasers,” and each, a “Purchaser”). Seller, Parent, Oaktree, Sagard Cayman and Sagard Ireland are each referred to herein individually as a “Party” or “party” and collectively as the “Parties” or “parties”.

WHEREAS, Seller wishes to sell, assign, convey and transfer to Purchasers, and Purchasers wish to purchase from Seller, the Purchased Interests, upon and subject to the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions.

The following terms, as used herein, shall have the following meanings:

“Additional Indication” shall mean “Additional Indication” as such term is defined in the License Agreement.

DOCPROPERTY YCFooter \* MERGEFORMAT 11358774_6

“Administrative Agent” shall mean “Administrative Agent” as such term is defined in the Oaktree Credit Agreement.

“Affiliate” shall mean with respect to any Person: (a) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by such Person; (b) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of such Person; (c) any corporation or business entity of which, directly or indirectly, an entity described in the immediately preceding subsection (b) controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of such corporation or entity; or (d) any corporation or business entity of which such Person has the right to acquire, directly or indirectly, more than fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

“Agreement” shall have the meaning set forth in the preamble.

“Almirall” shall mean Almirall, S.A., a corporation organized and existing under the laws of Spain, and any successor and permitted assignee of any of its rights or obligations under the License Agreement or the Ancillary Agreements.

“Almirall Assignment Agreement” shall mean the Assignment Agreement (re Almirall Agreements), dated as of the Closing Date, by and between Parent and Seller.

“Almirall Instruction” shall mean the letter to be sent by Seller and Parent to Almirall and Almirall LLC pursuant to Section 6.02(k) in the form attached hereto as Exhibit G.

“Almirall Intellectual Property” shall mean “Almirall Intellectual Property” as such term is defined in the License Agreement.

“Almirall LLC” shall mean Almirall LLC (formerly named Aqua Pharmaceuticals, LLC), a limited liability company organized and existing under the laws of the Commonwealth of Pennsylvania, and any successor and permitted assignee of any of its rights or obligations under the License Agreement or the Ancillary Agreements.

“Almirall Proprietary Information” shall mean any Proprietary Information provided by Almirall or Almirall LLC to Parent or Seller in connection with the License Agreement or any Ancillary Agreement.

“Ancillary Agreements” shall mean “Ancillary Agreements” as such term is defined in the License Agreement.

“Applicable Law” shall mean, with respect to any Person, all Requirements of Laws applicable to such Person or any of its properties or assets.

“Allocation Percentage” shall mean with respect to each Purchaser, the percentage set forth opposite such Purchaser’s name in the table below.

Purchaser	Allocation Percentage
Oaktree TCDRS	[*]%
Oaktree Minn	[*]%
Oaktree Forrest	[*]%
Oaktree TBMR C	[*]%
Oaktree TBMR F	[*]%
Oaktree TBMR G	[*]%
Oaktree TSE	[*]%
Oaktree INPRS	[*]%
Oaktree Gilead	[*]%
Oaktree Strategic Income	[*]%
Oaktree Specialty Lending	[*]%
Oaktree GCF	[*]%
Sagard Cayman	[*]%
Sagard Ireland	[*]%

“Applicable Percentage” shall mean (i) for each Purchaser, as of the applicable date of determination, the percentage that such Purchaser’s Purchased Interest in respect of the Royalties and Milestone Interests paid, owed, accrued or otherwise payable under the License Agreement from the Closing Date through the date of determination bears to the total amounts paid, owed, accrued or otherwise payable by Almirall and Almirall LLC under the License Agreement on account of the Royalties, Milestone Interests, and Excluded Assets during such period, and (ii) for Seller, as of the applicable date of determination, the percentage that Seller’s aggregate interest in the Excluded Assets paid, owed, accrued or otherwise payable to Seller from the Closing Date through the date of determination bears to the total amounts paid, owed, accrued or otherwise payable by Almirall and Almirall LLC under the License Agreement on account of the Royalties, Milestone Interests, and Excluded Assets during such period; provided that, notwithstanding the foregoing, for purposes of determining the Applicable Percentage pursuant to (i) and (ii) above, no effect shall be given to any amounts paid, owed, accrued or otherwise payable by Almirall and Almirall LLC pursuant to either Section 4.2(d) or Section 6.3(f)(iii) of the License Agreement, and all such amounts shall be excluded from the calculation of Applicable Percentage as set forth in (i) and (ii) above.

“Applicable Withholding Exemption Certificate” shall mean, as to a Purchaser, a valid, true and properly executed appropriate IRS Form W-8 or Form W-9, as applicable (or any applicable successor form), together with any required attachments thereto, certifying that payments in respect of the Oaktree TCDRS Purchased Interest, the Oaktree Minn Purchased Interest, the Oaktree Forrest Purchased Interest, the Oaktree TBMR C Purchased Interest, the Oaktree TBMR F Purchased Interest, the Oaktree TBMR G Purchased Interest, the Oaktree TSE Purchased Interest, the Oaktree INPRS Purchased Interest, the Oaktree Gilead Purchased Interest, the Oaktree Strategic Income Purchased Interest, the Oaktree Specialty Lending Purchased Interest, the Oaktree GCF Purchased Interest, Sagard Cayman Purchased Interest, or Sagard Ireland Purchased Interest, as applicable, to such Purchaser are exempt from United States federal withholding tax.

“Arm’s Length Transaction” shall mean, with respect to any transaction, the terms of such transaction shall not be less favorable to Parent or any of its Subsidiaries than commercially reasonable terms that would be obtained in a transaction with a Person that is an unrelated third party.

“Assigning Affiliates” shall have the meaning ascribed to it in the Know-How Assignment Agreement.

“Athenex’s Chinese API Operations” shall mean, collectively:

(i) Excel Bloom Limited, a company formed under the laws of the British Virgin Islands and the following of its subsidiaries: (A) Athenex API Limited, a company formed under the laws of Hong Kong, (B) Polymed Therapeutics, Inc., a Texas corporation, (C) Chongqing Taihao Pharmaceutical Co, Ltd., a company organized under the laws of the People’s Republic of China and (D) Chongqing Sintaho Pharmaceutical Co., Ltd., a company organized under the laws of the People’s Republic of China; and

(ii) Athenex Manufacturing China Limited, a company formed under the laws of the British Virgin Islands and the following of its subsidiaries: (A) Athenex Pharmaceuticals (China) Limited, a company formed under the laws of Hong Kong and (B) Athenex Pharmaceuticals (Chongqing) Limited, a company organized under the laws of the People’s Republic of China.

“Athenex Intellectual Property” shall mean “Athenex Intellectual Property” as such term is defined in the License Agreement.

“Athenex Patent Rights” shall mean “Athenex Patent Rights” as such term is defined in the License Agreement.

“Back-Up Trigger” shall mean “Back-Up Trigger” as such term is defined in the Supply Agreement.

“Bankruptcy Event” shall mean the occurrence of any of the following:

(i) Seller or Parent, as the case may be, shall commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to Seller or Parent, as the case may be, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its respective debts, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or Seller or Parent, as the case may be, shall make a general assignment for the benefit of its respective creditors; or

(ii) there shall be commenced against Seller or Parent, as the case may be, any case, proceeding or other action of a nature referred to in clause (i) above which remains undismissed, or undischarged for a period of forty-five (45) calendar days; or

(iii) there shall be commenced against Seller or Parent, as the case may be, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (a) all or any substantial portion of its assets and/or (b) any royalties, milestones, or other amounts payable to Seller or Parent, as the case may be, under the License Agreement or the Ancillary Agreements, which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within forty-five (45) calendar days from the entry thereof; or

(iv) Seller or Parent, as the case may be, shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above.

“Bills of Sale” shall mean the Bills of Sale, dated as of the Closing Date, executed by Seller and Purchasers, substantially in the form of Exhibit A hereto.

“Board” shall mean “Board” as such term is defined in the Operating Agreement.

“Board Services Agreement” shall mean a Board Services Agreement entered into by a Purchaser Director in substantially the form attached as Exhibit B to the Operating Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.

“Calendar Quarter” shall mean “Calendar Quarter” as such term is defined in the License Agreement.

“Calendar Year” shall mean “Calendar Year” as such term is defined in the License Agreement.

“Capital Lease Obligations” shall mean as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2021.

“Change of Control” shall mean, with respect to Parent (or any parent entity of Parent), any (a) transaction of merger, consolidation or amalgamation with, or (b) sale of all or substantially all of the assets of Parent (or such parent entity) (including all Class A Membership Units held by Parent) to, any other Person if (i) in the case of a transaction described in clause (a), Parent (or such parent entity) is the continuing or surviving entity or (ii) in the case of a transaction described in clause (a) or clause (b), Parent (or such parent entity) is not the continuing or surviving entity but the continuing or surviving entity (including the purchaser of all or substantially all of the assets of Parent (or such parent entity) in the case of a transaction described in clause (b)) shall have assumed all of the obligations of Parent under the Parent/Seller Asset Purchase Agreement, the License Agreement, the Ancillary Agreements, this Agreement and the other Transaction Documents to which Parent is a party immediately prior to such transaction; providing that in each case (a) and (b), such Person is a Qualified Assignee (which, for the avoidance of doubt, shall include an entity whose parent entity is a Qualified Assignee) and such transaction (and such assignments and assumptions) are completed in accordance with Section 10.2 of the License Agreement (after obtaining any necessary consent of Almirall and/or Almirall LLC required under Section 10.2 of the License Agreement) and do not otherwise cause a breach or default under the License Agreement.

“Class A Membership Units” shall have the meaning set forth in the Operating Agreement.

“Closing” shall have the meaning set forth in Section 6.01.

“Closing Date” shall mean the Business Day that is ten (10) Business Days after the Effective Date (or such other Business Day agreed to by Parent and Purchasers) provided that on or prior to such date (x) all of the provisions of Section 6.02 are fulfilled or waived as set forth in Section 6.02 and Purchasers have received the payments required to be made to them pursuant to and in accordance with Section 6.03(c), and (y) Seller receives payment of the Purchase Price from Purchasers in accordance with Section 6.03(a); provided further that, the Closing Date may be moved to such earlier date as set forth in a written notice from the Designated Purchasers to Seller provided at least two days prior to such proposed Closing Date.

“Collateral” shall mean, collectively, the property included in the definition of “Collateral” in the Parent and Seller Security Agreement and the property included in the definition of “Pledged Collateral” in the Pledge Agreement.

“Commercialization” shall mean “Commercialization” as such term is defined in the License Agreement.

“Commercially Reasonable Efforts” shall mean “Commercially Reasonable Efforts” as such term is defined in the License Agreement.

“Compound” shall mean “Compound” as such term is defined in the License Agreement.

“Confidential Information” shall mean, subject to the last sentence of Section 5.02(a), all information (whether written or oral, or in electronic or other form) of a confidential nature (i) furnished by Parent to Purchasers on or after January 28, 2020 and on or prior to the Closing Date, or (ii) furnished by Parent or Seller to Purchasers and/or Purchaser Directors on or after the Closing Date and during the Term, in case of each of clause (i) and clause (ii) concerning, or relating in any way, directly or indirectly, to Parent, Seller, the Purchased Interests, Almirall Proprietary Information, the Licensed Products or the transactions contemplated by this Agreement or any of the Transaction Documents, including, without limitation:

(a) the License Agreement, Ancillary Agreements, Other Product Licenses, Other Product Agreements and any other agreements involving or relating in any way, directly or indirectly, to the Purchased Interests or the transactions contemplated by this Agreement or any of the Transaction Documents, including all terms and conditions thereof and the identities of the parties thereto;

(b) any reports (including, without limitation, royalty reports received under the License Agreement), data, materials or other documents and any proprietary information of any kind relating in any way, directly or indirectly, to (I) Parent, Seller or any Counterparty to any of the agreements referenced in clause (a), (II) the Purchased Interests, (III) the transactions contemplated by this Agreement, (IV) the Athenex Intellectual Property, Almirall Intellectual Property or Intellectual Property of any other Counterparty (including, without limitation, any information relating to any proceeding, suit, claim, action, arbitration, litigation, challenge or similar matter that is threatened, pending or settled in any court, governmental agency or body, panel, tribunal or similar body with respect to any such Athenex Intellectual Property, Almirall Intellectual Property or Intellectual Property of such other Counterparty), (V) the Licensed Products or (VI) other products giving rise to the Purchased Interests, and including reports, notices, certificates, instruments, data, materials or other documents and proprietary information of any kind delivered pursuant to or under any of the agreements referred to in clause (a); and

(c) any technical and business information, including techniques, data, inventions, practices, methods, knowledge, know-how, test and trial data and results (including from pre-clinical and/or human clinical testing/trials), analytical and quality control data, costs, sales, manufacturing, patent data, any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, processes, research, developments or any other Intellectual Property (including trade secrets) or information involving or relating in any way, directly or indirectly, to the Purchased Interests or the Licensed Products or other products giving rise to the Purchased Interests.

For the avoidance of doubt, subject to the last sentence of Section 5.02(a), this Agreement, the other Transaction Documents, the License Agreement, the Ancillary Agreements and any notices or reports delivered by Parent or Seller to Purchasers or any Purchaser Director pursuant to this Agreement, including, but not limited to, Quarterly Reports and any other information or documents or materials provided by Parent or Seller to Purchasers or any Purchaser Director pursuant to Article V of this Agreement (including information provided orally by Seller and/or Parent at any teleconference pursuant to Section 5.01(f)), shall be deemed to be Confidential

Information, and Confidential Information shall also include all Almirall Proprietary Information, Proprietary Information of Parent and Proprietary Information of Seller. Confidential Information shall also include all analyses, compilations, forecasts, studies or other documents prepared by Purchasers, Purchasers’ Affiliates or any of Purchasers’ or Purchasers’ Affiliates’ representatives that contain, make use of or otherwise reflect any Confidential Information.

“Confidentiality Agreements” shall mean the Oaktree Confidentiality Agreement and the Sagard Confidentiality Agreement.

“Contract” shall mean any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise).

“Control” or “Controlled” shall mean, when used with respect to any item of Intellectual Property, the possession (whether by ownership, license, sublicense or contract) by Parent, Seller or any of their Affiliates, of the ability to assign or grant to any Third Party the license, sublicense or right to access and use such Intellectual Property as it relates to the manufacture, use, Development and/or Commercialization of the Compound or the Licensed Products, without paying any consideration to any Third Party (now or in the future) or violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Parent, Seller or any of their Affiliates, would be required hereunder to grant such license, sublicense or rights of access and use. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any Intellectual Property that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party (or that merges or consolidates with such Party) after the Closing Date as a result of such Change of Control unless prior to the consummation of such Change of Control, such acquired Party or any of its Affiliates also Controlled such Intellectual Property.

“Copyrights” shall mean all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof and all other rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“Counterparty” shall mean the applicable counterparty to any Contract.

“Counterparty Instruction” shall mean the letters to be sent by Seller and Parent to the Counterparties to the Other Product Licenses identified in clause (A) of the definition thereof and the Other Product Agreements identified in clause (A) of the definition thereof, dated as of the Closing Date, executed by Parent and Seller, substantially in the forms attached as Exhibit F hereto.

“Current Product” shall mean the “Current Product” as such term is defined in the License Agreement.

“CY Net Sales” shall mean “CY Net Sales” as such term is defined in Section 4.4 of the License Agreement.

“Debt/Lien Restriction Period” shall mean the period commencing on the Closing Date and continuing until the later to occur of (a) the Parent Indemnity Expiration Date, and (b) Oaktree Credit Agreement Termination Date; provided that unless and until both (a) and (b) occur, the Debt/Lien Restriction Period shall remain in effect.

“Default” shall mean any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Deposit Account” shall have the meaning set forth in Section 5.13.

“Deposit Account Agreement” shall have the meaning set forth in Section 5.13.

“Depositary Bank” shall have the meaning set forth in Section 5.13.

“Designated Oaktree Purchaser” shall mean Oaktree Specialty Lending.

“Designated Purchaser” shall mean Sagard Cayman, Sagard Ireland, the Designated Oaktree Purchaser and, if applicable, any purchaser, transferee or assignee of all or any portion of a Purchaser’s Purchased Interest who is designated to replace any of Sagard Cayman, Sagard Ireland or the Designated Oaktree Purchaser as a Designated Purchaser in accordance with the terms of Section 8.04(b).

“Develop” or “Development” shall mean “Develop” or “Development” as such term is defined in the License Agreement.

“Disclosure Schedules” shall mean the Disclosure Schedules delivered by Parent, Seller and Purchasers concurrently with the execution and delivery of this Agreement, and any updates thereto delivered to the Purchasers pursuant to Section 5.18.

“Dispute” or “Disputes” shall have the meaning set forth in Section 3.10(e).

“Disqualified Equity Interests” shall mean, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Effective Date” shall have the meaning set forth in the Preamble.

“EMA” shall mean the European Medicines Agency.

“Equity Interests” shall mean, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests or equivalent, whether now outstanding or issued after the Closing Date, and in each case, however designated and whether voting or non-voting. Notwithstanding the foregoing, in no event shall any Indebtedness convertible or exchangeable into Equity Interests constitute “Equity Interests” hereunder.

“Escrow Account” shall mean the escrow account established pursuant to the Escrow Agreement.

“Escrow Agreement” shall mean the Escrow Agreement, dated as of the Closing Date, among Seller, Purchasers and U.S. Bank National Association, as escrow agent, executed and delivered at Closing substantially in the form of Exhibit E hereto, as may be further amended, supplemented or modified from time to time.

“Event of Default” shall mean (i) the occurrence and continuance of a breach by Parent or Seller of any of their respective obligations under this Agreement, the Transaction Documents, the License Agreement, or any Ancillary Agreement, in each case if such breach would reasonably be expected to have an adverse effect in any material respect on the timing, amount, duration or value of the Purchased Interests and after such breaching party fails to cure such breach within a reasonable period (not to exceed thirty (30) calendar days) after receiving written notice of such breach, or (ii) any Bankruptcy Event with respect to Parent or Seller.

“Excluded Assets” shall mean, collectively and without duplication:

(i) the Retained Interest;

(ii) any and all other property, assets or rights of Seller, including rights of Seller to, or amounts received by Seller as, payment, compensation or consideration under or in respect of the License Agreement, any of the Ancillary Agreements or otherwise other than the Purchased Interests;

(iii) all proceeds (including any damages, monetary awards or other amounts recovered, whether by judgment or settlement) paid, owed, accrued or otherwise payable with respect to any of the foregoing of any suit, proceeding or other legal action taken to enforce the right to receive any of the foregoing other than the Purchased Interests;

(iv) all amounts payable by Almirall and/or Almirall LLC, their Affiliates or Sublicensees under Title 11, United States Code, Section 365(n) in respect of the payments and amounts described above;

(v) all “accounts” (as defined under the UCC) evidencing the rights to the payments and amounts described above; and

(vi) all “proceeds” (as defined in the UCC) of any of the foregoing.

“Excluded Liabilities and Obligations” shall have the meaning set forth in Section 2.04.

“FDA” shall mean the United States Food and Drug Administration.

“FDA Laws” shall mean all applicable statutes, rules, regulations, standards, guidelines, policies and orders and Requirements of Law administered, implemented, enforced or issued by FDA or any comparable Governmental Authority.

“Federal Health Care Program Laws” shall mean, collectively, federal Medicare or federal or state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c, 1320a-7h and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), HIPAA, or related regulations or other Requirements of Law that directly or indirectly govern the health care industry, programs of Governmental Authorities related to health care, health care professionals or other health care participants, or relationships among health care providers, suppliers, distributors, manufacturers and patients, and the pricing, sale and reimbursement of health care items or services including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs.

“Federal Health Care Programs” shall mean the Medicare, Medicaid and TRICARE programs and any other state or federal health care program, as defined in 42 U.S.C. § 1320a-7b(f).

“Field” shall mean “Field” as such term is defined in the License Agreement.

“First Commercial Sale” shall mean “First Commercial Sale” as such term is defined in the License Agreement.

“First Escrow Release Trigger” shall mean the date on which Parent can represent/certify that, between deliveries already made to Almirall and/or Almirall LLC of Tirbanibulin API prior to the Closing Date, and Tirbanibulin API that is manufactured and available for delivery to Almirall and/or Almirall LLC, Athenex has delivered or is able to deliver sufficient Tirbanibulin API to Almirall and/or Almirall LLC to satisfy Almirall’s and/or Almirall LLC’s orders/forecast as of May 4, 2022 for Tirbanibulin API for approximately [*] commercial doses of Klisyri.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Generic Entry” shall mean “Generic Entry” as such term is defined in the License Agreement.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA, the EMA, or any other government authority in any country.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course.

“Holding Period” shall mean the period commencing on the Closing Date and ending on the earlier of the date on which Seller has consummated a Qualified Financing and the date that is [*] days following the Closing Date.

“Impermissible Set-off” shall mean any Section [*] Set-off and any Other Set-off.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding deferred compensation and accounts payable incurred in the ordinary course of business and not overdue by more than ninety (90) days), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) obligations under any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement, currency swaps, forwards, futures or derivatives transactions or other interest or currency exchange rate or commodity price hedging arrangement, (xi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xii) any Disqualified Equity Interests of such Person, and (xiii) all other obligations required to be classified as indebtedness of such Person under GAAP; provided that, notwithstanding the foregoing, Indebtedness shall not include accrued expenses, deferred rent, deferred taxes, deferred compensation or customary obligations under employment agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“[*]” shall mean [*].

“Intellectual Property” shall mean all Patents, Trademarks, Copyrights, and Know-How, whether U.S. or non-U.S.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date, executed by Oaktree Fund Administration, LLC, as Administrative Agent for the Lenders from time to time party to the Oaktree Credit Agreement, and Purchasers, and acknowledged by Parent and each Subsidiary Guarantor as named therein, providing for the relative rights and priorities of the First Lien Claimholders (as defined therein) and the Second Lien Claimholders (as defined therein) with respect to the Collateral (as defined therein), substantially in the form of Exhibit I hereto, as may be further amended, supplemented or modified from time to time.

“Klisyri” shall mean the pharmaceutical product currently marketed and Commercialized by Almirall and Almirall LLC in the Territory that contains Tirbanibulin API.

“Know-How” shall mean technical and other information which is not in the public domain, including information and data comprising or relating to (i) non-clinical data including pharmacological, toxicological and metabolic data and results of all non-clinical studies; and (ii) clinical safety and efficacy data including data analyses, study reports and information contained in protocols, filings or other submissions to and responses from ethical committees and regulatory authorities; and (iii) pharmacovigilance data; and (iv) production facilities and processes, chemistry and manufacturing control data, standard operating procedures quality analysis and quality control processes and techniques, and all other documentation retained to comply with good manufacturing practice procedures; and (v) information relating to contract manufacturers and the manufacturing supply chain. Know-How (a) includes documents containing Know-How; and (b) includes and covers any legal rights including trade secrets, copyright, database or design rights protecting Know-How. The fact that an item is known to the public shall not be taken to preclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public. Know-How shall not include patent rights.

“Know-How Assignment Agreement” shall mean the Know-How and Regulatory Approval Assignment Agreement, dated as of the Closing Date, by and between Parent and Seller.

“Knowledge” shall mean (i) with respect to Seller, the actual knowledge of Timothy Cook, Daniel Lang and Jennifer Shiao, each in their capacity as a Seller Director, and (ii) with respect to Parent, the actual knowledge of Timothy Cook, Johnson Y.N. Lau, MBBS, MD, FRCP, and Daniel Lang, each in their capacity as an officer of Parent, or in the case of (i) and (ii) above, any successor to any such individuals holding the same or substantially similar Athenex Director or officer positions at the applicable time, after due inquiry by each such Athenex Director or officer of each of his or her direct reports as of such time.

“Law” shall mean, collectively, all U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including any interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” shall mean “Lenders” as such term is defined in the Oaktree Credit Agreement.

“License Agreement” shall mean the License and Development Agreement by and among Almirall, Almirall LLC and Parent (or after the Closing Date, Seller), dated as of December 11, 2017, as amended by the letter agreement dated September 26, 2018 by and among Parent, Almirall and Almirall LLC, the First Amendment to License and Development Agreement dated as of September 26, 2018 by and among Parent, Almirall and Almirall LLC and the Second Amendment to License and Development Agreement dated as of June 18, 2019 by and among Parent, Almirall and Almirall LLC, and as assigned by Parent to Seller pursuant to the Parent/Seller Asset Purchase Agreement and the Almirall Assignment Agreement, and as may be further amended, supplemented or modified from time to time in accordance with this Agreement.

“License Party Audit” shall have the meaning set forth in Section 5.06.

“Licensed Product” shall mean “Licensed Product” as such term is defined in the License Agreement.

“Lien” shall mean (a) any mortgage, lien, pledge, hypothecation, charge, security interest, or other encumbrance of any kind or character whatsoever, whether or not filed, recorded or otherwise perfected under applicable Law, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any other encumbrance on title to real property, any option or other agreement to sell, or give a security interest in, such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction)) or any preferential arrangement that has the practical effect of creating a security interest, and (b) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests.

“Line Extension Product” shall mean “Line Extension Product” as such term is defined in the License Agreement.

“Losses” shall mean collectively, any and all damages, fine, losses, judgments, liabilities, costs, and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) in connection with any claim, demand, action, suit or proceeding.

“Major European Markets” shall mean “Major European Markets” as such term is defined in the License Agreement.

“Material Adverse Effect” shall mean any event, circumstance or change that could reasonably be expected to result, individually or in the aggregate, in (i) a material adverse effect on the legality, validity or enforceability of this Agreement, any of the Transaction Documents, the License Agreement, any Ancillary Agreement, the financing statements filed pursuant to Section 2.01(c), or back-up security interests granted pursuant to Section 2.01(e), (ii) a material adverse effect on the right or ability of Seller or Parent (or any permitted assignee) to perform any of its obligations under this Agreement, any of the Transaction Documents, the License Agreement or any Ancillary Agreement or to consummate the transactions hereunder or thereunder, (iii) a material adverse effect on the rights or remedies of any Purchaser under this Agreement or any of the Transaction Documents (including with respect to any rights or remedies of any Purchaser under this Agreement or any of the Transaction Documents as they relate to the License Agreement), (iv) a material adverse effect on the rights of Seller under the License Agreement or any Ancillary Agreement that relate to, or involve or otherwise affect, the Purchased Interests or (v) any adverse effect on the timing, amount, duration or value in any material respect of the payments to be made to Purchasers in respect of their respective Purchased Interests or their right to receive such payments.

“Material Contract” shall mean the License Agreement, the Ancillary Agreements, the Other Product Licenses, the Other Product Agreements, and any contract specifically related to a Licensed Product and/or the Development, manufacture, and/or Commercialization of the Licensed Product.

“Material Regulatory Liabilities” shall mean (a)(i) any liabilities or losses arising from the violation of FDA Laws, Public Health Laws, Federal Health Care Program Laws, and other applicable comparable Requirements of Law, or the terms, conditions of or requirements applicable to any Registrations (including costs of actions required under Requirements of Law, including FDA Laws and Federal Health Care Program Laws, or necessary to remedy any violation of any terms or conditions applicable to any Registrations), including, but not limited to, withdrawal of approval, recall, revocation, suspension, detention or seizure of any Licensed Product, and (ii) any loss of recurring annual revenues as a result of any loss, suspension or limitation of any Registrations, which, in the case of the foregoing clauses (i) and (ii), exceed $5,000,000 individually or in the aggregate, or (b) any Material Adverse Effect.

“Maturity Date” shall have the meaning given to such term in the Oaktree Credit Agreement.

“Membership Units” shall have the meaning set forth in the Operating Agreement.

“Milestone #5 under License Agreement” shall have the meaning given to such term in the definition of Milestone Interests.

“Milestone #6 under License Agreement” shall have the meaning given to such term in the definition of Milestone Interests

“Milestone Interests” shall mean, collectively, (i) the following milestone payments payable or paid by Almirall or Almirall LLC pursuant to Section 4.3 and Section 4.4 of the License Agreement, and multiplied by the applicable percentages as set forth opposite each milestone payment in the table below, (ii) all proceeds (including any damages, monetary awards or other amounts recovered, whether by judgment, settlement or otherwise) paid, owed, accrued or otherwise payable with respect to any of the foregoing (including interest thereon) of any suit, proceeding or other legal action taken to enforce the right to receive any of the foregoing (in each case subject to any reimbursement of Seller’s enforcement expenses provided under Section 2.02(f)), (iii) all amounts payable by Almirall and/or Almirall LLC, their Affiliates or Sublicensees under Title 11, United States Code, Section 365(n) in respect of the payments and amounts described above, (iv) all “accounts” (as defined in the UCC) evidencing the rights to the payments and amounts described above; and (v) all “proceeds” (as defined in the UCC) of any of the foregoing.

Commercial Milestone Event	Commercial Milestone Payment (USD)	Applicable Percentage of Milestone Payment Purchased by Purchasers (Aggregate)(1)
First Commercial Sale of the Current Product has occurred in at least three Major European Markets	$[*]	[*]%
First Commercial Sale of the Line Extension Product in the U.S.	$[*]	[*]%
First Commercial Sale of any Licensed Product in an Additional Indication in the U.S. (“Milestone #5 under License Agreement”)	$[*]	[*]%
First Commercial Sale of any Licensed Product in a second Additional Indication in the U.S. (i.e. Licensed Product with three indications approved) (“Milestone #6 under License Agreement”)	$[*]	[*]%
Sales Milestone Event	Sales Milestone Payment (USD)
First time CY Net Sales are at least $[*]	$[*]	[*]%
First time CY Net Sales are at least $[*]	$[*]	[*]%
First time CY Net Sales are at least $[*]	$[*]	[*]%

First time CY Net Sales are at least $[*]	$[*]	[*]%
First time CY Net Sales are at least $[*]	$[*]	[*]%
First time CY Net Sales are at least $[*]	$[*]	[*]%
First time CY Net Sales are at least $[*]	$[*]	[*]%
First time CY Net Sales are at least $[*]	$[*]	[*]%

(1) See definitions of Oaktree TCDRS Purchased Interest, Oaktree Minn Purchased Interest, Oaktree Forrest Purchased Interest, Oaktree TBMR C Purchased Interest, Oaktree TBMR F Purchased Interest, Oaktree TBMR G Purchased Interest, Oaktree TSE Purchased Interest, Oaktree INPRS Purchased Interest, Oaktree Gilead Purchased Interest, Oaktree Strategic Income Purchased Interest, Oaktree Specialty Lending Purchased Interest, Oaktree GCF Purchased Interest, Sagard Cayman Purchased Interest, and Sagard Ireland Purchased Interest for each Purchaser’s respective portion of the above-stated aggregate percentage

For example, the Milestone Interest with respect to the milestone for the first time CY Net Sales are at least $[*] is $[*], or $[*] multiplied by [*] and the Milestone Interest with respect to the milestone for the first time CY Net Sales are at least $[*] is $[*], or $[*] multiplied by [*].

“Negotiation Notice” shall mean “Negotiation Notice” as such term is defined in the License Agreement.

“Net Sales” shall mean “Net Sales” as such term is defined in the License Agreement.

“New Arrangement” shall have the meaning set forth in Section 5.11.

“New License Agreement” shall have the meaning set forth in Section 5.11.

“New Product” shall mean “New Product” as such term is defined in the License Agreement.

“New Product Transaction” shall mean “New Product Transaction” as such term is defined in the License Agreement.

“NIH” shall have the meaning set forth in the definition of Public Health Laws.

“Non-Product Assets” shall mean all assets owned or Controlled by Parent, its Affiliates or Subsidiaries (other than Seller) on or prior to the Closing Date or during the Term that are not Product Assets.

“Oaktree” shall have the meaning set forth in the preamble.

“Oaktree Confidentiality Agreement” shall mean the Confidentiality Agreement dated as of January 28, 2020 by and between Oaktree Capital Management, L.P. and Parent (by Ladenburg Thalmann & Co. Inc. as its representative), as amended February 24, 2022.

“Oaktree Consent” shall have the meaning set forth in Section 6.02(d).

“Oaktree Credit Agreement” shall mean that certain Credit Agreement and Guaranty dated as of June 19, 2020 by and among Parent, as borrower, the guarantors from time to time party thereto, Oaktree Fund Administration, LLC, as Administrative Agent and the lenders from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time).

“Oaktree Credit Agreement Termination Date” shall mean the date upon which both of the following have occurred: (i) all outstanding Indebtedness incurred by Parent, as borrower, under the Oaktree Credit Agreement has been paid in full (other than, for the avoidance of doubt, obligations relating to warrants issued in connection to the Oaktree Credit Agreement and inchoate indemnification and expense reimbursements for which no claim has been made), and (ii) termination of the commitments under the Oaktree Credit Agreement.

“Oaktree Director” shall have the meaning set forth in the Operating Agreement.

“Oaktree TCDRS Purchase Price” shall have the meaning set forth in Section 6.03(a)

“Oaktree Minn Purchase Price” shall have the meaning set forth in Section 6.03(b).

“Oaktree Forrest Purchase Price” shall have the meaning set forth in Section 6.03(c).

“Oaktree TBMR C Purchase Price” shall have the meaning set forth in Section 6.03(d).

“Oaktree TBMR F Purchase Price” shall have the meaning set forth in Section 6.03(e).

“Oaktree TBMR G Purchase Price” shall have the meaning set forth in Section 6.03(f).

“Oaktree TSE Purchase Price” shall have the meaning set forth in Section 6.03(g).

“Oaktree INPRS Purchase Price” shall have the meaning set forth in Section 6.03(h).

“Oaktree Gilead Purchase Price” shall have the meaning set forth in Section 6.03(i).

“Oaktree Strategic Income Purchase Price” shall have the meaning set forth in Section 6.03(j).

“Oaktree Specialty Lending Purchase Price” shall have the meaning set forth in Section 6.03(k).

“Oaktree GCF Purchase Price” shall have the meaning set forth in Section 6.03(l).

“Oaktree Purchased Interests” shall mean, collectively, the Oaktree TCDRS Purchased Interest, the Oaktree Minn Purchased Interest, the Oaktree Forrest Purchased Interest, the

Oaktree TBMR C Purchased Interest, the Oaktree TBMR F Purchased Interest, the Oaktree TBMR G Purchased Interest, the Oaktree TSE Purchased Interest, the Oaktree INPRS Purchased Interest, the Oaktree Gilead Purchased Interest, the Oaktree Strategic Income Purchased Interest, the Oaktree Specialty Lending Purchased Interest, and the Oaktree GCF Purchased Interest.

“Oaktree Purchasers” shall mean, collectively, Oaktree TCDRS, Oaktree Minn, Oaktree Forrest, Oaktree TBMR C, Oaktree TBMR F, Oaktree TBMR G, Oaktree TSE, Oaktree INPRS, Oaktree Gilead, Oaktree Strategic Income, Oaktree Specialty Lending, and Oaktree GCF.

“Oaktree TCDRS Purchased Interest” shall mean such Oaktree Purchaser’s right to its Allocation Percentage of the Parent True-Up Payments and the cash received pursuant to the Royalties and Milestone Interests.

“Oaktree Minn Purchased Interest” shall mean such Oaktree Purchaser’s right to its Allocation Percentage of the Parent True-Up Payments and the cash received pursuant to the Royalties and Milestone Interests.

“Oaktree Forrest Purchased Interest” shall mean such Oaktree Purchaser’s right to its Allocation Percentage of the Parent True-Up Payments and the cash received pursuant to the Royalties and Milestone Interests.

“Oaktree TBMR C Purchased Interest” shall mean such Oaktree Purchaser’s right to its Allocation Percentage of the Parent True-Up Payments and the cash received pursuant to the Royalties and Milestone Interests.

“Oaktree TBMR F Purchased Interest” shall mean such Oaktree Purchaser’s right to its Allocation Percentage of the Parent True-Up Payments and the cash received pursuant to the Royalties and Milestone Interests.

“Oaktree TBMR G Purchased Interest” shall mean such Oaktree Purchaser’s right to its Allocation Percentage of the Parent True-Up Payments and the cash received pursuant to the Royalties and Milestone Interests.

“Oaktree TSE Purchased Interest” shall mean such Oaktree Purchaser’s right to its Allocation Percentage of the Parent True-Up Payments and the cash received pursuant to the Royalties and Milestone Interests.

“Oaktree INPRS Purchased Interest” shall mean such Oaktree Purchaser’s right to its Allocation Percentage of the Parent True-Up Payments and the cash received pursuant to the Royalties and Milestone Interests.

“Oaktree Gilead Purchased Interest” shall mean such Oaktree Purchaser’s right to its Allocation Percentage of the Parent True-Up Payments and the cash received pursuant to the Royalties and Milestone Interests.

“Oaktree Strategic Income Purchased Interest” shall mean such Oaktree Purchaser’s right to its Allocation Percentage of the Parent True-Up Payments and the cash received pursuant to the Royalties and Milestone Interests.

“Oaktree Specialty Lending Purchased Interest” shall mean such Oaktree Purchaser’s right to its Allocation Percentage of the Parent True-Up Payments and the cash received pursuant to the Royalties and Milestone Interests.

“Oaktree GCF Purchased Interest” shall mean such Oaktree Purchaser’s right to its Allocation Percentage of the Parent True-Up Payments and the cash received pursuant to the Royalties and Milestone Interests.

“Oaktree TCDRS Purchaser Account” shall have the meaning set forth in Schedule 2.02(c).

“Oaktree Minn Purchaser Account” shall have the meaning set forth in Schedule 2.02(c).

“Oaktree Forrest Purchaser Account” shall have the meaning set forth in Schedule 2.02(c).

“Oaktree TBMR C Purchaser Account” shall have the meaning set forth in Schedule 2.02(c).

“Oaktree TBMR F Purchaser Account” shall have the meaning set forth in Schedule 2.02(c).

“Oaktree TBMR G Purchaser Account” shall have the meaning set forth in Schedule 2.02(c).

“Oaktree TSE Purchaser Account” shall have the meaning set forth in Schedule 2.02(c).

“Oaktree INPRS Purchaser Account” shall have the meaning set forth in Schedule 2.02(c).

“Oaktree Gilead Purchaser Account” shall have the meaning set forth in Schedule 2.02(c).

“Oaktree Strategic Income Purchaser Account” shall have the meaning set forth in Schedule 2.02(c).

“Oaktree Specialty Lending Purchaser Account” shall have the meaning set forth in Schedule 2.02(c).

“Oaktree GCF Purchaser Account” shall have the meaning set forth in Schedule 2.02(c).

“Oaktree Security Agreement” shall mean that certain Security Agreement, dated as of June 19, 2020, by and among, inter alios, Parent, as borrower, and Administrative Agent, as amended, supplemented, or modified from time to time.

“Operating Agreement” shall mean that certain Operating Agreement of Seller, dated as of the Closing Date, as amended, supplemented or modified from time to time.

“Ordinary Course” shall mean ordinary course of business or ordinary trade activities that are customary for similar businesses in the normal course of their ordinary operations and not while in financial distress.

“Other Accounts” shall have the meaning set forth in Section 5.13.

“Other Product Agreements” shall mean, collectively, the following:

(A) (i) the [*] dated November 13, 2021 by and between Parent and [*], and (ii) Supply Agreement dated as of July 23, 2021 by and between Parent and Avir Pharma Inc.; and

(B) any agreement, written or oral, including any amendment to an agreement referenced in (A), that does not grant a license to any Intellectual Property and that is ancillary or related to any Other Product License (e.g. supply, quality, pharmacovigilance/safety data exchange) entered into by Parent or any of its Affiliates during the Term to the extent they relate to Tirbanibulin API or any Licensed Product containing Tirbanibulin API.

“Other Product Licenses” shall mean, collectively, the following:

(A) (i) License Agreement between Parent and [*] dated March 24, 2021; (ii) License Agreement between Parent and Seqirus Pty Ltd dated June 28, 2021; (iii) License Agreement between Parent and Avir Pharma Inc. dated July 23, 2021; (iv) License Agreement between Parent and [*] dated March 8, 2022; (v) License Agreement between Parent and [*] dated March 9, 2022; (vi) License Agreement between Parent and Pharmaessentia Corp., dated December 8, 2011, as amended December 23, 2016 and February 15, 2021, and (vii) License Agreement between Parent and Guangzhou Xiangxue Pharmaceutical Co., LTD, dated December 12, 2019, as amended March 31, 2020, June 30, 2020 and November 8, 2021 (for the avoidance of doubt, the Other Product Licenses are part of the Retained Product Assets); and

(B) any agreement, written or oral, including any amendment to an agreement referenced in (A), that grants a license or sublicense (or any option to obtain such a license or sublicense) under any Purchased Product Assets entered into by Seller, Parent or any of their respective Affiliates during the Term that relates to the Development, manufacture, and/or Commercialization of Tirbanibulin API or Licensed Products containing Tirbanibulin API.

“Other Set-off” shall mean (i) any Set-off taken by Almirall, Almirall LLC, any of their Affiliates or any Sublicensees against any Royalties or Milestone Interests, and/or (ii) any adjustment to the financials of the License Agreement or the Supply Agreement taken by Almirall, Almirall LLC, any of their Affiliates or any Sublicensees, in each case (i) and (ii) above, pursuant to any of the following provisions of the License Agreement and/or Supply Agreement, regardless of whether Seller or Parent agrees or disagrees that all or any portion of such Set-Off or adjustment to the financials was properly taken by Almirall or Almirall LLC:

(a) the [*] sentence of Article [*] of the License Agreement;

(b) the [*] or [*] sentences of Article [*] of the License Agreement (beginning “[*]…”) but solely to the extent the [*] have been exercised by [*] without the prior written consent of [*];

(c) Section [*], Section [*] and Section [*] of the License Agreement;

(d) Section [*] of the License Agreement;

(e) Section [*] of the License Agreement;

(f) Section [*] of the License Agreement with respect to a reduction to Milestone #[*] under License Agreement or Milestone #[*] under License Agreement in respect of a [*] as set forth in [*] in Section [*] of the License Agreement, but solely to the extent that (i) [*] initiates such a [*] without the prior written consent of [*] and (ii) [*] funds all of [*]’s out of pocket expenses for such [*] and reduces Milestone#[*] under License Agreement or Milestone #[*] under License Agreement, as applicable, by [*]%);

(g) Sections [*], [*], and/or [*] of the License Agreement (but only if (x) such Set-off is taken with respect to a [*] in a country in which there is at least one Valid Claim of any Athenex Patent Rights covering the Licensed Product (or the use or manufacture thereof) in such country, and (y) such Set-off is taken by [*] prior to the earlier of (z1) [*], and (z2) [*];

(h) Section [*] of the License Agreement;

(i) Section [*]([*] sentence) of the License Agreement;

(j) Section [*]([*] sentence) of the License Agreement, subject to the right of [*] to receive full reimbursement of any such Set-off from any applicable [*] proceeds;

(k) Section [*]([*] sentence) of the License Agreement;

(l) Section [*] of the License Agreement;

(m) Section [*] of the License Agreement;

(n) Section [*] of the License Agreement;

(o) Article [*] of the License Agreement; and

(p) Section [*] of the Supply Agreement.

For the avoidance of doubt, “Other Set-off” shall not include deductions in the calculation of Net Sales pursuant to clauses (a) through (h) of the definition of Net Sales.

“Patent Assignments” shall mean the Patent Assignments, dated as of the Closing Date, delivered to Seller by Parent and Athenex HK Innovative Limited pursuant to the Parent/Seller Asset Purchase Agreement.

“Parent” shall have the meaning set forth in the preamble.

“Parent Indemnity” shall have the meaning set forth in Section 5.16(a).

“Parent Indemnity Expiration Date” shall mean the date on which all of the following have occurred, if ever: (i) with respect to each Oaktree Purchaser, such Oaktree Purchaser has received aggregate payments on account of such Oaktree Purchaser’s applicable Oaktree Purchased Interest (including any True-Up Payments made in respect of such Oaktree Purchased Interest, any indemnification payments under Section 8.05(a) in respect of such Oaktree Purchased Interest, and any payments made under Section 5.16 in respect of such Oaktree Purchased Interest) equal to the Oaktree TCDRS Purchase Price, Oaktree Minn Purchase Price, Oaktree Forrest Purchase Price, Oaktree TBMR C Purchase Price, Oaktree TBMR F Purchase Price, Oaktree TBMR G Purchase Price, Oaktree TSE Purchase Price, Oaktree INPRS Purchase Price, Oaktree Gilead Purchase Price, Oaktree Strategic Income Purchase Price, Oaktree Specialty Lending Purchase Price, and Oaktree GCF Purchase Price, as applicable, (ii) Sagard Cayman has received aggregate payments on account of the Sagard Cayman Purchased Interest (including any True-Up Payments made in respect of the Sagard Cayman Purchased Interest, any indemnification payments under Section 8.05(a) in respect of the Sagard Cayman Purchased Interest, and any payments made under Section 5.16 in respect of the Sagard Cayman Purchased Interest) equal to the Sagard Cayman Purchase Price, and (iii) Sagard Ireland has received aggregate payments on account of the Sagard Ireland Purchased Interest (including any True-Up Payments made in respect of the Sagard Ireland Purchased Interest, any indemnification payments under Section 8.05(a) in respect of the Sagard Ireland Purchased Interest, and any payments made under Section 5.16 in respect of the Sagard Ireland Purchased Interest) equal to the Sagard Ireland Purchase Price.

“Parent/Seller Asset Purchase Agreement” shall mean that certain Asset Purchase and Contribution Agreement, dated of even date herewith, between Seller and Parent, as may be amended, supplemented or modified from time to time.

“Parent and Seller Security Agreement” shall mean the Pledge and Security Agreement, dated as of the Closing Date, executed by Parent, Seller and Purchasers, substantially the form of Exhibit D hereto, as may be amended, supplemented or modified from time to time.

“Parent True-Up Payments” shall mean, without duplication:

(i) with respect to each Calendar Quarter commencing with the Calendar Quarter beginning January 1, 2022, (A) 100% of all true-up payments and indemnification payments paid, owed or owing, accrued or otherwise payable by Parent to Seller under Section 7.5(a) and Section 9.1 of the Parent/Seller Asset Purchase Agreement;

(ii) all interest paid, owed or owing, accrued or otherwise payable by Parent pursuant to the Parent/Seller Asset Purchase Agreement with respect to the true-up payments and indemnification payments referenced in clause (i) above;

(iii) all proceeds (including indemnity payments, recoveries, damages, monetary awards, settlement amounts or other amounts, whether by judgment, settlement or otherwise) paid, owed or owing, accrued or otherwise payable to Seller with respect to any of the above (including interest thereon) of any suit, proceeding or other legal action taken to enforce the right to receive any of the foregoing (whether pursuant to Sections 7.5(a) or 9.1 of the Parent/Seller Asset Purchase Agreement or otherwise);

(iv) all amounts payable by Parent or its Affiliates under Title 11, United States Code, Section 365(n) in respect of the payments and amounts described above;

(vi) all “accounts” (as defined under the UCC) evidencing the rights to the payments and amounts described above; and

(ix) all “proceeds” (as defined in the UCC) of any of the foregoing.

“Patents” shall mean all patents and patent applications, including (i) the inventions and improvements described and claimed therein, (ii) the reissues, divisions, continuations, renewals, extensions, and continuations in part thereof, and (iii) all rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“Patent Office” shall mean the respective patent office, including the U.S. Patent and Trademark Office and any comparable foreign patent office, for any Patent Rights.

“Patent Rights” shall mean “Patent Rights” as such term is defined in the License Agreement.

“Permitted Lien” shall mean each of the following, but only insofar as they relate to Retained Product Assets and do not include any Lien on any Purchased Product Asset (other than Liens of the type provided in clause (e) of this definition) : (a) any Lien for Taxes, assessments and governmental charges or levies not yet due and payable or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the relevant Person, (b) Liens imposed by Law arising in the Ordinary Course consisting of carriers’, warehousemen’s, landlords’, and mechanics’ liens, liens relating to leasehold improvements and other similar Liens arising in the Ordinary Course and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP, (c) pledges or deposits made in the Ordinary Course in connection with bids, contract leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation, (d) Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, (e) bankers liens, rights of setoff and similar Liens incurred on deposits made in the Ordinary Course, (f) Liens securing Indebtedness (i) in the Ordinary Course in respect of workers compensation claims, health, disability or other employee benefits or property, leases, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims, (ii) arising in connection with the financing of insurance premiums in the Ordinary Course, (iii) in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations arising in the Ordinary Course, (iv) Indebtedness in respect of netting services, overdraft protections, business credit cards, purchasing cards, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services, (g) Liens arising from precautionary UCC financing statement filings regarding inventory consignment arrangements entered into in the Ordinary Course, (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and incurred in the Ordinary Course, (i) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements in the Ordinary Course, (j) any interest or title of a lessor or licensor under any license, or sublicense permitted under this Agreement, and (k) any other Lien expressly permitted under, or contemplated by, the Transaction Documents.

“Permitted Product Licenses” shall have the meaning set forth in Section 5.15(a).

“Permitted Refinancing” shall mean, with respect to any Indebtedness permitted to be refinanced, extended, renewed or replaced hereunder, any refinancings, extensions, renewals and replacements of such Indebtedness; provided that such refinancing, extension, renewal or replacement shall not (i) increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced, except by an amount equal to accrued interest and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred in connection therewith, (ii) contain terms relating to outstanding principal amount, amortization, maturity, collateral security (if any) or subordination (if any), or other material terms that, taken as a whole, are less favorable in any material respect to Parent and its Subsidiaries or Purchasers than the terms of any agreement or instrument governing such existing Indebtedness, (iii) have an applicable interest rate which does not exceed the greater of (A) the rate of interest of the Indebtedness being replaced and (B) the then applicable market interest rate (as determined in good faith by Parent), (iv) contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of such Indebtedness and (v) after giving effect to such refinancing, extension, renewal or replacement, no Default shall have occurred (or could reasonably be expected to occur) as a result thereof.

“Permitted Secured Indebtedness” shall mean (i) any secured Indebtedness of Parent and/or its Subsidiaries (other than Seller) in the Ordinary Course that is permitted under the definition of “Permitted Indebtedness” in the Oaktree Credit Agreement as of the date hereof (and subject to all caps, baskets and other limitations and restrictions set forth in such definition or otherwise set forth therein), (ii) any secured Indebtedness under the Oaktree Credit Agreement after giving effect to the release of Liens on the Collateral pursuant to the Oaktree Consent and the Transaction Documents (but only in the amount outstanding after giving effect to the application of a portion of the Purchase Price to pay down such secured Indebtedness in accordance with Section 6.03(ii)(a) and Section 6.03(ii)(b)), (iii) any secured Indebtedness if incurred by Parent or its Subsidiaries (other than Seller) on or after the Oaktree Credit Agreement Termination Date, in an aggregate outstanding principal amount, together with any Permitted Refinancing thereof, not to exceed the greater of (x) $75 million, and (y) 25% of Parent’s volume-weighted average 30-day trailing market capitalization (measured as of the date of incurrence or receipt of binding commitments for the incurrence, whichever date produces a higher borrowing amount); provided that notwithstanding the foregoing, in no event shall the aggregate principal amount of Permitted Secured Indebtedness pursuant to clauses (ii)-(iii) exceed $150 million, and (iv) any Permitted Refinancing of Indebtedness incurred pursuant to foregoing clause (iii); provided further that none of the foregoing Indebtedness described in clauses (i)-(iv) hereof shall be secured by any Liens on any Product Assets.

“Person” shall mean an individual, firm, corporation, partnership, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other legal entity or organization, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Phase II Clinical Study” shall mean “Phase II Clinical Study” as such term is defined in the License Agreement.

“Pledge Agreement” shall mean the Pledge Agreement, dated as of the Closing Date, executed by Parent and Purchasers, substantially in the form of Exhibit C hereto, as may be amended, supplemented or modified from time to time.

“Prime Rate” shall mean the prime rate as reported in the Wall Street Journal, Eastern U.S. Edition, on the applicable date set forth in Section 5.09.

“Product Assets” shall mean any and all assets owned or Controlled by Parent, Seller or any of their respective Affiliates or Subsidiaries on or prior to the Closing Date or during the Term that relate to, or are necessary for, the Development, manufacture, use, and/or Commercialization of the Licensed Products or the Compound. For the avoidance of doubt, “Product Assets” shall not include real property, plant, equipment, inventory and other tangible assets of Athenex Pharma Solutions, LLC and Athenex’s Chinese API Operations or any equipment, deposit accounts, cash and cash equivalents, investment property, and instruments of Parent or any of its Subsidiaries and Affiliates (other than Seller), except to the extent cash, cash equivalents, instruments, and investment property constitute the identifiable proceeds of Product Assets.

“Product-Related Contracts” shall mean “Product Related Contracts” as such term is defined in the License Agreement.

“Proprietary Information” shall mean “Proprietary Information” as such term is defined in the License Agreement.

“Public Health Laws” shall mean all Requirements of Law relating to the procurement, development, clinical and non-clinical evaluation, product approval or licensure, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, labeling, promotion, clinical trial registration or post market requirements of any drug, biologic or other product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and the Public Health Service Act (42 U.S.C. § 201 et seq.), including without limitation the regulations promulgated by the FDA at Title 21 of the Code of Federal Regulations and all applicable regulations promulgated by the National Institutes of Health (“NIH”) and codified at Title 42 of the Code of Federal Regulations, and guidance, compliance, guides, and other policies issued by the FDA, the NIH and other comparable Governmental Authorities.

“Purchased Interests” shall mean, collectively, each of the Oaktree Purchased Interests, the Sagard Cayman Purchased Interest, and the Sagard Ireland Purchased Interest. For the avoidance of doubt, any True-Up Payments made in respect of the Purchased Interests, any indemnification payments under Section 8.05(a) made in respect of the Purchased Interests, and any payments made under Section 5.16 in respect of the Purchased Interests shall all be applied to and count against payments in respect of the Purchased Interests.

“Purchased Product Assets” shall have the meaning set forth in Parent/Seller Asset Purchase Agreement.

“Purchaser Accounts” shall have the meaning set forth in Section 2.02(c).

“Purchaser Directors” shall mean the Oaktree Director and the Sagard Director, each a “Purchaser Director”.

“Purchaser” and “Purchasers” shall have the meanings set forth in the preamble.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 8.05(a).

“Purchase Price” shall mean the amount set forth in Section 2.03 which shall be payable in United States Dollars in accordance with Section 2.03.

“Q1 2022 Royalties” shall have the meaning set forth in Section 6.03(2)(d)(i).

“Qualified Assignee” shall have the meaning set forth in the License Agreement.

“Qualified Equity Interest” shall mean, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified Financing” shall mean one or a series of transactions closing on any day or days during the period commencing on the Closing Date and ending [*] days following the Closing Date, in which Parent issues and sells shares of its common stock with total gross proceeds to Parent of at least the amount that is the lesser of (a) the total gross proceeds to Parent upon the issuance and sale of [*]% of Parent’s outstanding shares of common stock immediately prior to the execution of definitive documentation for such issuance, and (b) $[*].

“Quarterly Report” shall mean, with respect to the relevant Calendar Quarter, the accounting report in the form provided by Almirall to Seller under Section 4.6(a) of the License Agreement with respect to the Royalties paid or payable by Almirall and/or Almirall LLC with respect to such Calendar Quarter including any updates contemplated by the last sentence of Section 4.6(a) with respect to the total Net Sales achieved during the preceding Calendar Year.

“Registrations” shall mean authorizations, approvals, licenses, permits, certificates, registrations, listings, certificates, or exemptions of or issued by any Governmental Authority (including marketing approvals, investigational new drug applications, product recertifications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) that are required for the research, development, manufacture, commercialization, distribution, marketing, storage, transportation, pricing, Governmental Authority reimbursement, use and sale of Licensed Product(s).

“Regulatory Action” shall mean an administrative or regulatory enforcement action, proceeding or investigation, warning letter, untitled letter, Form 483 or similar inspectional observations, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, or consent decree, issued or required by the FDA or under the Public Health Laws, the NIH or a comparable Governmental Authority in any other regulatory jurisdiction, including any inspectional observations recorded on a Form FDA 483, any establishment inspection report, and any written request from FDA for a regulatory meeting.

“Regulatory Approval” shall mean “Regulatory Approval” as such term is defined in the License Agreement.

“Representatives” shall have the meaning set forth in Section 5.02(b).

“Requirements of Law” shall mean, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority.

“Retained Interest” shall mean, without duplication:

(i) all royalties paid, owed, accrued or otherwise payable by Almirall or Almirall LLC under the License Agreement remaining after payment by Seller to Purchasers of their respective Purchased Interests in accordance with this Agreement and the Transaction Documents; and

(ii) all milestone payments payable or paid by Almirall or Almirall LLC under the License Agreement remaining after payment by Seller to Purchasers of their respective Purchased Interests in accordance with this Agreement and the Transaction Documents.

“Retained Product Assets” shall have the meaning set forth in the Parent/Seller Asset Purchase Agreement.

“Reverted Rights” shall have the meaning set forth in Section 5.11.

“Royalties” shall mean, without duplication:

(i) with respect to each Calendar Year commencing with the Calendar Year beginning January 1, 2022 (and payable for each Calendar Quarter beginning January 1, 2022) (A) [*]% of all royalties paid, owed or owing, accrued or otherwise payable by Almirall or Almirall LLC under Section 4.5(a) of the License Agreement with respect to the first $[*] of Net Sales of Licensed Products in the Territory which occur in such Calendar Year, after giving effect to (1) any applicable reductions made pursuant to Section 4.5(b)(i) of the License Agreement, (2) any applicable reductions made pursuant to Sections [*] of the License Agreement other than a reduction pursuant to clause (g) of the definition of Other Set-off and (3) the calculation required by the last paragraph of the definition of “Net Sales” in the License Agreement, if applicable, and (B) [*]% of all royalties paid, owed, accrued or otherwise payable by Almirall or Almirall LLC under Section 4.5(a) of the License Agreement with respect to Net Sales of Licensed Products in the Territory which occur in such Calendar Year and which exceed such first $[*] of Net Sales referenced in clause (A) for such Calendar Year, after giving effect to (1) any applicable reductions made pursuant to Sections 4.5(b)(i) of the License Agreement, (2) any applicable reductions made pursuant to Sections [*] of the License Agreement other than a reduction pursuant to clause (g) of the definition of Other Set-off, and (3) the calculation required the last paragraph of the definition of Net Sales in the License Agreement, if applicable;

(ii) with respect to amounts paid, owed or owing, accrued or otherwise payable by Almirall or Almirall LLC pursuant to any true-up adjustment to the royalty rate as provided in the last sentence of Section 4.6(a) of the License Agreement applicable to the calculation of the royalties set forth in clauses (i)(A) and (i)(B) above, the amount calculated under clauses (i)(A) and (i)(B) above as if the amount paid, owed, accrued or otherwise payable by Almirall or Almirall LLC under the last sentence of Section 4.6(a) of the License Agreement were royalties paid under Section 4.5 of the License Agreement in the Calendar Year to which the true-up adjustment to the royalty rate relates;

(iii) all interest paid, owed or owing, accrued or otherwise payable by Almirall or Almirall LLC pursuant to Section 4.8(b) of the License Agreement with respect to the royalties, milestones or other amounts under the License Agreement with respect to which Purchasers are purchasing Purchased Interests under this Agreement;

(iv) all amounts paid, owed or owing, accrued or otherwise payable by Almirall or Almirall LLC pursuant to Section 4.8(b) of the License Agreement (other than amounts for reimbursement of that portion of Seller’s reasonable unreimbursed out-of-pocket audit costs that are in excess of Seller’s Applicable Percentage of such audit costs) with respect to the royalties described in clauses (i)(A) and (i)(B) above;

(v) with respect to all amounts paid, owed or owing, accrued or otherwise payable by Almirall or Almirall LLC pursuant to Section 6.3(f)(iii) of the License Agreement, Purchasers’ collective Applicable Percentage of such amounts;

(vi) all proceeds (including indemnity payments, recoveries, damages, monetary awards, settlement amounts or other amounts, whether by judgment, settlement or otherwise) paid, owed or owing, accrued or otherwise payable to Seller or its Affiliates with respect to any of the foregoing (including interest thereon) of any suit, proceeding or other legal action taken to enforce the right to receive any of the foregoing (whether pursuant to Section 9.2 of the License Agreement or otherwise), in each case subject to any reimbursement of Seller’s enforcement expenses provided under Section 2.02(f)(iii) or (v);

(vii) all amounts payable by Almirall and/or Almirall LLC, their Affiliates or Sublicensees under Title 11, United States Code, Section 365(n) in respect of the payments and amounts described above;

(viii) all “accounts” (as defined under the UCC) evidencing the rights to the payments and amounts described above; and

(ix) all “proceeds” (as defined in the UCC) of any of the foregoing.

“Sagard” shall have the meaning set forth in the preamble.

“Sagard Cayman” shall have the meaning set forth in the preamble.

“Sagard Cayman Purchase Price” shall have the meaning set forth in Section 6.03(b).

“Sagard Cayman Purchased Interest” shall mean Sagard Cayman’s right to its Allocation Percentage of the Parent True-Up Payments and the cash received pursuant to the Royalties and Milestone Interests.

“Sagard Cayman Purchaser Account” shall have the meaning set forth in Schedule 2.02(c).

“Sagard Confidentiality Agreement” means the Confidentiality Agreement dated as of October 1, 2021 by and between Sagard Healthcare Royalty Partners LP and Parent (by Ladenburg Thalmann & Co. Inc. as its representative), as amended February 24, 2022.

“Sagard Director” shall have the meaning set forth in the Operating Agreement.

“Sagard Ireland” shall have the meaning set forth in the preamble.

“Sagard Ireland Purchase Price” shall have the meaning set forth in Section 6.03(c).

“Sagard Ireland Purchased Interest” shall mean Sagard Ireland’s right to its Allocation Percentage of the Parent True-Up Payments and the cash received pursuant to the Royalties and Milestone Interests.

“Sagard Ireland Purchaser Account” shall have the meaning set forth in Schedule 2.02(c).

“Sagard Purchased Interest” shall mean, collectively, the Sagard Cayman Purchased Interest and the Sagard Ireland Purchased Interest.

“SEC” shall mean the U.S. Securities and Exchange Commission and any successor agency having substantially the same functions.

“Second Escrow Release Trigger” shall mean the earliest date on which at least two of the three following events have occurred and are continuing: (i) [*] is manufacturing and supplying Tirbanibulin API to Parent, Seller, Almirall and/or Almirall LLC, and/or (ii) [*] has qualified one of its facilities to manufacture and supply Tirbanibulin API to Almirall and/or Almirall LLC, and/or (iii) [*] are manufacturing and supplying Tirbanibulin API to Almirall and/or Almirall LLC (or if [*] have been sold by Parent, such operations have commenced manufacturing and supplying Tirbanibulin API to Almirall and/or Almirall LLC pursuant to a supply agreement with [*]); provided that as of such earliest date, there has been no actual or alleged (by Almirall or Almirall LLC) Event of Default by Seller or Parent that has occurred and is continuing that would reasonably be expected to result in Losses or alleged Losses of at least $750,000.

“Section [*] Set-off” shall mean (i) any Set-off taken by Almirall, Almirall LLC, any of their Affiliates or any Sublicensees pursuant to Section [*] and/or Section [*] of the License Agreement against any of the Royalties or Milestone Interests with respect to any [*], and (ii) any adjustment to the financials of the License Agreement or the Supply Agreement by Almirall, Almirall LLC, any of their Affiliates or any Sublicensees (whether pursuant to Section [*] of the License Agreement or otherwise) as a result of the exercise by [*] of any [*] right under Section [*] or Section [*] of the License Agreement, in each case regardless of whether Seller or Parent agrees or disagrees that all or any portion of such Set-Off was properly taken by Almirall or Almirall LLC.

“Security Agreement” shall mean each of the Parent Security Agreement and Seller Security Agreement, collectively, the “Security Agreements”.

“Segregated Account” shall mean the restricted cash account of Parent at Key Bank identified on Exhibit H.

“Seller” shall have the meaning set forth in the preamble.

“Seller Account” shall have the meaning set forth in Schedule 2.02(d).

“Seller Director” shall mean a director designated by Parent in accordance with the Operating Agreement.

“Seller Indemnified Party” shall have the meaning set forth in Section 8.05(b).

“Seller Partner” shall have the meaning set forth in Section 3.07(b).

“Servicing Agreement” shall mean the Servicing Agreement to be entered into by Parent and Seller pursuant to Section 7.1(o) of the Parent/Seller Asset Purchase Agreement following the Closing Date.

“Set-off” shall have the meaning set forth in Section 3.14.

“Step-in Period” shall mean “Step-in Period” as such term is defined in the License Agreement, as such period may be extended pursuant to Section 8.3(e) of the License Agreement.

“Sublicensee” shall mean “Sublicensee” as such term is defined in the License Agreement.

“Subsidiary” or “Subsidiaries” shall mean with respect to any Person (i) any corporation of which the outstanding capital stock having at least a majority of votes entitled to be cast in the election of directors under the ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority voting interest under ordinary circumstances is at the time owned, directly or indirectly, by such Person.

“Supply Agreement” shall mean the Supply Agreement, dated as of March 13, 2018 by and among Parent (and on and after the Closing Date, Seller), Almirall and Almirall LLC, as amended, supplemented or modified from time to time.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 7.01.

“Territory” shall mean “Territory” as such term is defined in the License Agreement.

“Third Party” shall mean any Person other than Purchasers, Seller or Parent.

“Tirbanibulin API” means commercial grade Tirbanibulin active pharmaceutical ingredient for Klisyri or other Licensed Product.

“Trade Secrets” shall have the meaning ascribed to it in the Know-How Assignment Agreement.

“Trademarks” shall mean all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including (i) all renewals of trademark and service mark registrations and (ii) all rights whatsoever accruing thereunder or pertaining thereto throughout the world, together, in each case, with the goodwill of the business connected with the use thereof.

“Transaction Documents” shall mean, collectively, this Agreement, the Bills of Sale, the Pledge Agreement, the Parent and Seller Security Agreement, the Escrow Agreement, the Almirall Instruction, the Counterparty Instructions, upon execution and delivery pursuant to Section 7.1(o) of the Parent/Seller Purchase Agreement, the Servicing Agreement, the Parent/Seller Asset Purchase Agreement, and, upon execution and delivery pursuant to Section 5.13 of this Agreement, the Deposit Account Agreement.

“Transaction Expenses” shall have the meaning set forth in Section 8.14.

“True-Up Amount” shall have the meaning set forth in Section 2.02(e).

“True-Up Payments” shall have the meaning set forth in Section 2.02(e).

“UCC” shall mean the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Purchasers’ security interest on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“U.S.” shall mean “U.S.” as such term is defined in the License Agreement.

“Valid Claim” shall mean “Valid Claim” as such term is defined in the License Agreement.

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED INTERESTs

Section 2.01 Purchase and Sale.

(a) Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell, assign, transfer and convey to (i) each Oaktree Purchaser, and each Oaktree Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to such Oaktree Purchaser’s applicable Oaktree Purchased Interest, (ii) Sagard Cayman, and Sagard Cayman shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Sagard Cayman Purchased Interest, and (iii) Sagard Ireland, and Sagard Ireland shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Sagard Ireland Purchased Interest, in each case free and clear of any and all Liens other than the precautionary security interest granted by Seller to Purchasers pursuant to Section 2.01(e) below.

(b) Seller and Purchasers intend and agree that the sale, assignment, transfer and conveyance of the Purchased Interests under this Agreement shall be, and is, a true sale by Seller to Purchasers that is absolute and irrevocable and that provides Purchasers with the full benefits of ownership of the Purchased Interests, and neither Seller nor Purchasers intend the transactions contemplated hereunder to be, or for any purpose (including tax purposes) characterized as, a loan from Purchasers to Seller or a pledge or security agreement. Seller waives any right to contest or otherwise assert that this Agreement is other than a true sale by Seller to Purchasers under Applicable Law, which waiver shall be enforceable against Seller in any bankruptcy or insolvency proceeding relating to Seller.

(c) Seller hereby consents to Purchasers recording and filing, at Purchasers’ sole cost and expense, financing statements (and continuation statements with respect to such financing statements when applicable) meeting the requirements of Applicable Law in such manner and in such jurisdictions as are necessary or appropriate to (i) evidence or perfect the sale, assignment, transfer and conveyance by Seller to Purchasers, and the purchase, acquisition and acceptance by Purchasers from Seller, of the respective Purchased Interests and (ii) perfect the security interest in the Purchased Interests granted by Seller to Purchaser pursuant to Section 2.01(e).

(d) Seller intends for the conveyance to Purchasers of the Purchased Interests to be reflected on Seller’s balance sheet and other financial statements as a sale of the Purchased Interests to Purchasers and shall be reflected on Purchasers’ balance sheets and other financial statements as a purchase of the Purchased Interests from Seller; provided that the foregoing statements shall not bind the parties hereto regarding the reporting of the transactions contemplated by the Transaction Documents for GAAP and SEC reporting purposes in accordance with Applicable Law.

(e) Notwithstanding that Seller and Purchasers expressly intend for the sale, assignment, transfer and conveyance of the Purchased Interests to be a true, complete, absolute and irrevocable sale and assignment, in the event that any transfer of the Purchased Interests contemplated by this Agreement is held not to be a sale, Seller hereby assigns, conveys, grants and pledges to (i) each Oaktree Purchaser, as security for Seller’s obligations to such Oaktree Purchaser created hereunder, a security interest in and to all of Seller’s right, title and interest in, to and under such Oaktree Purchaser’s applicable Oaktree Purchased Interest, (ii) Sagard Cayman, as security for Seller’s obligations to Sagard Cayman created hereunder, a security interest in and to all of Seller’s right, title and interest in, to and under the Sagard Cayman Purchased Interest, and (iii) Sagard Ireland, as security for Seller’s obligations to Sagard Ireland created hereunder, a security interest in and to all of Seller’s right, title and interest in, to and under the Sagard Ireland Purchased Interest in case of each of clause (i), (ii) and (iii) whether now owned or hereafter acquired, and any proceeds (as such term is defined in the UCC) thereof and, solely in such event, this Agreement shall constitute a security agreement.

Section 2.02 Payments in Respect of the Purchased Interests.

(a) Payments by Seller to Purchasers. Except as otherwise provided for in the Deposit Account Agreement when executed and delivered, Seller shall pay to Purchasers all amounts in respect of the Purchased Interests in accordance with Section 2.02(c) and Section 2.02(e) below. Notwithstanding the terms of the Almirall Instruction, this Agreement, the Parent/Seller Asset Purchase Agreement, and, when executed and delivered, the Deposit Account Agreement, if Almirall, Almirall LLC, any Sublicensee, or any other Person makes any future payment(s) of amounts with respect to which Purchasers are purchasing the Purchased Interests to Seller, Parent, or any of its or their Affiliates, then (i) the portion of such payment that represents Purchased Interests shall be held by Seller, Parent, or such Affiliate in trust for the benefit of the applicable Purchaser(s) in a segregated account, (ii) Seller, Parent, or such Affiliate shall have no right, title or interest whatsoever in such payment(s) and shall not create or suffer to exist any Lien thereon, other than those Liens created in favor of Purchasers by Sections 2.01(c) and (e) hereof or as required under the Deposit Agreement or the Escrow Agreement, and (iii) Seller, Parent, or such Affiliate promptly, and in any event no later than two Business Days following the receipt by Seller, Parent, or such Affiliate of such portion of such payment(s), shall remit such portion of such payment(s) to the applicable Oaktree Purchaser Account (defined in Schedule 2.02(c)), Sagard Cayman Purchaser Account (defined in Schedule 2.02(c)), and Sagard Ireland Purchaser Account (defined in Schedule 2.02(c)), as applicable, by wire transfer of immediately available funds and notify such Purchaser(s) of such receipt and provide reasonable details regarding the amounts so received by Seller, Parent, or such Affiliates.

(b) Payments by a Purchaser to Seller and/or another Purchaser. If a Purchaser shall, notwithstanding the provisions of the Almirall Instruction, this Agreement and, when executed and delivered, the Deposit Account Agreement, receive from Almirall, Almirall LLC or any other Person or Governmental Authority (i) any payment that consists of amounts in respect of the Purchased Interest of another Purchaser, (ii) any Excluded Asset or (iii) any payment that does not consist entirely of the Purchased Interest of such Purchaser (to the extent such payment does not otherwise fall under clause (i) or clause (ii)), such Purchaser shall hold such amounts in trust for the benefit of Seller or such other Purchaser (or, if applicable, Almirall and/or Almirall LLC), as applicable, and such Purchaser shall promptly (and in any event no later than two (2)

Business Days) following the date such Purchaser becomes aware of its receipt thereof, notify Seller and the other Purchaser (and, if applicable, Almirall and/or Almirall LLC) of such receipt and provide reasonable details regarding amounts so received by such Purchaser and (A) remit to the other Purchaser any payment or portion thereof to the extent it consists of amounts in respect of the Purchased Interest of such other Purchaser and/or (B) remit to Seller any payment or portion thereof constituting an Excluded Asset and/or (C) remit to Seller or Almirall or Almirall LLC, if applicable, any payment or portion thereof that otherwise does not consist entirely of such Purchaser’s Purchased Interest or such other Purchaser’s Purchased Interest.

(c) Seller shall make all payments required to be made by it to Purchasers pursuant to this Agreement by wire transfer of immediately available funds, without Set-off or deduction or withholding for or on account of any Taxes except as permitted by Section 8.07, to the accounts listed on Schedule 2.02(c) (or to such other account as the applicable Purchaser shall notify Seller in writing from time to time) (collectively, the “Purchaser Accounts”).

(d) Each Purchaser shall make all payments required to be made by it to Seller pursuant to this Agreement by wire transfer of immediately available funds, without Set-off or deductions or withholding for or on account of any Taxes except as permitted by Section 8.07, to the account listed on Schedule 2.02(d) (or to such other account as Seller shall notify Purchaser in writing from time to time) (the “Seller Account”).

(e) True-Up Payments. In the event that Almirall, Almirall LLC, any of their Affiliates or any Sublicensees takes any Impermissible Set-off against any of the Royalties or Milestone Interests under the License Agreement or the Supply Agreement in any Calendar Quarter, each of Seller and, subject to Section 5.16, Parent (as indemnitor pursuant to the Parent Indemnity set forth in Section 5.16), jointly and severally, shall promptly (and in any event no later than thirty (30) calendar days) following notice of the occurrence of the applicable Impermissible Set-off (and regardless of whether Seller or Parent agrees or disagrees that all or any portion of such Impermissible Set-Off was properly taken by Almirall or Almirall LLC) pay to Purchasers the full amount of such Impermissible Set-off (each such amount, a “True-Up Amount” and each such payment a “True-Up Payment”) pro rata to each Purchaser based on its respective ownership of the Purchased Interests (and after Seller and/or Parent, as the case may be, makes such payment, Seller and/or Parent, as the case may be, shall be entitled to, and Purchasers shall not be entitled to, any amounts recovered from Almirall and/or Almirall LLC in respect of such Impermissible Set-off). Once Seller, Parent, Purchasers, and the Depositary Bank have executed and delivered the Deposit Account Agreement pursuant to Section 5.13, all True-Up Payments payable to Purchasers shall be satisfied (i) first, out of funds remaining in the Deposit Account after payment to the Purchaser Accounts of all amounts actually received from Almirall and Almirall LLC on account of the Royalties and Milestone Interests, if any, (ii) second, out of funds held by Seller in any Other Account in respect of Seller’s Retained Interest or payments received under Other Product Licenses or Other Product Agreements, if any, and (iii) third, by direct payment by Parent to the Purchaser Accounts pursuant to the Parent Indemnity set forth in Section 5.16. All True-Up Payments shall be made to the Deposit Account (or to Purchaser accounts directly, as applicable) within 30 calendar days following notice of the occurrence of the applicable Impermissible Set-off regardless of whether Parent or Seller agrees or disagrees that all or any portion of such Impermissible Set-Off was properly taken by Almirall or Almirall LLC.

(f) Reimbursements.

(i) In the event that Almirall informs Seller of any overpayment pursuant to the last sentence of Section 4.6(a) of the License Agreement that resulted in any overpayment to any Purchaser in respect of its Purchased Interest, then subject to Section 10.8 of the License Agreement, upon written notice by Seller to such Purchaser, such Purchaser shall, within ten (10) Business Days following (i) the receipt of such notice by Purchaser if there is no Dispute by Purchasers as to the occurrence or amount of such overpayment, or (ii) a decision or other resolution pursuant to Section 10.8 of the License Agreement if there is a Dispute by Purchasers with respect to the occurrence or amount of any overpayment, repay such overpayment in respect of its Purchased Interest to Almirall or Almirall LLC, as applicable, and provide evidence to Seller confirming such payment.

(ii) In the event that the applicable accounting firm concludes in connection with any audit undertaken pursuant to Section 4.8 of the License Agreement that amounts were overpaid by Almirall and/or Almirall LLC during the period audited and such overpayment resulted in any overpayment to any Purchaser in respect of its Purchased Interest, upon written notice by Seller to such Purchaser, Purchaser shall, within ten (10) Business Days following receipt of such notice, repay such overpayment in respect of its Purchased Interest to Almirall or Almirall LLC, as applicable, and provide evidence to Seller confirming such payment.

(iii) In the event of any actual recoveries within the scope of clause (vi) of the definition of Royalties or clause (ii) of the definition of Milestone Interests, before any of such recoveries are paid over to Purchasers, Seller shall recoup from such recoveries that portion of its reasonable unreimbursed out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by it in connection with any actions taken by it against Almirall and/or Almirall LLC to obtain such recoveries but in each case only to the extent such out-of-pocket costs and expenses are (i) directly related to the enforcement of such rights and to obtaining such recoveries and (ii) are in excess of Seller’s Applicable Percentage of the total costs and expenses incurred by the Parties hereto in connection with the enforcement of such rights and obtaining such recoveries, whether the recoveries are by settlement or otherwise.

(iv) In the event that Seller seeks to obtain any recoveries within the scope of clause (vi) of the definition of Royalties or clause (ii) of the definition of Milestone Interests and is unable to recoup from such recoveries that portion of its reasonable unreimbursed out-of-pocket costs and expenses as set forth in and pursuant to clause 2.02(f)(iii) above, upon written notice by Seller to Purchasers, Purchasers shall, within ten (10) Business Days following receipt of such notice, pay to Seller, on a pro rata basis based on their respective ownership of the Purchased Interests, the amount of such unrecouped costs and expenses as set forth in clause 2.02(f)(iii) above (which, for the avoidance of doubt, shall exclude any reimbursement for Seller’s Applicable Percentage of the total costs and expenses incurred by the Parties hereto in connection with obtaining such recoveries).

(v) In the event that Seller institutes or participates in any action, suit or proceeding or otherwise seeks to exercise any remedy under Section 5.05(h) (other than actions suits or proceedings seeking recoveries within the scope of clause (vi) of the definition of Royalties or clause (ii) of the definition of Milestone Interests, which are covered in Section 2.02(f)(iii) above), before any actual recoveries from any such action, suit, proceeding or other remedies are paid to Purchasers, if applicable, Seller shall recoup from such recoveries that portion of its out-of-pocket costs and reasonable expenses, including reasonable attorneys’ fees, incurred in connection with the actions, suits, proceedings or other remedies taken to obtain such recoveries, but in each case only to the extent such out-of-pocket costs and expenses are (i) directly related to the enforcement of such rights and to obtaining such recoveries and (ii) are in excess of Seller’s Applicable Percentage of the total costs and expenses incurred by the Parties hereto in connection with the enforcement of such rights and obtaining such recoveries, whether the recoveries are by settlement or otherwise.

(vi) In the event that Seller seeks to obtain any recoveries by instituting or participating in any action, suit, proceeding or other remedy under Section 5.05(h) and is unable to recoup from such recoveries that portion of its costs and reasonable expenses as set forth in and pursuant to clause 2.02(f)(v) above, upon written notice by Seller to Purchasers, Purchasers shall, within ten (10) Business Days following receipt of such notice, pay to Seller, on a pro rata basis based on their respective ownership of the Purchased Interests, the amount of such unrecouped costs and expenses as set forth in clause 2.02(f)(v) above (which, for the avoidance of doubt, shall exclude any reimbursement for Seller’s Applicable Percentage of the total costs and expenses incurred by the Parties hereto in connection with obtaining such recoveries).

(g) Unless and until this Agreement is terminated pursuant to Section 7.01, Seller shall not amend, modify, supplement, restate, waive or change the Almirall Instruction or any Counterparty Instruction except as provided in Section 5.13(b).

Section 2.03 Purchase Price.

In full consideration for the sale of the Purchased Interests, pursuant to Section 6.03 and subject to the terms and conditions set forth herein, Purchasers shall pay to Seller, or its designee, and the Escrow Agent, on the Closing Date, the aggregate sum of $85,000,000 (the “Purchase Price”) by wire transfer.

Section 2.04 No Assumed Obligations or Liabilities.

Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchasers are acquiring only the Purchased Interests and are not assuming any liability or obligation of Seller or Parent (or any of their respective Affiliates) of whatever nature (including but not limited to all liabilities and obligations with respect to any Section [*] Set-off or Other Set-off), whether presently in existence or arising or asserted hereafter, whether under the License Agreement, any Ancillary Agreement, the Parent/Seller Asset Purchase Agreement, the Servicing Agreement (when entered into following the Closing), the Purchased Product Assets, the Retained Product Assets, the Other Product Licenses, the Other Product Agreements, any

Transaction Document or otherwise. All such liabilities and obligations (including but not limited to all liabilities and obligations with respect to any Section [*] Set-off and Other Set-off) shall be retained by and remain obligations and liabilities of, as applicable, Seller, Parent, or their respective Affiliates (the “Excluded Liabilities and Obligations”).

Section 2.05 Excluded Assets.

Except as expressly set forth in this Agreement or in the other Transaction Documents, Purchasers do not, by purchase of the Purchased Interests hereunder or otherwise, acquire any assets or contract rights of Seller or Parent under the License Agreement, any of the Ancillary Agreements, the Parent/Seller Asset Purchase Agreement, the Servicing Agreement (when entered into following the Closing), the Excluded Assets, the Purchased Product Assets, the Retained Product Assets, the Other Product Licenses, the Other Product Agreements, any Transaction Document, the Athenex Patent Rights, any Proprietary Information or any other assets of Seller or Parent, other than the Purchased Interests.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Except as set forth on the Disclosure Schedules of Seller and Parent (including any Disclosure Schedules delivered pursuant to Section 5.18), which exceptions shall be deemed to be part of the representations and warranties of Seller or Parent, as applicable, each of Seller and Parent, subject to Section 5.16(c) and Section 8.05(i), on a joint and several basis, hereby represents and warrants to each of Purchasers as of the Effective Date and the Closing Date the following (with Seller being deemed to make the representations and warranties that relate specifically to Seller (and only Seller), Parent being deemed to make the representations and warranties that relate specifically to Parent (and only Parent), and both Seller and Parent being deemed to make the representations and warranties that do not relate specifically to either Seller or Parent:

Section 3.01 Organization.

(a) Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all limited liability company power and authority and all licenses, authorizations, consents and approvals required to own its property and to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by this Agreement and the Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents (except, in each case, where the failure to have such licenses, authorizations, consents or approvals could not reasonably be expected to result in a Material Adverse Effect). Seller is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to do so could reasonably be expected to result in a Material Adverse Effect.

Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and authority and all licenses, authorizations, consents and approvals required to own its property and to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents and to perform its obligations under the Transaction Documents, the License Agreement, the Ancillary Agreements, the Other Product Licenses and Other Product Agreements (except, in each case, where the failure to have such licenses, authorizations, consents or approvals could not reasonably be expected to result in a Material Adverse Effect). Parent is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to do so could reasonably be expected to result in a Material Adverse Effect.

(b) Seller was formed on May 3, 2022, for the sole purpose of acquiring the Purchased Product Assets as contemplated by Parent/Seller Asset Purchase Agreement and, when executed, the Servicing Agreement, selling the Purchased Interest to Purchasers as contemplated hereby and otherwise performing its obligations under the Transaction Documents. Seller has not been, is not, and will not be engaged, in any business unrelated to effecting the transactions contemplated by the Transaction Documents except as provided in the Other Product Licenses and Other Product Agreements, and except as permitted by the Operating Agreement and the Transaction Documents. The sole assets of Seller that it has owned or will own consist exclusively of the Purchased Product Assets and any rights arising under the Transaction Documents. Seller has not assumed any obligations under the License Agreement, the Supply Agreement or any other Ancillary Agreement and all such obligations remain with Parent pursuant to the Parent/Seller Asset Purchase Agreement and the Almirall Assignment Agreement. Since the date of Seller’s formation, Seller has not incurred any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person, except as required to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. Seller has no obligations or liabilities, except those incurred in connection with, and pursuant to the Transaction Documents and the transactions contemplated thereby. Seller has not and does not intend to make an election to be treated as other than a disregarded entity for U.S. federal income tax purposes.

Section 3.02 Corporate Authorization.

Seller and Parent each has all necessary corporate power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The execution and delivery of each Transaction Document and the performance by Seller and Parent of their respective obligations hereunder and thereunder have been duly authorized by all necessary corporate or limited liability company action on the part of Seller and Parent. Each of the Transaction Documents to which Seller and/or Parent is party has been duly authorized, executed and delivered by an authorized officer or member of such party and each Transaction Document constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally and general equitable principles.

Section 3.03 Governmental and Third Party Authorizations.

The execution and delivery by Seller and Parent of the Transaction Documents, the performance by each of Seller and Parent of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including (i) the sale, assignment, transfer, conveyance and granting of all rights with respect to the Purchased Product Assets by Parent to Seller and the retention of all obligations with respect to the Purchased Product Assets by Parent as provided in the Parent/Seller Asset Purchase Agreement and (ii) the sale, assignment, transfer, conveyance and granting of the Purchased Interests to Purchasers), do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by, or in respect of, or filing with, any Governmental Authority or any other Person, except for the filing of UCC financing statements and the notice to Almirall and Almirall LLC contained in the Almirall Instruction.

Section 3.04 Ownership.

(a) Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Purchased Interests and has good and valid title thereto, free and clear of all Liens (other than Liens granted in favor of Purchasers hereunder). The Purchased Interests sold, assigned, transferred and conveyed by Seller to Purchasers on the Closing Date have not been pledged, sold, contributed, assigned, transferred or conveyed by Seller to any other Person. Seller has full right to sell, contribute, assign, transfer, and convey the Purchased Interests to Purchaser. Upon the sale, assignment, transfer and conveyance by Seller of the Purchased Interests to Purchasers, Purchasers shall acquire good and valid title to the Purchased Interests free and clear of all Liens (other than Liens granted in favor of Purchasers hereunder and under the Transaction Documents) and immediately after the Closing shall be the exclusive owners of the Purchased Interests.

(b) Upon consummation of the transactions contemplated by the Transaction Documents, Seller will own or Control all of the Athenex Patent Rights free and clear of all Liens (other than Liens granted in favor of Purchasers hereunder, the rights granted to the Counterparties under the License Agreement, the Ancillary Agreements, the Other Product Licenses and Other Product Agreements (each, as in effect on the date hereof), and the rights granted to Parent under the Servicing Agreement, when entered into following the Closing).

(c) Parent and the Assigning Affiliates are the sole and exclusive owners of the Trade Secrets, and no other Person (including any Affiliate of Athenex other than the Assigning Affiliate) has any ownership interest in the Trade Secrets.

Section 3.05 Solvency.

Each of Seller and Parent has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents and its authorization, execution and delivery of the Transaction Documents, Seller’s and Parent’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (i) the fair saleable value of each of Seller’s and Parent’s assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (ii) the present fair saleable value of each of Seller’s and Parent’s respective assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as such debts, liabilities and other obligations become absolute and matured, (iii) each of Seller and Parent will be able to pay its debts, liabilities and other obligations, including contingent obligations, as they become absolute and matured, (iv) neither Seller nor Parent will be rendered insolvent, will have unreasonably small capital with which to engage in its business, (v) neither Seller nor Parent has incurred, will incur or has present plans or intentions to incur, debts or liabilities beyond its ability to pay such debts or liabilities as they become absolute and matured (vi) neither Seller nor Parent will have become subject to any Bankruptcy Event and (vii) neither Seller nor Parent will have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. No step has been taken or is intended by Seller or Parent or, to the Knowledge of Seller and Parent, any other Person, to make Seller or Parent subject to a Bankruptcy Event.

Section 3.06 Litigation.

There is no (i) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the Knowledge of Seller or Parent, threatened, in respect of Seller, Parent, or any of their respective Subsidiaries, the Athenex Patent Rights, the Licensed Products, the Purchased Interests, the License Agreement, the Ancillary Agreements, or the Purchased Product Assets, at law or in equity, or (ii) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the Knowledge of Seller and Parent, threatened against Seller, Parent, or any of their respective Subsidiaries, in each case with respect to clauses (i) and (ii) above, which, (x) if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (y) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which Seller or Parent is party. To the Knowledge of Seller and Parent, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, claim, investigation, proceeding or inquiry.

Section 3.07 Compliance with Laws.

(a) None of Seller, Parent or any of their respective Subsidiaries (i) is in violation of, or has violated, and (ii) to the Knowledge of Seller and Parent, is under investigation with respect to, or been threatened to be charged with or has been given notice of any violation of, any Applicable Law or any judgment, order, writ decree, injunction, stipulation, consent order, permit or license granted, issued or entered by, any Governmental Authority, in each case, which could reasonably be expected to result in a Material Adverse Effect. Each of Seller, Parent, and any Affiliate of Seller or Parent is in compliance with the requirements of all Applicable Laws, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(b) Seller and Parent have all Registrations from the FDA, EMA, comparable foreign counterparts or any other Governmental Authority required to conduct their respective businesses as currently conducted, except where the failure to have all such Registrations would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities. Each of such Registrations is valid and subsisting in full force and effect, except where the failure to thereof would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities. To the Knowledge of Seller and Parent, neither the FDA nor any comparable Governmental Authority is considering limiting, suspending, or revoking such Registrations. To the Knowledge of Seller and Parent, there is no false or materially misleading information or significant omission in any Licensed Product application or other notification, submission or report to the FDA or any comparable Governmental Authority that was not corrected by subsequent submission, and all such applications, notifications, submissions and reports provided by Seller or Parent were true, complete, and correct in all material respects as of the date of submission to FDA or any comparable Governmental Authority. Neither Seller nor Parent has failed to fulfill and perform its material obligations which are due under each such Registration, and no event has occurred or condition or state of facts exists which would constitute a breach or default under any such Registration, in each case that would reasonably be expected to cause the revocation, termination or suspension or material limitation of any such Registration, including but not limited to any form of clinical hold order. To the Knowledge of Seller and Parent, any third party that develops, researches, manufactures, commercializes, distributes, sells or markets Licensed Products pursuant to an agreement with Seller (a “Seller Partner”) is in compliance with all Registrations from the FDA and any comparable Governmental Authority insofar as they pertain to Licensed Products, and each such Seller Partner is, and has been, in compliance with applicable Public Health Laws, except where the failure to so be in compliance would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities.

(c) Each of Seller and Parent is and has been in compliance with all Public Health Laws, except to the extent that any such non-compliance, individually or in the aggregate, could not reasonably be expected to result in Material Regulatory Liabilities.

(d) To the extent applicable, all Licensed Products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold, marketed or delivered by or on behalf of Seller and Parent that are subject to the jurisdiction of the FDA or any comparable Governmental Authority have been and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold, marketed or delivered in compliance with the Public Health Laws, except for such non-compliance that would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities. To the Knowledge of Seller and Parent, there are no defects in the design or technology embodied in any Licensed Products that are reasonably expected to prevent the safe and effective performance of any such Licensed Product for its intended use (other than such limitations specified in the applicable package insert), except for such defects that would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities. None of the Licensed Products has been the subject of any products liability or warranty action against Seller, Parent or any Seller Partner, or any non-legal claim for clinical trial compensation by trial participants.

(e) Neither Seller nor Parent is currently subject to any material obligation arising pursuant to a Regulatory Action with respect to any Licensed Product and, to the Knowledge of Seller and Parent, no such material obligation or Regulatory Action has been threatened by a Governmental Authority in writing. In addition, and without limitation on the foregoing, neither Seller nor Parent has received any written notice or communication from the FDA, comparable foreign counterparts or any other Governmental Authority alleging material non-compliance with any Public Health Law or comparable foreign laws with respect to any Licensed Product.

(f) To the Knowledge of Seller and Parent, no Seller Partner has received any written notice or communication from the FDA or any other Governmental Authority alleging material non-compliance with any Public Health Law, including without limitation any notice of inspectional observation, notice of adverse finding, notice of violation, warning letters, untitled letters or other notices from the FDA relating to such Seller Partner’s agreements with Seller or Parent. There have been no recalls, field notifications, field corrections, market withdrawals or replacements, detentions, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an actual or potential lack of safety, efficacy, or regulatory compliance of any Licensed Products (“Safety Notices”) or clinical hold orders issued by the FDA with respect to an ongoing or anticipated clinical trial of any Licensed Product, and to the Knowledge of Seller and Parent, there are no facts or circumstances that are reasonably likely to result in (x) a Safety Notice, (y) a material change in labeling of any Licensed Product, (z) a termination or suspension of research, testing, manufacturing, distribution, or commercialization of any Licensed Product.

(g) Neither Seller, Parent, nor any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof is a party to, or bound by, any written order, individual integrity agreement, corporate integrity agreement, deferred or non-prosecution agreement or other written agreement with any Governmental Authority concerning their compliance with Federal Health Care Program Laws.

(h) Neither Seller, Parent, nor any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, nor to the Knowledge of Seller and Parent, any Seller Partner: (i) has been, since December 11, 2017, charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (ii) has had, since December 11, 2017, a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (iii) has been listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (iv) to the Knowledge of Seller and Parent, is the target or subject of any current or potential suit, claim, action, proceeding, arbitration, mediation, inquiry, subpoena or investigation relating to any of the foregoing or any Federal Health Care Program-related offense, or which could result in the imposition of material penalties or the debarment, suspension or exclusion from participation in any Federal Health Care Program. Neither Seller, Parent, nor any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, nor any Seller Partner, has been debarred, excluded, disqualified or suspended from participation in any Federal Health Care Program or under any FDA Laws (including 21 U.S.C. § 335a).

(i) Neither Seller, Parent, nor any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, nor to the Knowledge of Seller and Parent, any Seller Partner, has, since December 11, 2017, violated or engaged in any activity that is in violation of any Federal Health Care Program Laws or cause for false claims liability, civil penalties or mandatory or permissive exclusion from any Federal Health Care Program, except where the violation would not reasonably be expected to result, either individually or in the aggregate, in Material Regulatory Liabilities.

(j) To the Knowledge of Seller and Parent, no Person has filed or has threatened to file against Seller an action relating to any FDA Law, Public Health Law or Federal Health Care Program Law under any whistleblower statute, including without limitation, the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

Section 3.08 Conflicts.

(a) Neither the execution and delivery of this Agreement or any other Transaction Document nor the performance or consummation of the transactions contemplated hereby and thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation, termination of or loss of benefit under, constitute a default (with or without notice or lapse of time, or both) under, or require prepayment under, give any Person the right to exercise any remedy or Set-off or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, any provisions of (A) any Applicable Law, or any judgment, order, writ, decree, permit or license of any Governmental Authority, in each case to which Seller, Parent, or any of their respective Subsidiaries or any of their respective assets or properties are subject or bound, or (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation, or instrument to which Seller, Parent, or any of their respective Subsidiaries is a party or by which Seller, Parent, or any of their respective Subsidiaries or any of their respective assets or properties is bound or committed (other than those contracts, agreements, commitments or instruments described in clause (ii) of this Section 3.08(a), which are not covered by the representation and warranty of this clause (i)(B) of this Section 3.08(a) and are instead covered by the representation and warranty in clause (ii) of this Section 3.08(a), and other than any such contravention, conflict, breach, violation, cancellation, termination, loss of benefit, default, prepayment, remedy, rights or acceleration that, in each case or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect); (ii) contravene, conflict with, result in a breach, violation, cancellation, termination of or loss of benefit under, or constitute a default (with or without notice or lapse of time, or both) under, or require prepayment under, give any Person the right to exercise any remedy or Set-off (including any Impermissible Set-off) or obtain any additional rights (including the right to receive payment of additional amounts) under, or accelerate the maturity or performance of or payment under, in any respect, any term or provision of, any contract, agreement, indenture, lease, license, deed, commitment, obligation, or instrument to which Almirall and/or Almirall LLC, on the one hand, and Seller and/or Parent or any of its or their Subsidiaries, on the other hand, is a party, or by which Almirall, Almirall LLC, Seller and/or Parent or any of its or their Subsidiaries or any of their respective assets or properties is bound or committed, including without limitation the License Agreement and the Ancillary Agreements; (iii) contravene, conflict with, result in a breach, violation, cancellation, termination of or loss of benefit under, constitute a default (with or without notice or lapse of time, or both) under, or accelerate the performance provided by, any provisions of the certificate of incorporation or by-laws (or other organizational or constitutional documents) of Seller, Parent, or any of their respective Subsidiaries; (iv) require any notification to, filing with, or consent of, any Person (including Almirall and Almirall LLC) or Governmental Authority other than the Almirall Instruction and the Counterparty Instructions; (v) give rise to any right of termination, suspension, cancellation or acceleration of any right or obligation of Seller, Parent or any of their respective Subsidiaries or any other Person; or (vi) result in the creation or imposition of any Lien or Impermissible Set-Off on the Purchased Interests (other than the Liens granted in favor of Purchasers under the Transaction Documents).

(b) Neither Parent nor Seller has granted, nor does there exist, any Lien on or relating to the License Agreement, the Ancillary Agreements, the Transaction Documents, or the Purchased Interests (other than the Liens granted to the Administrative Agent for the benefit of the Lenders under the Oaktree Credit Agreement prior to giving effect to the Oaktree Consent, and the Liens granted in favor of Purchasers under the Transaction Documents, Other Product Licenses and Other Product Agreements (in each case, as in effect on the Effective Date and Closing Date, as applicable)).

Section 3.09 Broker’s Fees.

Seller has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transaction contemplated by the Transaction Documents, except for Ladenburg Thalmann & Co. Inc. which will be entitled to a fee payable by Parent.

Section 3.10 Patent Rights.

(a) Schedule 3.10(a) of the Disclosure Schedules sets forth an accurate and complete list of all Athenex Patent Rights in existence as of the Effective Date and Closing Date, as applicable, and for each of the patents included in the Athenex Patent Rights listed on Schedule 3.10(a) of the Disclosure Schedules, (i) the countries in which such patents are issued, (ii) the patent number, and (iii) the expected expiration date of the issued patents. Schedule 3.10(a) of the Disclosure Schedules also sets forth, for each pending patent application listed thereon, an accurate and complete list of (i) the countries in which such patent applications are pending, (ii) the patent application number or publication number, and (iii) the filing date of the patent application.

(b) To the Knowledge of Seller and Parent, each of the issued patents included in the Athenex Patent Rights is valid and enforceable. Except as set forth on Schedule 3.10(a), Seller is the exclusive owner of each of the Athenex Patent Rights identified on Schedule 3.10(a) as being owned by Seller. The applications for patent term extension of U.S. Patent No. [*] and of U.S. Patent No. [*] and supplemental protection certificates for EP [*] submitted to the relevant Patent Office with respect to the Athenex Patent Rights are accurate and complete in all material respects and, to the Knowledge of Seller and Parent, there are no facts in existence that would prevent one of the two applications for patent term extension as may be selected by Seller pursuant to Section 5.05(f) and each such application for supplemental protection certificate from being granted for the full period of extension requested therein. Seller and, to the Knowledge of Seller and Parent, Almirall and Almirall LLC, have exercised reasonable diligence in the development of Klisyri during the entire time periods set forth in the applications for patent term extension for U.S. Patent No. [*] and U.S. Patent No. [*] submitted to the U.S. Patent Office on [*].

(c) Klisyri is a “Licensed Product” as defined in the License Agreement.

(d) There are no unpaid maintenance or renewal fees payable by Seller or Parent to any third party that are currently and finally overdue for any of the Athenex Patent Rights. No issued Athenex Patent Rights have lapsed or been abandoned, cancelled or expired except in the Ordinary Course. To the Knowledge of Seller and Parent, each individual associated with the filing and prosecution of the Athenex Patent Rights, including the named inventors of the Athenex Patent Rights, has complied with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known to be material to the patentability of each of the Athenex Patent Rights, in those jurisdictions where such duties exist.

(e) There is no pending or, to the Knowledge of Seller or Parent, threatened (in writing) opposition, interference, reexamination, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, inter-partes review or post grant review proceeding or any other dispute, disagreement, claim or proceeding (each, a “Dispute” and collectively, the “Disputes”), challenging the legality, validity, enforceability or ownership of any of the Athenex Patent Rights. Neither Seller nor Parent has received any notice pursuant to Section 6.3(a) or 6.3(d) of the License Agreement. Neither Seller nor Parent has received any written notice from Almirall or Almirall LLC disclosing that there is any Dispute before any Governmental Authority that is pending or threatened against Almirall or Almirall LLC that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(f) There is no pending or, to the Knowledge of Seller or Parent, threatened action, suit, or proceeding, or any investigation or claim by any Person or Governmental Authority to which Seller or Parent, or to which, to the Knowledge of Seller and Parent, Almirall or Almirall LLC is a party that claims that the Athenex Patent Rights or the marketing, sale or distribution of Licensed Products by Almirall or Almirall LLC pursuant to the License Agreement does or will infringe on any patent or other intellectual property rights of any other Person. Neither Seller nor Parent has received any notice pursuant to Section 6.4(a) of the License Agreement. To the Knowledge of Seller and Parent, no Person is infringing, misappropriating or making any unauthorized use of any Athenex Intellectual Property. There is no pending, or, to the Knowledge of Seller and Parent, threatened action, suit, or proceeding, or any investigation or claim involving the Athenex Intellectual Property by Seller, Parent, Almirall, Almirall LLC or any Counterparty to any Other Product License against any Person in relation to the Athenex Intellectual Property.

Section 3.11 Regulatory Approval, Supply and Marketing.

(a) Parent was primarily responsible for the clinical development of the Current Product and for obtaining Regulatory Approval of the Current Product in the Field under the

License Agreement in the U.S. Almirall has never exercised, or had the right to exercise, its rights under Section 3.3(b)(iii) of the License Agreement.

(b) To the Knowledge of Seller and Parent, Almirall has complied with its obligations to obtain Regulatory Approval for the Current Product in at least one of the Major European Markets as set forth in Section 3.3(a) of the License Agreement. Neither Seller nor Parent has ever attempted to exercise any remedy against Almirall pursuant to Article 3 of the License Agreement.

(c) Concurrent with the closing of the transactions contemplated by this Agreement, Parent and Seller have provided the Purchaser Directors with a true and complete copy of the Quarterly Reports received from Almirall and Almirall LLC by Seller and Parent under Section 4.6(a) of the License Agreement relating to Net Sales of the Current Product through March 31, 2022.

(d) Parent (through the License Agreement and the Ancillary Agreements) is sole party (as among Parent, Seller, Almirall and Almirall LLC) responsible for the manufacturing of the Licensed Product as provided in Article 3A of the License Agreement and in the Supply Agreement. Parent has complied with its obligations under Article 3A of the License Agreement and with its obligations under the Supply Agreement in all material respects.

(e) Almirall has been, and continues to be, and Seller is not, responsible for the marketing, promotion, sales and distribution of the Licensed Products in the Field in the countries of the Territory under the License Agreement. To the Knowledge of Seller and Parent, Almirall has complied with its obligations related to the marketing, promotion, sales and distribution of the Licensed Products set forth in Section 3.4 of the License Agreement.

Section 3.12 Subordination.

The claims and rights of Purchasers created by any Transaction Document in and to the Purchased Interests are not subordinated to any creditor of Seller or Parent or any other Person.

Section 3.13 License Agreement.

(a) Other than the License Agreement and the Ancillary Agreements, there is no contract, agreement or other arrangement (whether written or oral) to which Seller, Parent, or any of their Subsidiaries is a party or by which any of their respective assets or properties is bound or committed for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have an adverse effect on the timing, amount, duration or value in any material respect of the payments to be made to Purchasers in respect of their respective Purchased Interests or their right to receive such payments.

(b) Concurrent with the closing of the transactions contemplated by this Agreement, Parent and Seller have provided the Purchaser Directors with a true, correct and complete copy of (i) the License Agreement and Supply Agreement and (ii) all material notices and correspondences delivered to, or by, Seller or Parent pursuant to, or relating to, the Purchased Interests, the License Agreement or the Ancillary Agreements since December 11, 2017.

(c) Each of the License Agreement and the Ancillary Agreements is in full force and effect and is the legal, valid and binding obligation of Parent, Almirall and Almirall LLC, enforceable against each of them in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors' rights generally and general equitable principles, and immediately following the Closing, each of the License Agreement and the Ancillary Agreements will continue in full force and effect, without modification (except for any modification of the License Agreement provided for in the Almirall Instruction), and each is, and immediately after the Closing, shall remain, the legal, valid and binding obligation of Parent and, to the Knowledge of Seller and Parent, Almirall and Almirall LLC, enforceable against Parent and, to the Knowledge of Seller and Parent, Almirall and Almirall LLC, in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, the UCC, and general equitable principles. The execution, delivery and performance of the License Agreement and the Ancillary Agreements was and is within the corporate powers of Parent and, to the Knowledge of Seller, Almirall and Almirall LLC. The License Agreement and each of the Ancillary Agreements was duly authorized by all necessary action on the part of, and validly executed and delivered by, Parent and, to the Knowledge of Seller and Parent, Almirall and Almirall LLC. There is no breach or default, or event which upon notice or the passage of time, or both, reasonably would be expected to give rise to any breach or default, in the performance of the License Agreement or the Ancillary Agreements by Parent, and, to the Knowledge of Seller and Parent, there is no breach or default, or event which upon notice or the passage of time, or both, reasonably would be expected to give rise to any breach or default, in the performance of the License Agreement or any of the Ancillary Agreements by Almirall or Almirall LLC.

(d) Seller and Parent have not waived any rights or defaults under the License Agreement or any Ancillary Agreement or released Almirall or Almirall LLC, in whole or in part, from any of Parent’s obligations under the License Agreement or any Ancillary Agreement. There are no oral waivers or modifications (or pending requests therefor) in respect of the License Agreement or any Ancillary Agreement. Neither Seller, Parent, Almirall nor Almirall LLC has agreed to amend or waive any provision of the License Agreement or any Ancillary Agreement.

(e) To the Knowledge of Parent and Seller, no event has occurred that would give Almirall or Almirall LLC the right to terminate the License Agreement or any Ancillary Agreement, cease paying Royalties or Milestone Interests under the License Agreement or take any Impermissible Set-off or other Set-off against Royalties or Milestone Interests under the License Agreement. Neither Seller nor Parent has received any notice from Almirall or Almirall LLC (i) asserting that Almirall or Almirall LLC intends to terminate or breach the License Agreement or any Ancillary Agreement, in whole or in part, (ii) asserting that Almirall or Almirall LLC intends to challenge the validity or enforceability of the License Agreement or any Ancillary Agreement or the obligation to pay any portion of the Royalties or Milestone Interests under the License Agreement, (iii) asserting that Almirall or Almirall LLC intends to take any Impermissible Set-off or other Set-off against Royalties or Milestone Interests under the License Agreement, or (iv) alleging that Parent, Almirall or Almirall LLC is in default of its obligations under the License Agreement or any Ancillary Agreement. To the Knowledge of Seller and Parent, there has been no default, violation or breach by Almirall or Almirall LLC under the

License Agreement or any Ancillary Agreement. Neither Seller nor Parent has any intention of terminating the License Agreement or any Ancillary Agreement and neither Seller nor Parent has given Almirall or Almirall LLC any notice of termination of the License Agreement or any Ancillary Agreement, in whole or in part.

(f) Neither Seller nor Parent has received any written notice from Almirall or Almirall LLC indicating that Almirall or Almirall LLC has entered into any sublicense pursuant to Section 2.2(b) of the License Agreement and, to the Knowledge of Seller and Parent, neither Almirall nor Almirall LLC has entered into any such sublicense.

(g) Neither Seller nor Parent has consented to an assignment by Almirall or Almirall LLC of any of Almirall’ s or Almirall LLC’s rights or obligations under the License Agreement or any Ancillary Agreement, and to the Knowledge of Seller and Parent, no such assignment by Almirall or Almirall LLC has been made. Except as provided in the Oaktree Credit Agreement, neither Seller nor Parent has assigned, in whole or in part, or granted, incurred or suffered to exist any Lien on the License Agreement, any Ancillary Agreement or the Purchased Interests.

(h) None of Seller, Parent, Almirall, Almirall LLC or any other Person has made any claim of indemnification under the License Agreement or the Ancillary Agreements.

(i) Neither Seller nor Parent has exercised rights to conduct an audit under the License Agreement.

(j) Neither Seller nor Parent has received any notice from Almirall or Almirall LLC advising Seller or Parent that the obligation of Almirall and Almirall LLC to pay Royalties in a particular country in the Territory could end before the expiration of the last to expire Valid Claim of the Athenex Patent Rights in such country covering the Licensed Products (or the use or manufacture thereof).

(k) As of the Effective Date and Closing Date, as applicable, no proof of concept Phase II Clinical Study has been completed or proposed under the License Agreement. Pursuant to Section 4.3 of the License Agreement (after giving effect to the footnote to Milestone #5 under License Agreement and Milestone #6 under License Agreement), with respect to each of Milestone #5 under License Agreement and Milestone #6 under License Agreement, Seller would be entitled to receive (i) [*] percent ([*]%) of such milestone if the Licensed Product is approved in an Additional Indication (Milestone #5 under License Agreement) or a second Additional Indication (Milestone #6 under License Agreement) and either (A) a proof of concept Phase II Clinical Study is not performed with respect to such Additional Indication, or (B) a proof of concept Phase II Clinical Study is performed with respect to such Additional Indication, but such Phase II Clinical Study is performed by Almirall and/or Almirall LLC at Almirall or Almirall LLC’s entire cost, or (C) a proof of concept Phase II Clinical Study is performed with respect to such Additional Indication, but such Phase II Clinical Study is performed by Seller (and/or Parent) at Seller’s (and Parent’s) entire cost, and (ii) [*] percent ([*]%) of such milestone if a proof of concept Phase II Clinical Study with respect to such Additional Indication is performed by Seller (and/or Parent), but Almirall and/or Almirall LLC elected to fund all out of pocket expenses incurred by Seller (and Parent) in conducting such Phase II Clinical Study. Pursuant to Section 4.3 of the License

Agreement, Seller is entitled to receive the full amount of Milestone #5 under License Agreement and Milestone #6 under License Agreement if the Licensed Product is approved in two Additional Indications in the U.S. and Almirall and/or Almirall LLC conducts Phase II Clinical Studies with respect to such Additional Indications at Almirall’s and Almirall LLC’s sole cost and expense. Almirall’s and Almirall LLC’s right to reduce Milestone #5 under License Agreement and Milestone #6 under License Agreement only applies where Seller performs the proof of concept Phase II Clinical Study with respect to such Additional Indications but Almirall and/or Almirall LLC elects to fund all out of pocket expenses incurred by Seller in conducting such Phase II Clinical Studies.

(l) Neither Parent nor any of its Affiliates has developed or is developing any New Product and Parent has not offered, and has no plans to offer, to Almirall or Almirall LLC to enter into any New Product Transaction pursuant to Section 5.2(aa) of the License Agreement. Parent has not provided any Negotiation Notice to Almirall or Almirall LLC under Section 5.2(aa) of the License Agreement.

Section 3.14 Set-off.

Neither Seller nor Parent is a party to any agreement (other than the License Agreement) providing for a sharing of, or providing for or permitting any right of counterclaim, credit, reduction or deduction by contract or otherwise or permitting any Set-off against, all or any portion of the Royalties or Milestone Interests payable under the License Agreement to Seller. Almirall and Almirall LLC have no contractual right of set-off, rescission, counterclaim, reduction, deduction, crediting against or defense (each a “Set-off”) against the Royalties, the Milestone Interests or any other amounts payable under the License Agreement or the Supply Agreement other than the Impermissible Set-offs or as provided in Section 4.3 of the License Agreement (except to the extent included as an Impermissible Set-off pursuant to clause (f) of the definition thereof) and Section 4.5(b)(i) of the License Agreement. Almirall and Almirall LLC have not exercised, whether under the License Agreement or otherwise, and to the Knowledge of Seller and Parent, Almirall and Almirall LLC have not had the right to exercise (and, to the Knowledge of Seller and Parent, no event or condition exists that, upon notice or passage of time, or both, would permit Almirall or Almirall LLC to exercise), any Set-off (including any Impermissible Set-off) against the Royalties, the Milestone Interests or any other amounts payable under the License Agreement.

Section 3.15 Taxes.

No deduction or withholding for or on account of any Tax has been made, or, to the Knowledge of Seller or Parent, was required under Applicable Law to be made, from any payment made to Seller or Parent under the License Agreement (other than with respect to the payment set forth in Section 4.2(a) of the License Agreement), and all payments required to be paid by Almirall and Almirall LLC pursuant to the License Agreement for any period ending on or prior to the Effective Date and Closing Date, as applicable have been paid in full as and when due free and clear and without any deduction or set-off for or on account of any Taxes. Neither Seller nor Parent has received written notice from Almirall or Almirall LLC of any intention to withhold or deduct any Tax from future payments to Seller or Parent under the License Agreement. There are no Liens for Taxes on the Royalties or Milestone Interests (or any portion thereof), other than Liens for Taxes not yet due and payable. Each of Seller and Parent has filed (or caused to be filed) all Tax Returns required to be filed by it under Applicable Law with respect to the Royalties and Milestone Interests, which were true, correct and complete in all material respects, and has paid all Taxes required to be paid by it with respect to the Royalties and Milestone Interests.

Section 3.16 Licensed Products.

(a) There is no pending injunction, written claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation, complaint, arbitration, mediation, demand, decree or other dispute, disagreement or proceeding by or with any Person against Seller or Parent involving any Licensed Product.

(b) There is no pending or, to the Knowledge of Seller and Parent, threatened, and, to the Knowledge of Seller and Parent, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) could reasonably be expected to give rise to or serve as a basis for any, action, suit or proceeding, or claim by any Person to which Seller or Parent or, to the Knowledge of Seller and Parent, to which Almirall or Almirall LLC, any Affiliate of Almirall or Almirall LLC or any Sublicensee is or could be a party, and neither Seller nor Parent has received any written notice of the foregoing, that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Licensed Product by Almirall or Almirall LLC, any Affiliate of Almirall or Almirall LLC or any Sublicensees pursuant to the License Agreement does or could infringe on any patent or other Intellectual Property rights of any other Person or constitute misappropriation of any other Person’s trade secrets or other Intellectual Property rights. To the Knowledge of Seller and Parent, there are no issued patents owned by any Third Party that limit or prohibit, in any material respect, the manufacture, use or sale of any of Licensed Product by Almirall or Almirall LLC, any Affiliate of Almirall or Almirall LLC or any Sublicensees. Almirall and Almirall LLC are the exclusive licensees of the Athenex Patent Rights in the Territory. Neither Seller nor Parent has received any notice of any, and to the Knowledge of Seller and Parent, there is no, infringement of any of the Intellectual Property rights underlying any Licensed Product.

(c) Klisyri is a “Licensed Product” under the License Agreement and each of the Ancillary Agreements.

(d) Neither Seller nor Parent has received or is otherwise in possession of any written legal opinion concerning or with respect to any intellectual property rights relating to the Licensed Products, including any freedom-to-operate, product clearance, patentability or right-to-use opinion.

Section 3.17 No Other Representations or Warranties.

Except for the representations and warranties contained in this Article III and other than in the case of fraud, neither Seller, Parent, nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or Parent, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchased Interests, the Athenex Intellectual Property, the License Agreement, the

Ancillary Agreements, the Other Product Licenses, the Other Product Agreements, the Licensed Products, the Royalties or the Milestone Interests furnished or made available to Purchasers or their respective representatives (including any information, documents or material delivered to Purchasers, management presentations or in any other form in expectation of the transactions contemplated hereby or by any of the other Transaction Documents) or as to the future sales, regulatory approvals or success of the Licensed Products, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser represents and warrants to Seller, severally and not jointly, as of the Effective Date and the Closing Date the following:

Section 4.01 Organization.

Such Purchaser is a limited partnership or incorporated company (as applicable) duly formed or incorporated (as applicable), validly existing and in good standing under the laws of jurisdiction of its formation, and such Purchaser has all powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.02 Authorization.

Such Purchaser has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by such Purchaser and each Transaction Document constitutes the valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

Section 4.03 Broker’s Fees.

Such Purchaser has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 4.04 Conflicts.

Neither the execution and delivery of this Agreement or any other Transaction Document nor the performance or consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of (A) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which such Purchaser or any of its assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which such Purchaser is a party or by which such Purchaser or any of its assets or properties is bound or committed (other than such contraventions, conflicts, breaches, violations, defaults or accelerations that would not have a material adverse effect on such Purchaser’s ability to consummate the transactions contemplated by this Agreement); (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of any organizational or constitutional documents of such Purchaser; or (iii) require any notification to, filing with, or consent of, any Person or Governmental Authority.

Section 4.05 Access to Information.

Each Purchaser acknowledges that it has (i) reviewed the License Agreement and Ancillary Agreements, the Transaction Documents and such other documents and information relating to the Licensed Products and Athenex Patent Rights and the transactions contemplated by the Transaction Documents provided to it by Seller and (ii) has had the opportunity to ask such questions of, and to receive answers from, representatives of Seller concerning the License Agreement, Ancillary Agreements, Licensed Products, Athenex Patent Rights, Transaction Documents and the transactions contemplated by the Transaction Documents, in each case as it deemed necessary to make an informed decision to purchase its respective portion of the Purchased Interests in accordance with the terms of this Agreement. Such Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing its respective portion of the Purchased Interests in accordance with the terms of this Agreement.

ARTICLE V
COVENANTS

The parties covenant and agree as follows:

Section 5.01 Books and Records; Notices.

(a) As promptly as practicable (but in any event within five Business Days) after receipt by Seller or Parent of notice of any action, claim, suit, demand, investigation, arbitration or other proceeding (commenced or threatened) relating to (i) any Transaction Document, the License Agreement, any Ancillary Agreement, or any of the transactions contemplated hereunder or thereunder, (ii) the Purchased Interests, (iii) the Patent Rights, (iv) the Purchased Product Assets, (v) the Retained Product Assets, or (vi) any default or termination (or threatened default or termination) by Almirall or Almirall LLC under the License Agreement or the Ancillary Agreements, Seller and Parent shall, subject to Section 5.02(j), (x) inform Purchasers and the Purchaser Directors of the receipt of such notice and the substance of such action, claim, suit, demand, investigation, arbitration or proceeding and, (y) if such notice is in writing, shall furnish Purchasers and the Purchaser Directors with a copy of such notice and any related materials with respect to such action, claim, suit, demand, investigation, arbitration or proceeding (subject to any Seller confidentiality obligations with Persons other than Almirall or Almirall LLC to the extent any such notice, related materials and description of the substance of the applicable action, claim, suit, demand, investigation, arbitration or proceeding is subject to such confidentiality obligations).

(b) Seller and Parent shall keep and maintain, or cause to be kept and maintained, full and accurate books of account and records adequate to reflect accurately all financial information it has received, and all amounts paid or received under the License Agreement and/or Ancillary Agreement, and all deposits made in the Deposit Account.

(c) As promptly as practicable (but in any event within five Business Days) after receipt by Seller or Parent of any written notice, certificate, offer, proposal, correspondence, report or other written communication relating directly to the License Agreement, the Royalties, the Milestone Interests, the Purchased Interests, the Licensed Products, or the Patent Rights, Seller or Parent, as the case may be, shall, subject to Section 5.02(j), (i) inform Purchasers and the Purchaser Directors in writing of such receipt, and (ii) furnish Purchasers and the Purchaser Directors with a copy of such notice, certificate, offer, proposal, correspondence, report or other written communication (subject to any Seller confidentiality obligations with Persons other than Almirall or Almirall LLC to the extent any such notice, certificate, offer, proposal, correspondence, report or other written communication is subject to such confidentiality obligations). Neither Seller nor Parent shall send any communication to Almirall, Almirall LLC, any of its or their Affiliates or any Sublicensees that could be reasonably be expected to have a Material Adverse Effect except, in each case, as reasonably jointly instructed by the Purchaser and the Purchaser Directors. Seller and Parent shall, subject to Section 5.02(j), promptly furnish to Purchasers and the Purchaser Directors a copy of any such communication sent by Seller or Parent to Almirall, Almirall LLC, any of its or their Affiliates or any Sublicensees.

(d) Seller and Parent shall provide Purchasers and the Purchaser Directors with written notice as promptly as practicable (and in any event within five Business Days) after obtaining Knowledge of any of the following: (i) the occurrence of a Bankruptcy Event in respect of Seller or Parent; (ii) any breach or default by Seller or Parent of or under any covenant, agreement or other provision of any Transaction Document to which it is party; (iii) any representation or warranty made by Seller or Parent in any of the Transaction Documents or in any certificate delivered to Purchasers pursuant to this Agreement shall prove to be untrue, inaccurate or incomplete in any respect on the date as of which made; (iv) any change, effect, event, occurrence, state of facts, development or condition that could reasonably be expected to be a Material Adverse Effect; (v) any allegation or claim by a Third Party that the making, having made, using, importing, offering for sale or selling of any Licensed Product infringes or could infringe any Intellectual Property rights of such Third Party; or (vi) any Third Party making, having made, using, importing, offering for sale or selling of any product in a manner that infringes any Intellectual Property rights (including the Patent Rights or Know-How) underlying any of the Licensed Products.

(e) Seller and Parent shall notify Purchasers in writing not less than thirty (30) days prior to any change in, or amendment or alteration of, Seller’s or Parent’s (i) legal name, (ii) form or type of organizational structure, (iii) jurisdiction of organization or (iv) organizational identification number issued under Applicable Law.

(f) Subject to applicable confidentiality restrictions (including Section 5.02) and Applicable Laws relating to securities matters, Seller and Parent shall make available such other information within Seller’s or Parent’s Knowledge as Purchasers and the Purchaser Directors may, from time to time, reasonably request with respect to (i) the Purchased Interests, (ii) the

License Agreement, (iii) any Ancillary Agreement, (v) the Licensed Products, (vi) the Patent Rights, and (vii) the condition or operations, financial or otherwise, of Seller or Parent that is reasonably likely to impact or affect the performance of Seller’s and Parent’s obligations hereunder or under the License Agreement or any Ancillary Agreement or Seller’s compliance with the terms, provisions and conditions of this Agreement, the License Agreement, or any Ancillary Agreement, including, at Purchasers’ and the Purchaser Directors’ request, by means of a quarterly teleconference between representatives of Purchasers and the Purchaser Directors, Seller and the Chief Business Officer of Parent.

Section 5.02 Confidentiality; Public Announcement.

(a) Except as expressly authorized in this Agreement or the other Transaction Documents, and subject to Section 5.02(j), each Purchaser hereby agrees to, and to cause any Purchaser Director it designates to, (i) use the Confidential Information solely for the purpose of the transactions contemplated by this Agreement and the other Transaction Documents and as necessary in exercising its rights and remedies and performing its obligations hereunder and thereunder; (ii) keep confidential the Confidential Information; (iii) not furnish or disclose to any Person any Confidential Information; (iv) not make use of the trademark, logo, service mark, trade dress or other mark or symbol identifying or associated with the Licensed Products, any manufacturer, distributor or supplier of the Licensed Products, and (v) take the same commercially reasonable steps to protect the Confidential Information as its takes to protect its own proprietary and confidential information. Notwithstanding anything to the contrary set forth in this Agreement, the parties acknowledge and agree that Confidential Information (other than Almirall Proprietary Information that does not fall within any of the exclusions set forth in Section 7.1(a)-(d) of the License Agreement) shall not include any information to the extent it can be established by competent written records (A) is, at the time of disclosure, or thereafter becomes, a part of the public domain or publicly known or available, other than through any act or omission of Purchaser or a Purchaser Director in breach of the obligations under this Section 5.02, (B) was known to Purchaser or a Purchaser Director at the time of disclosure to Purchaser or a Purchaser Director, (C) is, at the time of disclosure, or thereafter becomes, known to Purchaser or a Purchaser Director from a source that had a lawful right to disclose such information to others or (D) was independently developed by Purchaser or a Purchaser Director without use or reference to any Confidential Information.

(b) Notwithstanding anything to the contrary set forth in this Agreement other than Section 5.02(j), each Purchaser may, without the consent of Seller or Parent, (i) furnish or disclose Confidential Information of Seller or Parent (for the avoidance of doubt, other than Almirall Proprietary Information, which is addressed in Section 5.02(j)) to its or any of its Affiliates’ actual and potential partners, directors, employees, managers, officers, investors, co-investors, financing parties, bankers, lenders, advisors, trustees and representatives (“Representatives”) on a need-to-know basis provided that such Persons shall be informed of the confidential nature of such information and such Persons shall be under confidentiality and non-use obligations with respect to such information on terms substantially similar to this Section 5.02 for a period of at least three (3) years following the end of the Term, (ii) furnish or disclose Confidential Information of Seller or Parent (for the avoidance of doubt, other than Almirall Proprietary Information, which is addressed in Section 5.02(j)) to any potential or actual purchaser, transferee or assignee (including non-Affiliates) of all or any portion of the Purchased

Interest to whom Purchaser is entitled to sell, transfer pledge or assign the Purchased Interest (or portion thereof) under Sections 8.04(a) and (b) of this Agreement provided that such potential or actual purchaser, transferee or assignee shall be informed of the confidential nature of such information and such potential or actual purchaser, transferee or assignee shall be under confidentiality and non-use obligations with respect to such information on terms substantially similar to this Section 5.02 for a period of at least three (3) years following the end of the Term, and (iii) include disclosure of the Purchase Price and the amount and nature of the Purchased Interests in the footnotes to Purchaser’s or any of its Affiliates’ financial statements, to the extent so required by Purchaser’s independent accountants, or include comparable disclosure in Purchaser’s or any of its Affiliates’ unaudited quarterly financial statements provided that the recipients of such financial statements shall be under confidentiality obligations with respect to such information. Each party hereby acknowledges that the United States federal and state securities laws prohibit any Person that has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

(c) In the event that a Purchaser, its Affiliates or their respective Representatives are required by Applicable Law or legal or judicial process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to furnish or disclose any portion of the Confidential Information of Seller or Parent (for the avoidance of doubt, other than Almirall Proprietary Information), Purchaser shall, to the extent legally permitted, provide Seller or Parent, as applicable, as promptly as practicable, with written notice of the existence of, and terms and circumstances relating to, such requirement, so that Seller or Parent, as applicable, may seek a protective order or other appropriate remedy (and, if Seller or Parent seeks such an order, Purchaser, such Affiliates or such Representatives, as the case may be, shall provide, at Seller’s or Parent’s expense, such cooperation as Seller or Parent shall reasonably require). Subject to the foregoing, Purchaser, such Affiliates or such Representatives, as the case may be, may disclose that portion (and only that portion) of the Confidential Information of Seller or Parent that is legally required to be disclosed; provided, however, that Purchaser, such Affiliates or such Representatives, as the case may be, shall exercise reasonable efforts (at Seller’s or Parent’s expense) to obtain reliable assurance that confidential treatment will be accorded any such Confidential Information of Seller or Parent disclosed.

(d) Notwithstanding anything to the contrary contained in this Agreement other than Section 5.02(j), each Purchaser may disclose the Confidential Information of Seller or Parent (for the avoidance of doubt other than Almirall Proprietary Information which is addressed in Section 5.02(j)), including this Agreement, the other Transaction Documents and the terms and conditions hereof and thereof, to the extent necessary in connection with the enforcement of its rights and remedies hereunder or thereunder or as required to perfect Purchaser’s rights hereunder or thereunder; provided that, Purchaser shall only disclose that portion of such Confidential Information of Seller or Parent that its counsel advises that it is legally required to disclose and is necessary to disclose to enforce or perfect its rights and remedies hereunder and thereunder, and will exercise commercially reasonable efforts to ensure that confidential treatment will be accorded to that portion of such Confidential Information of Seller or Parent that is being disclosed, including requesting confidential treatment of information in the Transaction Documents (for purposes of clarity, Purchasers shall not be required to seek confidential treatment with respect to any financing statements permitted under Section 2.01(c) or (e), but the forms of such initial financing statements will be provided to Seller for approval prior to filing, which shall not be unreasonably withheld). In any such event, Purchasers will not oppose action by Seller or Parent to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information of Seller or Parent so disclosed.

(e) [RESERVED]

(f) In addition, Seller and Parent consent and agree that Purchasers may publicly disclose the transaction contemplated by this Agreement as may be required under Applicable Law, including under the Securities Exchange Act of 1934, as amended, or as may be required under applicable stock exchange rules. Prior to any public disclosure by any of the Purchasers pursuant to this Section 5.02(f), the applicable Purchaser or Purchasers will provide a draft of the proposed public disclosure to Seller and Parent for prior approval, which shall not be unreasonably withheld.

(g) Except as set forth below, the Parties’ obligations under this Section 5.02 shall remain in effect during the Term and shall continue until the three (3) year anniversary of the end of the Term; provided, however, that for any and all trade secrets, the Parties’ obligations under this Section 5.02 shall remain in effect during the Term and shall continue for so long as such information qualifies as a trade secret under applicable federal and/or state law.

(h) Parent, Seller and Purchasers shall agree on the initial public announcement of the transactions contemplated by the Transaction Documents. Parent and Seller may thereafter make such further public announcement regarding the transactions contemplated by the Transaction Documents as is it wishes. Purchasers shall be permitted to make such further disclosures as is consistent with such initial public announcement or prior public announcements by Seller or with Parent’s and Seller’s prior written consent not to be unreasonably withheld or delayed.

(i) The confidentiality provisions set forth in this Section 5.02 supersede the provisions of the Sagard Confidentiality Agreement and the Oaktree Confidentiality Agreement in all respects, and all Confidential Information disclosed to any Purchaser prior to the Closing Date shall be instead treated as Confidential Information under this Section 5.02. Upon Closing, the Sagard Confidentiality Agreement and the Oaktree Confidentiality Agreement shall immediately terminate and shall have no further force and effect

(j) Almirall Proprietary Information. Notwithstanding anything in this Article V to the contrary, any notifications or disclosure to be made by Seller or Parent under this Agreement or the Operating Agreement that contain any Almirall Proprietary Information, and any Almirall Proprietary Information otherwise being provided pursuant to this Agreement or the Operating Agreement shall only be provided to Purchaser Directors who have executed and delivered to Seller and Parent a Board Services Agreement agreeing that all such Almirall Proprietary Information shall be and remain subject to the obligations of confidentiality, nondisclosure and non-use as and for the term provided in such Board Services Agreement and

Article VII of the License Agreement, and shall not be provided to Purchasers, provided that Purchasers shall be entitled to receive redacted copies of such notifications or disclosures if all Almirall Proprietary Information is redacted or removed from such notifications or disclosures. For the avoidance of doubt, no Almirall Proprietary Information shall be furnished or disclosed to Purchasers and no Almirall Proprietary Information shall be furnished or disclosed by any Person pursuant to Sections 5.02(b), (c) or (d) unless such Almirall Proprietary Information falls within any of the exclusions set forth in Section 7.1(a)-(d) of the License Agreement.

Section 5.03 Reports.

Subject to Section 5.02(j), Seller and Parent shall, within three (3) Business Days following (a) the receipt by Seller or Parent of each Quarterly Report required under Section 4.6(a) of the License Agreement, deliver to Purchasers and the Purchaser Directors a copy of such Quarterly Report for such Calendar Quarter and (b) the receipt by Seller or Parent of any report, notice or other communication from Almirall and Almirall LLC required under Section 4.6(a) of the License Agreement with respect to Almirall’ s and Almirall LLC’s calculation of Net Sales for the applicable Calendar Year, deliver to Purchasers and the Purchaser Directors a copy of such report, notice or other communication.

Section 5.04 Commercially Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each party hereto will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Laws and regulations to consummate the transactions contemplated by any Transaction Document to which Seller, Parent or Purchasers, as applicable, is party, including to perfect the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Interests to Purchasers pursuant to this Agreement. Following the Closing, Purchasers, Seller, and Parent agree to (i) execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable, or reasonably requested by the other party hereto, in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document, (ii) perfect, protect, more fully evidence, vest and maintain in Purchasers good, valid and marketable rights and interests in and to the Purchased Interests free and clear of all Liens, other than Liens in favor of Purchasers pursuant to the Transaction Documents or Liens granted by Purchasers, (iii) create, evidence and perfect each of Purchaser’s back-up security interests granted pursuant to Section 2.01(e) and the first priority security interests granted pursuant to the Security Agreements, and (iv) enable Purchasers to exercise or enforce any of Purchaser’s rights under any Transaction Document to which Seller or Purchaser as applicable, is party, including following the Closing Date (which, for purposes of clarity, shall not limit or otherwise affect in any manner Seller’s or Parent’s rights or remedies or entitlement to exercise or enforce those rights or remedies under any Transaction Document).

(b) Seller and Parent on the one hand and Purchasers on the other hand shall cooperate and provide assistance as reasonably requested by the other party and at the other party’s expense (except as otherwise set forth herein) in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which the other party hereto or any of its officers, directors, equityholders, shareholders, members, partners, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the Purchased Interests or the transactions described herein or therein, but in all cases excluding any litigation brought by Seller or Parent against any Purchaser or brought by any Purchaser against Seller or Parent.

(c) Without limiting any other obligation of Seller or Parent under this Agreement, Seller and Parent shall comply with all Applicable Laws with respect to the Transaction Documents to which it is a party, the License Agreement, the Ancillary Agreements and the Purchased Interests, the violation of which could reasonably be expected to result in a Material Adverse Effect.

(d) Neither Seller nor Parent shall enter into any Contract, or grant any right to any other Person, in any case that would (i) have an adverse effect on the timing, amount, duration or value in any material respect of the payments to be made to Purchasers in respect of their respective Purchased Interests or their right to receive such payments or (ii) reasonably be expected to conflict with the Transaction Documents or serve or operate to limit, circumscribe or alter any of Purchasers’ rights under the Transaction Documents (or Purchasers’ ability to exercise any such rights), except in the case of clause (ii) for Permitted Liens and Permitted Product Licenses; provided, that Seller’s relationship with Almirall and Almirall LLC in respect of the subject matter of this Section 5.04(d) shall be governed by Section 5.05.

Section 5.05 License Agreement and Ancillary Agreements.

(a) Neither Seller nor Parent shall, without the prior written consent or direction of Purchasers, (i) forgive, release or compromise any royalties or other amounts owed to or becoming owing to it under the License Agreement or Ancillary Agreements, (ii) except as permitted by Section 8.04(c), assign (including by merger, operation of Applicable Law or otherwise), modify, supplement, restate, waive, amend, cancel, terminate, or grant any consent with respect to, in whole or in part, any rights or obligations under the License Agreement or the Ancillary Agreements constituting, involving or affecting the Purchased Interests or Purchasers’ rights and obligations under this Agreement, or fail to exercise (in whole or in part), any of their rights under the License Agreement or the Ancillary Agreements constituting, involving or affecting the Purchased Interests or Purchasers’ rights and obligations under this Agreement or the Transaction Documents (other than as expressly permitted under this Agreement or the Transaction Documents), (iii) enter into any new agreement or legally binding arrangement (whether written or oral) in respect of the Purchased Interests, the Athenex Intellectual Property, the Almirall Intellectual Property, the Compound or the Licensed Products, except, in each case, as permitted by Section 5.15, the Servicing Agreement (when entered into following the Closing) or the Transaction Documents, (iv) modify, supplement, restate, waive, amend, cancel or terminate (or consent to any of the foregoing), in whole or in part, any provision of the Almirall Instruction or the Counterparty Instructions, or (v) consent to Almirall’s or Almirall LLC’s assignment, conveyance, grant, pledge, encumbrance or transfer of, in whole or in part, any rights or obligations under the License Agreement or the Ancillary Agreements but only to the extent that Seller has a right to consent to any such action by Almirall or Almirall LLC under the License Agreement or the Ancillary Agreements. Seller shall promptly (and in any case within five (5) Business Days) deliver to Purchasers and Purchaser Directors copies of all fully-executed or definitive writings related to the matters set forth in clauses (i)-(v) above (provided that if any such writing contains Almirall Proprietary Information, Purchasers (but not Purchaser Directors) shall only be entitled to receive a redacted copy of such writings with any Almirall Proprietary Information being redacted).

(b) Neither Seller nor Parent shall, without the prior written consent or direction of Purchasers, withhold or grant any consent, exercise or waive (or fail to exercise or waive) any right or option, or take or fail to take any action in respect of, affecting or relating to the Purchased Interests, the License Agreement, or the Ancillary Agreements in any manner that would, in each case, reasonably be expected to: (i) result in an Material Adverse Effect, (ii) conflict with or cause a default under, or a breach or termination of, this Agreement, any Transaction Document, the License Agreement or any Ancillary Agreement, or (iii) otherwise limit or impair the ability of a Purchaser to exercise any right granted to such Purchaser herein or in the Transaction Documents.

(c) Parent shall timely and fully perform and comply with each of its duties and obligations under the License Agreement and the Ancillary Agreements, including the obligation to pay on a timely basis any amounts due to Almirall and Almirall LLC thereunder and to manufacture and supply the Licensed Product to Almirall and Almirall LLC under the Ancillary Agreements. Promptly following its receipt of each Quarterly Report, if required by Almirall or Almirall LLC, Seller shall deliver an invoice to Almirall and Almirall LLC with respect to Royalties payable by Almirall and Almirall LLC in respect of the Calendar Quarter covered by such Quarterly Report directing payments be made in accordance with the Almirall Instruction, and shall furnish a copy of such invoice to Purchaser and Purchaser Directors (provided that if such invoice contains any Almirall Proprietary Information, Purchasers shall only be entitled to receive a redacted copy of such invoice with any Almirall Proprietary Information being redacted). Promptly following its receipt of notice from Almirall or Almirall LLC of the achievement of any milestone event in Section 4.3 or 4.4 of the License Agreement, Seller shall deliver an invoice to Almirall pursuant to Section 4.7(a) of the License Agreement directing payment of the applicable Milestone Interest in accordance with the Almirall Instruction and shall furnish a copy of such invoice to Purchaser and Purchaser Directors (provided that if such invoice contains any Almirall Proprietary Information, Purchasers shall only be entitled to receive a redacted copy of such invoice with any Almirall Proprietary Information being redacted). Seller agrees that it shall not seek to exercise its co-promotion rights under Article 3B of the License Agreement during the Term without the prior written consent of Purchasers and Parent; provided that neither Seller nor Parent shall have any obligation to exercise such co-promotion rights regardless of whether or not Purchasers have provided such written consent or have otherwise directed the same.

(d) If, during the Term, Seller or Parent learns of any actual, alleged or threatened infringement by any Person of any of the Athenex Intellectual Property or Almirall Intellectual Property, any declaratory judgment action or other suit, action or other proceeding relating to the Athenex Intellectual Property or Almirall Intellectual Property, or any other actual or potential proceeding contemplated by Section 6.3 of the License Agreement, Seller or Parent shall promptly notify Purchasers and Purchaser Directors and provide to Purchasers and Purchaser Directors with available evidence of such infringement or such proceeding (provided that if such evidence or information relating to such proceeding contains any Almirall Proprietary Information, Purchasers shall only be entitled to receive a redacted copy of such evidence with any Almirall Proprietary Information being redacted). Seller shall consult with Purchasers (through Purchaser Directors, if any) and may, and, to the extent permitted by Section 6.3 of the License Agreement, if requested in writing by Purchasers shall, at Seller’s expense, proceed, in consultation with Purchaser Directors and in accordance with the terms and conditions of the License Agreement, to institute a suit, action or other proceeding and to use its commercially reasonable efforts to enforce and defend the Athenex Intellectual Property and to exercise such rights and remedies relating to such suit, action or proceeding as shall be available to Seller under the License Agreement, Applicable Laws, rules and regulations or under principles of equity, unless Seller, Purchasers (through Purchaser Directors, if any), and Almirall (and/or Almirall LLC as the case may be) mutually agree that Almirall or Almirall LLC (and not Seller) will institute a suit, action or other proceeding to enforce or defend the Athenex Intellectual Property and exercise such rights and remedies relating to such suit, action or proceeding as shall be available under Applicable Laws, rules and regulations or under principles of equity, including, for purposes of clarity, with respect to any certification or notice as described in Section 6.3(d) of the License Agreement. As between Seller, Parent, and Purchasers, Parent shall be directly responsible for, and shall pay when due, (i) all costs and expenses incurred in connection with any action, suit or proceeding that is subject to Section 6.3 of the License Agreement (including but not limited to any costs and expenses required to be paid or reimbursed by Parent to Almirall and/or Almirall LLC under Section 6.3 of the License Agreement) and (ii) all damages awarded or settlement payments made (including future royalty or similar payments) to any Third Parties with respect thereto or in connection therewith, and all such amounts set forth (i) and (ii) above shall be Excluded Liabilities and Obligations under this Agreement.

(e) If, during the Term, Seller or Parent learns of any claim by any Third Party that is subject to Section 6.4 of the License Agreement, Seller and Parent shall promptly notify Purchasers, provide Purchasers with available information relating to such claim (provided that if such information relating to such claim includes any Almirall Proprietary Information, Purchasers shall only be entitled to receive a redacted copy of such information with any Almirall Proprietary Information being redacted), and consult with Purchasers regarding the appropriate response to such claim. If, pursuant to Section 6.4 of the License Agreement, Parent has the obligation to defend against such claim, then Parent shall proceed, in consultation with Purchasers, to defend against such claim and to exercise such rights and remedies relating to such claim as shall be available to Seller, Parent, Almirall or Almirall LLC under Applicable Laws, rules and regulations or under principles of equity, unless Seller (in consultation with Purchasers) and Almirall (or Almirall LLC as the case may be) mutually agree that Almirall (or Almirall LLC as the case may be), and not Parent, will institute a suit, action or other proceeding to defend (or take appropriate action to defend) against such claim and exercise such rights and remedies relating to such suit, action or proceeding or other defense as shall be available under Applicable Laws, rules and regulations or under principles of equity. Parent shall be directly responsible for and pay when due all costs and expenses (including reasonable attorneys’ fees) incurred by Seller or Parent (including but not limited to any costs and expenses required to be paid or reimbursed by Parent to Almirall and/or Almirall LLC under Section 6.4 of the License Agreement) in connection with any defense, action or settlement of any claim that is subject to Section 6.4 of the License Agreement and shall pay all damages awarded or settlement payments made (including future royalty or similar payments) to any Third Parties (including Almirall or Almirall LLC to the extent required to be paid or reimbursed by Parent to Almirall or Almirall LLC pursuant to Section 6.4 of the License Agreement) with respect thereto (all of which shall be Excluded Liabilities and Obligations under this Agreement) in accordance with Section 6.4 of the License Agreement.

(f) Seller shall, at Parent’s cost and expense, file, prosecute and maintain in full force and effect all patents and pending patent applications included in the Athenex Patent Rights, except where the failure to do so would not reasonably be likely to result in a Material Adverse Effect. Seller agrees to keep Purchasers reasonably informed of the course of patent prosecution, application or other proceedings with respect to the Patent Rights (including the status of any existing or future application for patent term extension or supplemental protection certificate with respect thereto and shall furnish to Purchasers all communications among Almirall, Almirall LLC, Seller and/or the relevant Patent Offices with respect thereto). Seller shall consult with Purchasers and at their direction continue to pursue and accept (i) patent term extension for either U.S. Patent No. [*] or U.S. Patent No. [*] (as Purchasers may direct in their sole and absolute discretion) and (ii) supplemental protection certificates for EP [*], in each case to the fullest extent permitted by Applicable Law.

(g) (i) As promptly as practicable (and in any case within five (5) Business Days) after receiving written or oral notice from Almirall or Almirall LLC (A) terminating the License Agreement or any Ancillary Agreement (in whole or in part) or any of its obligations thereunder, (B) alleging any breach of or default under the License Agreement or any Ancillary Agreement by Parent or the occurrence or continuance of any Back-Up Trigger under the Supply Agreement, (C) asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to an Impermissible Set-off or a breach of or default under the License Agreement or any Ancillary Agreement by Parent or the right to terminate the License Agreement or any Ancillary Agreement (in whole or in part) or any of its obligations thereunder by Almirall or Almirall LLC, (D) that could otherwise reasonably be expected to result in a Material Adverse Effect or (E) any other correspondence relating to the foregoing, or (ii) Seller or Parent otherwise obtains Knowledge of any fact, circumstance or event that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passes of time, or both) to give rise to an Impermissible Set-off or a breach of or default under the License Agreement or any Ancillary Agreement by Parent or give rise to the right to terminate the License Agreement or any Ancillary Agreement (in whole or in part) or any of its obligations thereunder by Almirall or Almirall LLC or could otherwise reasonably result in a Material Adverse Effect, in each case, Seller and Parent shall (x) provide written notice to Purchasers and the Purchaser Directors describing in reasonable detail the relevant breach or default or Impermissible Set-off, including a copy of any written notice received from Almirall and/or Almirall LLC (provided that if such notice includes any Almirall Proprietary Information, Purchasers shall only be entitled to receive a redacted copy of such notice with any Almirall Proprietary Information being redacted), and, in the case of any breach or default or alleged breach or default by Parent, Seller and Parent shall consult with Purchasers through Purchaser Directors, if any, as to any action Seller proposes to take to have Parent dispute or cure such alleged breach or default and (y) Parent shall use its commercially reasonable efforts (including at the direction of Purchasers through Purchaser

Directors, if any) at Parent’s sole cost and expense, to either (i) dispute such breach or default, (ii) cure as promptly as practicable such breach or default, or (iii) otherwise resolve such dispute. In connection with any such dispute, Parent shall, if requested by Purchasers, employ such counsel as Parent deems appropriate (as long as such counsel is reasonably acceptable to Purchasers and provided that Parent shall not be required to employ more than one counsel). Parent shall be responsible for paying, when due, all costs and expenses (including reasonable attorneys’ fees) incurred in connection with the actions contemplated by this Section 5.05(g).

(h) As promptly as practicable after obtaining Knowledge of any threatened or actual breach of or default under the License Agreement or any Ancillary Agreement by Almirall or Almirall LLC or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the License Agreement or any Ancillary Agreement by Almirall or Almirall LLC or the right to terminate the License Agreement or any Ancillary Agreement (in whole or in part) by Seller, in each case, Seller (i) shall promptly (but in any event within five Business Days) provide written notice to Purchasers and Purchaser Directors and provide Purchasers and Purchaser Directors with a written summary of all material details thereof (provided that if such summary contains any Almirall Proprietary Information, Purchasers shall only be entitled to receive a redacted copy of such summary with any Almirall Proprietary Information redacted), (ii) shall consult with Purchaser Directors as to Seller’s proposed response to such threatened or actual breach or default, including giving a written notice to Purchasers and Purchaser Directors describing in reasonable detail any action Seller proposes to take as a possible response (provided that if such notice contains any Almirall Proprietary Information, Purchasers shall only be entitled to receive a redacted copy of such notice with any Almirall Proprietary Information redacted), together with a copy of any written notice that Seller proposes to send to Almirall or Almirall LLC, as applicable, and (iii) act in accordance with Purchasers’ reasonable instructions (provided through Purchaser Directors, if any) to take such permissible actions (including commencing legal action against Almirall or Almirall LLC, as applicable) to enforce compliance by Almirall or Almirall LLC, as applicable, with the relevant provisions of the License Agreement and the Ancillary Agreements and to exercise any or all of Purchasers’ and Seller’s rights and remedies, whether under the License Agreement, any Ancillary Agreement or by operation of law, with respect thereto. In connection with any such response and enforcement of rights and remedies under the License Agreement and/or any Ancillary Agreement, Seller shall, if requested by Purchasers, employ such counsel as it deems appropriate (as long as such counsel is reasonably acceptable to Purchasers and provided that Seller shall not be required to employ more than one counsel). The Parent shall be responsible for paying, when due, all costs and expenses (including reasonable attorneys’ fees) incurred in connection with the actions contemplated by this Section 5.05(h), subject to the reimbursement provisions of Section 2.02(d). Seller shall make available its relevant records and personnel to Purchasers (through Purchaser Directors, if any) in connection with any prosecution of litigation by Seller against Almirall and/or Almirall LLC to enforce any of Seller’s rights under the License Agreement or the Ancillary Agreements, and Parent shall provide reasonable assistance to file and bring the litigation, including, if required to bring the litigation, being joined as a party plaintiff (provided that if any records or information provided in connection with providing such records, personnel or assistance contains any Almirall Proprietary Information, Purchasers shall only be entitled to receive a redacted copy of records or information with any Almirall Proprietary Information redacted).

(i) Seller shall not commence any proof of concept Phase II Clinical Study with respect to any Additional Indications pursuant to Section 4.3 of the License Agreement without the prior written consent of Purchasers.

(j) Parent shall not cease performing its obligations with respect to Manufacturing (as defined in the Supply Agreement) and supplying the Tirbanubulin API, Klisyri (or, as applicable, any other Licensed Product) as a Commercial Product (as defined in the Supply Agreement) to Almirall and Almirall LLC in the Territory, in each case pursuant to the terms of the Supply Agreement and the License Agreement. Parent shall not permit any Back-Up Trigger to occur under the Supply Agreement.

(k) Except as provided under the Pledge Agreement, or as permitted in the following sentence, Parent shall not sell, dispose of or create any Lien on any Class A Membership Units held by Parent during the Term (it being understood that Seller must remain an Affiliate of Parent during the Term, other than to the extent Seller ceases to be an Affiliate of Parent in accordance with the operation of any of the Transaction Documents). Neither Parent nor any parent entity of Parent shall enter into any (a) transaction of merger, consolidation or amalgamation with, or (b) sale of all or substantially all of the assets of Parent (or such parent entity) (including all Class A Membership Units held by Parent) to, any other Person other than a Qualified Assignee (which, for the avoidance of doubt, shall include an entity whose parent entity is a Qualified Assignee) in connection with a Change of Control.

(l) There is no first demand bank guaranty currently in existence pursuant to Section 4.2(b) of the License Agreement and any prior first demand bank guaranty has terminated or expired and is of no further force and effect.

Section 5.06 Audits.

Seller shall not, without the prior written consent of Purchasers, and Seller shall, upon the written request of Purchasers (through the Purchaser Directors, if any), but in each case subject to the requirements of the License Agreement, exercise its rights to cause an inspection or audit of Almirall’s and Almirall LLC’s books and records to be conducted pursuant to, and in accordance with, Section 4.8 of the License Agreement (each, a “License Party Audit”). In conducting a License Party Audit at the request of Purchasers, subject to the terms of the License Agreement, Seller shall engage an independent certified public accounting firm of recognized standing (one of the so-named Big Four accounting firms provided that it is not then then the auditing firm of Almirall, Almirall LLC, Seller or any of Purchasers) and reasonably acceptable to Seller. As promptly as practicable after completion of any License Party Audit, Seller shall deliver to Purchaser Directors and Purchasers a copy of an audit report summarizing the results of such License Party Audit (provided that if the audit report contains any Almirall Proprietary Information, Purchasers shall only be entitled to receive a redacted copy of such audit report with any Almirall Proprietary Information being redacted). All of the expenses of any such License Party Audit (including, without limitation, the fees and expenses of the independent public accounting firm) that would otherwise be borne by Seller pursuant to the License Agreement shall instead be borne (as such expenses are incurred) by Seller and Purchasers pro rata based on their respective Applicable Percentages, provided that any reimbursement by Almirall or

Almirall LLC of the expenses of the License Party Audit shall belong to Seller and Purchasers (to be apportioned among them pro rata based on their respective Applicable Percentages).

Section 5.07 Notice.

Seller and Parent shall provide Purchasers and Purchaser Directors with written notice as promptly as practicable (and in any event within five (5) Business Days) after obtaining Knowledge of any of the following (provided that if any such notice contains any Almirall Proprietary Information, Purchasers shall only be entitled to receive a redacted copy of such notice with any Almirall Proprietary Information being redacted):

(i) the occurrence of a Bankruptcy Event with respect to Seller or Parent or the occurrence of an equivalent event with respect to Almirall or Almirall LLC;

(ii) any material breach or default by Seller or Parent of any covenant, agreement or other provision of this Agreement or any other Transaction Document;

(iii) any representation or warranty made by Seller or Parent in any of the Transaction Documents or in any certificate delivered to Purchasers pursuant to any Transaction Documents shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made;

(iv) the occurrence of any material default or event of default under the Oaktree Credit Agreement or any Permitted Secured Indebtedness;

(v) any written notice, report or other communication, together with copies of the same, received from or on behalf of Almirall or Almirall LLC that relate to the License Agreement, any Patent Rights (including any applications for patent term extensions and supplemental protection certificates with respect thereto), any actual or potential Regulatory Approval, or the Purchased Interests;

(vi) the occurrence of any event(s) or the existence of any circumstance(s) that, individually or in the aggregate, would reasonably be expected to result in an Impermissible Set-off or a Material Adverse Effect;

(vii) the occurrence of any Default;

(viii) the existence of an actual or threatened Dispute; or

(ix) the occurrence of any event or the existence of any circumstance that (with or without notice or lapse of time, or both) would reasonably be expected to result in or serve as a basis for any action, suit or proceeding, or any claim, or the receipt of any written notice of the foregoing, that involves the transactions contemplated by the Transaction Documents or the Purchased Interests.

Subject to Applicable Laws relating to securities matters, Parent and Seller shall provide Purchasers with written notice as promptly as practicable and in any event within ten (10) Business Days prior to the occurrence of a Change of Control.

Section 5.08 Set-offs.

Seller shall, and shall cause each of its Affiliates to, include in any future agreements with Almirall, Almirall LLC or any of their Affiliates an express prohibition against any Set-off by Almirall, Almirall LLC, their Affiliates or Sublicensees based on any overpayment to, or any amount due from, Seller or its Affiliates under such agreement against the Royalties or Milestone Interests or any part thereof, and Seller shall not, and shall cause each of its Affiliates not to, amend any existing agreement with Almirall or any of its Affiliates or Sublicensees to provide for any Set-off by Almirall or any of its Affiliates or Sublicensees based on any overpayment to, or any amount due from, Seller or its Affiliates under any such agreement against the Royalties or Milestone Interests or any part thereof.

Section 5.09 Interest.

If a payment under this Agreement (which, for purposes of clarity, shall not include any amount payable by Almirall or Almirall LLC under the License Agreement) is not made within ten (10) Business Days following the date on which such payment is due, such outstanding payment shall accrue interest (from (and including) such tenth (10th) Business Day to (but excluding) the date upon which full payment is made) at the annual rate equal to 2% plus the Prime Rate on such tenth (10th) Business Day and calculated on the basis of a 365- or 366-day year, as applicable, for the number of days in the accrual period. Payment of accrued interest will accompany payment of the outstanding payment.

Section 5.10 Grant of Rights.

Neither Seller nor Parent shall grant any right to any Person or enter into any agreement with any Person, and Seller shall not sell, transfer, convey or assign or pledge all or any portion of the Retained Interest to any Person in any case that would (i) have an adverse effect on the timing, amount, duration or value in any material respect of the payments to be made to Purchasers in respect of their respective Purchased Interests or their right to receive such payments or (ii) reasonably be expected to conflict with the Transaction Documents or serve or operate to limit, circumscribe or alter any of Purchasers’ rights under the Transaction Documents (or Purchasers’ ability to exercise any such rights).

Section 5.11 New Arrangements.

(a) Without limiting the provisions of Section 5.05, in the event that (i) the License Agreement is terminated by Almirall, Almirall LLC or Seller with respect to the Territory as a whole, solely with respect to the U.S. or solely with respect to any of the Major European Markets (it being understood that Seller shall not terminate, or provide prior written notice of termination of, the License Agreement or any Ancillary Agreement (in whole or in part) without the prior written consent of Purchasers), or (ii) the License Agreement is otherwise terminated (in whole or in part) in accordance with the terms of the License Agreement, then in the case of each of clause (i) and clause (ii) above, Seller shall:

(A) at the direction of Purchasers, exercise and enforce all of Seller’s rights and remedies under and subject to the terms of the License Agreement and Applicable Law, including, as applicable, and if requested by Purchasers, instructing Almirall and/or Almirall LLC in writing, as the case may be, to:

(1) transfer to Seller copies of all of the materials set forth in the portion of the first sentence in Section 8.4(e) of the License Agreement prior to subclause (i) thereof;

(2) transfer and assign to Seller (or confirm such assignment) all right, title and interest in and to the items set forth in Section 8.4(e)(i) of the License Agreement;

(3) acknowledge and reconfirm the grant by Almirall of all of the licenses granted by Almirall in accordance with Section 8.4(e)(ii) of the License Agreement in compliance with Almirall’s obligations under Section 8.4(e) of the License Agreement; and

(4) provide all information with respect to, and to assign to, Seller any Product-Related Contracts as Purchasers may designate and to seek any necessary third party consents with respect thereto, all in accordance with Section 8.4(e)(iv) of the License Agreement (and Seller shall not instruct Almirall and/or Almirall LLC to assign any Product-Related Contracts not so designated by Purchasers)

(the rights set forth in this Section 5.11(A), the “Reverted Rights”);

(B) use its commercially reasonable efforts (in consultation with Purchasers, including, if requested by Purchasers, engaging, at Parent’s sole expense, an adviser selected by Purchasers to assist Seller to) promptly to negotiate a replacement license arrangement or arrangements with one or more substitute licensees or ancillary agreements for the Athenex Intellectual Property, the Licensed Products and the Reverted Rights, covering the broadest possible, commercially reasonable use within the Territory, and providing for the most favorable, commercially reasonable economic terms (to the licensor) reasonably practicable at such time, but in each case only to the extent consistent with and not in violation of the rights of Seller and obligations of Parent under the surviving provisions of the License Agreement and the Ancillary Agreements and the rights and obligations of Seller and Parent under the Other Product Licenses and Other Product Agreements (each such replacement licensing arrangement, a “New Arrangement”); and

(C) provide assistance to and cooperate with Purchasers in such efforts as Purchasers may undertake in connection with the negotiation of a New Arrangement.

(b) Should Seller or Purchasers identify any potential New Arrangement(s), such party shall provide prompt written notice to the other parties of the terms of any such New Arrangement and any documentation related thereto, and Purchasers shall have the right to participate, at their election, in the negotiation of the New Arrangement, and Seller shall not enter into any definitive documentation with respect to such New Arrangement without Purchasers’ prior written consent. Seller agrees to duly execute and deliver such New Arrangement (each, a “New License Agreement”) promptly upon the written request of Purchasers, provided that any such New Arrangement does not impose any materially greater economic or other material obligations on Parent than existed under the License Agreement and Ancillary Agreements as of immediately prior to the termination of the License Agreement. In the event Seller enters into a New Arrangement, Seller agrees to comply with the provisions of this Agreement in connection with the New License Agreement. Thereafter, each New License Agreement shall be included for all purposes in the definition of “License Agreement” under this Agreement, and any payments due under such New License Agreement that are similar or analogous to the Purchased Interests (including with respect to the amounts of the Purchased Interests as based on, in part, the Royalties and Milestone Interests and their amount, timing, duration and value under the License Agreement), and any rights under such New License Agreement that are similar or analogous to those included in Purchased Interests, shall be included as “Purchased Interests” for all purposes under this Agreement, in each case, without any further action by the parties hereto to amend this Agreement or the Bill of Sale, and that the rights and obligations of Parent and Seller under this Agreement in respect of the License Agreement shall otherwise apply, mutatis mutandis, as appropriately adjusted for the terms of such New Arrangement. Notwithstanding the foregoing, as soon as practicable following the execution of a New License Agreement by each party thereto, (i) Purchasers and Seller shall cooperate with one another to make mutually agreed amendments to this Agreement and to the Bills of Sale that give effect to the immediately preceding sentence and (ii) Seller shall deliver to the licensee under such New License Agreement an instruction letter substantially similar to the Almirall Instruction (with references to Almirall and Almirall LLC and the License Agreement replaced by references to such licensee and such New License Agreement).

Section 5.12 Almirall Transactions.

Neither Seller nor Parent shall, without the prior written consent of Purchasers, enter into any transaction or series of transactions with Almirall, Almirall LLC or any of their respective Affiliates whereby Almirall, Almirall LLC together with their respective Affiliates (a) acquires 50% or more of the voting or equity interests of Seller or Parent or otherwise acquires control of Seller or Parent, in each case whether by merger, consolidation, equity issuance or purchase, reorganization, combination or otherwise, (b) acquires all or substantially all of the assets of Seller or Parent or all or substantially all of the assets relating to the Licensed Products, the Athenex Intellectual Property or the Excluded Assets, or (c) has assigned to any of them the License Agreement, the Ancillary Agreement, the Athenex Intellectual Property or Excluded Assets or any of Seller’s or Parent’s rights or obligations thereunder.

Section 5.13 Deposit Account.

(a) Following the Closing, each of the parties hereto shall, acting reasonably, promptly (and in any case within ninety (90) calendar days), take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to establish and at all times maintain a deposit account (the “Deposit Account”) and another segregated account (the “Other Account”) at a mutually agreeable financial institution (the “Depositary Bank”), and shall enter into a deposit account agreement containing terms consistent with this Agreement, in form and substance reasonably satisfactory to Purchasers, the Depositary Bank, Seller and Parent (the consent of Seller and Parent not to be unreasonably withheld) (the “Deposit Account Agreement”). The Deposit Account Agreement shall provide that (i) all amounts received in the Deposit Account shall be distributed (x) first, to the Oaktree Purchaser Accounts and the Sagard Purchaser Accounts in satisfaction of the Purchased Interests (including any outstanding True-Up Payments required to be paid by Seller to Purchasers in respect of any Impermissible Set-Off pursuant to Section 2.02(e)), with any shortfalls with respect thereto to be satisfied out of the Other Account, and (ii) after the payment to Purchasers of all True-Up Payments in respect of Impermissible Set-Offs pursuant to and in accordance with Section 2.02(e) have been made to Purchasers, any remaining amounts constituting Excluded Assets shall be distributed into Seller Account, in each case (i) and (ii) above in accordance with Purchasers’ joint written instructions to the Depositary Bank and subject in all cases to the terms and conditions of the Deposit Account Agreement.

(b) Prior to execution of the Deposit Account Agreement, all payments under this Agreement shall be made pursuant to Section 2.02. Promptly following the execution and delivery of the Deposit Account Agreement by the Parties hereto and the Depositary Bank, Seller shall amend the Almirall Instruction as set forth on Exhibit F to reflect Seller’s irrevocable instruction to Almirall and Almirall LLC to pay all amounts payable under the License Agreement and the Supply Agreement to the Deposit Account and Seller shall promptly deliver such amended Almirall Instruction to Almirall and Almirall LLC, and (ii) amend each Counterparty Instruction as set forth on Exhibit F to reflect Seller’s irrevocable instruction to Counterparty to pay all amounts payable under the applicable Other Product License or Other Product Agreement to the Other Account and Seller and shall promptly deliver each such amended Counterparty Instruction to the applicable Counterparty.

Section 5.14 Additional Covenants.

(a) Seller shall not, and shall not permit any of its Subsidiaries to, and Parent shall not permit Seller or any of Seller’s Subsidiaries to, without the prior written consent of Purchasers: create, incur, assume or permit to exist (i) any Lien on any of Seller’s assets other than Permitted Liens and Permitted Product Licenses, or (ii) any Indebtedness. Seller shall not enter into any Contract or incur any liabilities without the prior written consent of Purchasers, other than Permitted Product Licenses or as provided in the Operating Agreement. For the avoidance of doubt, nothing in this Agreement shall be construed to prevent Seller and Parent from entering into the Deposit Account Agreement and the Servicing Agreement following the Closing.

(b) Parent and Seller shall not, and shall not permit any of their Subsidiaries to, without the prior written consent of Purchasers:

(i) Forgive, release or compromise any amount owed to Parent, Seller or any of their Subsidiaries or Affiliates relating to the Purchased Interests or the Retained Interest, in each case if such action could reasonably be expected to have a Material Adverse Effect;

(ii) Waive, amend, cancel or terminate (other than expiration in accordance with its terms), exercise or fail to exercise, any of their respective rights constituting or relating to the Purchased Interests or the Retained Interest, in each case if such action could reasonably be expected to have a Material Adverse Effect;

(iii) Amend, modify, restate, cancel, supplement, terminate (other than expiration in accordance with its terms), waive any material provision, or enter into any Material Contract or any other agreement, or grant any related consent thereunder, or agree to do any of the foregoing, including, entering into any agreement with any Person under the provisions of such Material Contract, (in each case) if such action would result in a reduction of any royalty rate, distribution split or other sales based payments, up-front payment or milestone payment to Parent or Seller thereunder in respect of the Licensed Products in the Territory;

(iv) Create, incur, assume or permit to exist (i) any Lien on any Product Assets (other than Permitted Liens on Retained Product Assets and Permitted Product Licenses), (ii) any Lien on any Purchased Product Assets (provided that, for the avoidance of doubt, Seller may enter into Permitted Product Licenses and incur Liens of the type described in clause (e) of the definition of Permitted Liens), or (iii) any Indebtedness secured by any Product Assets (other than, for the avoidance of doubt, any obligations pursuant to the Transaction Documents to the extent such obligations are characterized as Indebtedness); or

(v) During the Debt/Lien Restriction Period, create, incur, assume or permit to exist any Lien on any Non-Product Assets to secure any Indebtedness other than Permitted Secured Indebtedness.

Section 5.15 Other Product Licenses; Other Product Agreements; Permitted Product Licenses.

(a) Parent and Seller shall not, and shall not permit any of their Subsidiaries to, without the prior written consent of Purchasers, enter into any new Other Product License or new Other Product Agreement unless such new Other Product License or new Other Product Agreement: (i) constitutes an Arm’s Length Transaction, the terms of which (w) do not provide for a sale or assignment of any Intellectual Property (but which may, in the case of Other Product Licenses and for purposes of clarity, provide for the grant of licenses, including exclusive licenses, of Intellectual Property pursuant to Section 5.15(a)(ii)), (x) do not prohibit Parent, Seller or any of their Subsidiaries, as applicable, from pledging, granting a security interest in or lien on, or assigning or otherwise disposing of any Intellectual Property, (y) are commercially reasonable, and (z) require all royalties, milestones, profit share payments, purchase price or supply payments and other payments and proceeds payable to Seller, Parent or any of their Affiliates under such Other Product License or Other Product Agreement (other than payments for supply of Licensed Product or the active pharmaceutical ingredients therein) to be paid and deposited by the Counterparties thereto directly into the Other Account or the Deposit Account pursuant to Section 5.13, and (ii) in the case of an Other Product License, is also limited in territory with respect to a specific geographic country or region (i.e. Japan, China) located outside of the Territory and does not grant any license or sublicense to Develop, manufacture, or commercialize the Compound or

Licensed Products within the Territory (any such Other Product License meeting the restrictions set forth in (a)(i) and (a)(ii) above, together with any New License Agreement, and all Other Product Licenses and Other Product Agreements in existence as of the Closing Date, a “Permitted Product License”). In connection with any Permitted Product License, if requested by Seller or Parent, as applicable, Purchasers shall enter into customary non-disturbance agreements with the applicable licensee.

(b) Promptly following the Closing Date, Parent and Seller shall use commercially reasonable efforts to (i) negotiate and enter into an Other Product Agreement among Parent, Seller and their applicable Subsidiaries at Athenex’s Chinese API Operations to provide Seller with Tirbanibulin API as necessary to fulfill supply requirements under the Supply Agreement and Other Product Licenses and (ii) negotiate and enter into an Other Product Agreement (for supply of finished product Licensed Products) among Seller, Parent and Parent’s wholly-owned Subsidiary, Athenex Pharmaceutical Solutions, LLC. Prior to Seller, Parent, or any of their Affiliates entering into any Other Product Agreement pursuant to (i) and (ii) above, Seller and Parent shall notify Purchasers of the nature and terms of such arrangement and shall provide Purchasers with a reasonable opportunity to review drafts of the definitive documentation proposed to be entered into with respect thereto.

Section 5.16 Parent Indemnity for True-Up Payments and Indemnification Payments.

(a) Subject to Section 5.16(b), Parent hereby irrevocably agrees to indemnify and hold each Purchaser (and its successors and permitted assigns) harmless from and against, and will pay to each Purchaser (or its successors or permitted assigns) on demand when due (i) the amount of any and all True-Up Payments required to be paid by Seller to Purchasers pursuant to Section 2.02(e) that Seller has not timely made as required by and in accordance with Section 2.02(e) (which payments Parent shall make to Purchasers on demand and without having to comply with the indemnification procedures set forth in Sections 8.05(a), (c), (d), (e) and (f) below), and (ii) the amount on account of any indemnification obligation required to be paid by Seller to Purchasers pursuant to Section 8.05(a) below that Seller has not timely made as required by and in accordance with Section 8.05) (the obligations of Parent pursuant to this Section 5.16(a)(i) and (ii), collectively, the “Parent Indemnity”).

(b) Notwithstanding the foregoing, no claim for indemnification pursuant to this Section 5.16 may be made against Parent by any Purchaser (or its successors or permitted assigns) or any other Purchaser Indemnified Party after the Parent Indemnity Expiration Date (and any claim for indemnification for a breach by Seller of Section 2.02(e) or under Section 8.05(a) brought after the Parent Indemnity Expiration Date may only be brought against Seller); provided that any written claim for indemnification against Parent under this Section 5.16 made prior to the Parent Indemnity Expiration Date and delivered to Parent shall survive thereafter with respect to such claim.

(c) In addition, to the extent that Parent is deemed to have made any of the representations and warranties made by Seller that relate specifically to Seller (and only Seller) in Article III, Parent’s joint and several liability as maker of those representations and warranties shall expire as of the Parent Indemnity Expiration Date, and any claim for indemnification for a breach of any of those representations and warranties under Section 8.05(a) brought after the Parent Indemnity Expiration Date may only be brought against Seller; provided that any written claim for indemnification against Parent as maker of any of those representations and warranties for breach made under Section 8.05(a) prior to the Parent Indemnity Expiration Date and delivered to Parent shall survive thereafter with respect to such claim.

Section 5.17 Use of Proceeds.

Seller shall use 100% of the Purchase Price received from Purchasers for the sole purpose of acquiring the Purchased Product Assets from Parent pursuant to the Parent/Seller Asset Purchase Agreement.

Section 5.18 Amended Disclosure.

Prior to, and in connection with, the Closing, Parent and Seller shall have the right to amend their Disclosure Schedules with respect to any event or matter which occurs after the Effective Date but before the Closing that would cause any representation or warranty contained in Article III to be untrue or incorrect as of the Closing Date as though then made. With respect to any such permitted amendment of the Parent and/or Seller Disclosure Schedule (and the underlying events with respect to such disclosure), if such disclosure and underlying event constitutes or could reasonably be expected to result in a Material Adverse Effect or an Event of Default and Purchasers do not exercise their right to terminate this Agreement pursuant to Section 7.01(a)(ii) within five (5) Business Days of receipt of such amendment of such Parent or Seller Disclosure Schedule (or such longer period as agreed by Parent, Seller and the Designated Purchasers), Purchasers shall be deemed to have waived their right to terminate this Agreement with respect to such event or matter and the representations and warranties contained in Article III herein shall be deemed to have been qualified for purposes of satisfying the conditions to the Closing set forth in Section 6.02.

ARTICLE VI
THE CLOSING; DELIVERABLES

Section 6.01 Closing.

The closing of the purchase and sale of the Purchased Interests (the “Closing”) shall be deemed to take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 3rd Avenue, New York, New York 10017, on the Closing Date. The parties hereto expect to exchange documents electronically, and no party hereto shall be required to appear in any specific physical location to effect the Closing.

Section 6.02 Conditions to Closing.

The obligations of Purchasers to effect the Closing shall be subject to the satisfaction of the following conditions, as of the Closing Date (for the avoidance of doubt, any condition below that requires satisfiaction, delivery or performance by Seller or Parent may be waived by the Purchasers in their sole discretion):

(a) Officer’s Certificates.

(i) Seller’s and Parent’s Closing Certificate. Prior to Closing, Seller and Parent shall each deliver to Purchasers a certificate of an officer or other authorized signatory of Seller or Parent, as the case may be, dated the Closing Date, certifying as to (i) the incumbency of the officer (or officers) of Seller or Parent executing this Agreement and the other Transaction Documents to which Seller and/or Parent is a party, (ii) the attached copies of Seller’s or Parent’s (as the case may be) organizational documents and resolutions adopted by the Board of Directors of Seller or Parent authorizing the execution and delivery by Seller and Parent of this Agreement and the other Transaction Documents and the consummation by Seller and Parent of the transactions contemplated hereby and thereby and (iii) attached copies, certified by such officer as true and complete, of a certificate of the appropriate Governmental Authority of the State of Delaware, stating that Seller or Parent (as the case may be) is in good standing under the laws of such jurisdiction.

(ii) [RESERVED].

(b) Bills of Sale. At or prior to the Closing, Seller shall deliver to the other parties hereto a duly executed counterpart to the Bills of Sale, substantially in the form set forth in Exhibit A.

(c) Tax Forms. At or prior to the Closing, Seller shall have delivered to each Purchaser a properly executed IRS Form W-9 on behalf of Parent.

(d) Oaktree Consent. At or prior to the Closing, Administrative Agent, Lenders, and Parent shall have executed and delivered to each other and to Purchasers the Oaktree Consent, substantially in the form set forth in Exhibit B.

(e) Intercreditor Agreement. At or prior to the Closing, Administrative Agent and Parent shall have executed and delivered to each other and to Purchasers, the Intercreditor Agreement, substantially in the form set forth in Exhibit I.

(f) Pledge Agreement. At or prior to the Closing, Parent shall have executed and delivered to Purchasers the Pledge Agreement, substantially in the form set forth in Exhibit C.

(g) Parent and Seller Security Agreement. At or prior to the Closing, Parent and Seller shall have executed and delivered to Purchasers the Parent and Seller Security Agreement, substantially in the form set forth in Exhibit D.

(h) Escrow Agreement. At or prior to the Closing, Seller and the Escrow Agent shall have executed and delivered to each other and to Purchasers the Escrow Agreement, substantially in the form set forth in Exhibit F.

(i) Opinion of Parent’s Counsel. At or prior to the Closing, Parent’s counsel Sullivan & Worcester LLP shall have executed and delivered to Purchasers a true sale opinion and non-consolidation opinion, in each case in form and substance satisfactory to Purchasers.

(j) Opinion of Seller’s Counsel. At or prior to the Closing, Seller’s counsel Sullivan & Worcester LLP shall have executed and delivered to Purchasers a true sale opinion and non-consolidation opinion, in each case in form and substance satisfactory to Purchasers.

(k) Almirall Instruction. Within two (2) Business Days following the Closing Date, Parent and Seller shall deliver to Almirall and Almirall LLC the Almirall Instruction and deliver to each Counterparty to the Other Product Licenses and Other Product Agreements its respective Counterparty Instruction, substantially in the forms set forth in Exhibit G, and deliver a copy of each to Purchasers.

(l) Parent/Seller Asset Purchase Agreement. At or prior to the Closing, Parent and Seller shall have executed and delivered to Purchasers a duly executed copy of the Parent/Seller Asset Purchase Agreement, substantially in the form set forth in Exhibit H (together with all exhibits and other transaction documents related thereto, including the Almirall Assignment Agreement, the Know-How Assignment Agreement, and the Patent Assignments).

(m) Event of Default. Prior to the Closing Date, no Event of Default shall have occurred (and, for the avoidance of doubt, be continuing).

(n) Representations and Warranties/Officer’s Certificate. On the Closing Date, and except as set forth in the Disclosure Schedules of Parent and Seller and subject to Section 5.18, all of the representations and warranties of Parent and Seller set forth in Article III of this Agreement shall be true, correct and complete in all respects; and each of Parent and Seller shall have delivered to Purchasers a certificate dated as of the Closing Date, in a form reasonably satisfactory to Purchasers and executed by an officer of Parent and Seller as the case may be, expressly confirming that the condition set forth in this Section 6.02(n) and the condition in Section 6.03(m) have been satisfied.

The obligations of Seller to effect the Closing shall be subject to the satisfaction of the following conditions, as of the Closing Date (for the avoidance of doubt, any condition below that requires satisfiaction, delivery or performance by Purchasers may be waived by Seller in its sole discretion):

(aa) Bills of Sale. At or prior to the Closing, each Purchaser shall have executed and delivered to Seller a duly executed counterpart to such Purchaser’s Bill of Sale, substantially in the form set forth in Exhibit A.

(bb) Oaktree Consent. At or prior to the Closing, Administrative Agent and Lenders shall have executed and delivered to Parent the Oaktree Consent, substantially in the form set forth in Exhibit B.

(cc) Tax Forms. At or prior to the Closing, each Purchaser shall have delivered to Seller an Applicable Withholding Exemption Certificate.

(dd) Escrow Agreement. At or prior to the Closing, the Escrow Agent and Purchasers shall have executed and delivered to Parent and Seller the Escrow Agreement, substantially in the form set forth in Exhibit F.

Section 6.03 Payment of Purchase Price by Purchasers; Payments by Seller to Parent; Release of Funds from Escrow Account, Release of Funds from Segregated Account.

(a) Payment of Purchase Price by Purchasers. On the Closing Date, and upon satisfaction or waiver of all conditions set forth in Section 6.02 by the applicable party, each Purchaser shall deliver (or cause to be delivered) to Seller payment of its respective portion of the Purchase Price in accordance with Section 2.03 by wire transfer of immediately available funds as follows:

(i) Oaktree TCDRS shall wire to Seller or the Escrow Agent (as applicable) an aggregate of $[*] of the Purchase Price (the “Oaktree TCDRS Purchase Price”), of which (i) $[*] will be wired to the Seller Account and (ii) $[*] will be wired to the Escrow Account;

(ii) Oaktree Minn shall wire to Seller or the Escrow Agent (as applicable) an aggregate of $[*] of the Purchase Price (the “Oaktree Minn Purchase Price”), of which (i) $[*] will be wired to the Seller Account and (ii) $[*] will be wired to the Escrow Account;

(iii) Oaktree Forrest shall wire to Seller or the Escrow Agent (as applicable) an aggregate of $[*] of the Purchase Price (the “Oaktree Forrest Purchase Price”), of which (i) $[*] will be wired to the Seller Account and (ii) $[*] will be wired to the Escrow Account;

(iv) Oaktree TBMR C shall wire to Seller or the Escrow Agent (as applicable) an aggregate of $[*] of the Purchase Price (the “Oaktree TBMR C Purchase Price”), of which (i) $[*] will be wired to the Seller Account and (ii) $[*] will be wired to the Escrow Account;

(v) Oaktree TBMR F shall wire to Seller or the Escrow Agent (as applicable) an aggregate of $[*] of the Purchase Price (the “Oaktree TBMR F Purchase Price”), of which (i) $[*] will be wired to the Seller Account and (ii) $[*] will be wired to the Escrow Account;

(vi) Oaktree TBMR G shall wire to Seller or the Escrow Agent (as applicable) an aggregate of $[*] of the Purchase Price (the “Oaktree TBMR G Purchase Price”), of which (i) $[*] will be wired to the Seller Account and (ii) $[*] will be wired to the Escrow Account;

(vii) Oaktree TSE shall wire to Seller or the Escrow Agent (as applicable) an aggregate of $[*] of the Purchase Price (the “Oaktree TSE Purchase Price”), of which (i) $[*] will be wired to the Seller Account and (ii) $[*] will be wired to the Escrow Account;

(viii) Oaktree INPRS shall wire to Seller or the Escrow Agent (as applicable) an aggregate of $[*] of the Purchase Price (the “Oaktree INPRS Purchase Price”),

of which (i) $[*] will be wired to the Seller Account and (ii) $[*] will be wired to the Escrow Account;

(ix) Oaktree Gilead shall wire to Seller or the Escrow Agent (as applicable) an aggregate of $[*] of the Purchase Price (the “Oaktree Gilead Purchase Price”), of which (i) $[*] will be wired to the Seller Account and (ii) $[*] will be wired to the Escrow Account;

(x) Oaktree Strategic Income shall wire to Seller or the Escrow Agent (as applicable) an aggregate of $[*] of the Purchase Price (the “Oaktree Strategic Income Purchase Price”), of which (i) $[*] will be wired to the Seller Account and (ii) $[*] will be wired to the Escrow Account;

(xi) Oaktree Specialty Lending shall wire to Seller or the Escrow Agent (as applicable) an aggregate of $[*] of the Purchase Price (the “Oaktree Specialty Lending Purchase Price”), of which (i) $[*] will be wired to the Seller Account and (ii) $[*] will be wired to the Escrow Account;

(xii) Oaktree GCF shall wire to Seller or the Escrow Agent (as applicable) an aggregate of $[*] of the Purchase Price (the “Oaktree GCF Purchase Price”), of which (i) $[*] will be wired to the Seller Account and (ii) $[*] will be wired to the Escrow Account;

(xiii) Sagard Cayman shall wire to Seller an aggregate of $[*] of the Purchase Price (the “Sagard Cayman Purchase Price”), of which (i) $[*] will be wired to the Seller Account, and (ii) $[*] will be wired to the Escrow Account; and

(xiv) Sagard Ireland shall wire to Seller an aggregate of $[*] of the Purchase Price (the “Sagard Ireland Purchase Price”), of which (i) $[*] will be wired to the Seller Account and (ii) $[*] will be wired to the Escrow Account.

(b) Payments by Seller to Parent; Payment by Parent to Seller; Payments by Seller to Purchasers in respect of Purchased Interests relating to Q1 2022 Royalties. On the Closing Date, Seller shall use the Purchase Price to pay Parent for the Purchased Product Assets as required by Section 5.17. Following receipt of the portion of the Purchase Price deposited into the Seller Account as set forth in Section 6.03(i), Seller shall deliver to Parent in payment of Seller’s purchase price for the Purchased Product Assets by wire transfer of immediately available funds as follows:

(i) On the Closing Date, Seller shall wire to Parent an amount equal to the sum of (w) $42,500,000, plus (x) an amount equal to accrued and unpaid interest under the Oaktree Credit Agreement, plus (y) an amount equal to the applicable Prepayment Fee and Exit Fee (each as defined in the Oaktree Credit Agreement), plus (z) any legal fees and legal costs of the Administrative Agent incurred in connection with the Transaction Documents, which Parent shall, also on the Closing Date, wire to the Administrative Agent for the benefit of the Lenders, to be applied to the outstanding Indebtedness under the Oaktree Credit Agreement (including such applicable Prepayment Fee and Exit Fee) as provided in the Oaktree Consent (and for no other purpose);

(ii) On the Closing Date, Seller shall wire to Parent $7,500,000.00, to be deposited into the Segregated Account and held by Parent in the Segregated Account during the Holding Period pending consummation of a Qualified Financing;

(iii) On the Closing Date, Seller shall wire to each payee of a Transaction Expense, the applicable amount of such Transaction Expense evidenced by a payoff letter or invoice received from such payee; and

(iv) On the Closing Date, Seller shall wire to Parent the balance of the funds wired to Seller by or on behalf of Purchasers pursuant to Section 6.03(a) after making the payments in Sections 6.03(b)(i), 6.03(b)(ii) and 6.03(b)(iii), which amount shall be freely available to Parent for working capital and general corporate purposes.

(c) On the Closing Date:

(i) If Parent has received Royalties from Almirall and/or Almirall LLC with respect to the Calendar Quarter beginning January 1, 2022 (the amount so received, if any, the “Q1 2022 Royalties”), Parent shall wire to Seller an amount equal to the Q1 2022 Royalties; and

(ii) Seller shall, immediately following receipt of Parent’s payment to Seller of the Q1 2022 Royalties, wire to:

(A) to each Oaktree Purchaser, a payment equal to such Oaktree Purchaser’s Allocation Percentage of the Q1 2022 Royalties; and

(B) to each Sagard Purchaser, a payment equal to such Sagard Purchaser’s Allocation Percentage of the Q1 2022 Royalties;

and all such amounts paid by Seller to Oaktree TCDRS, Oaktree Minn, Oaktree Forrest, Oaktree TBMR C, Oaktree TBMR F, Oaktree TBMR G, Oaktree TSE, Oaktree INPRS, Oaktree Gilead, Oaktree Strategic Income, Oaktree Specialty Lending, Oaktree GCF, Sagard Cayman and Sagard Ireland shall be deemed to be payments in respect of the Oaktree TCDRS Purchased Interest, the Oaktree Minn Purchased Interest, the Oaktree Forrest Purchased Interest, the Oaktree TBMR C Purchased Interest, the Oaktree TBMR F Purchased Interest, the Oaktree TBMR G Purchased Interest, the Oaktree TSE Purchased Interest, the Oaktree INPRS Purchased Interest, the Oaktree Gilead Purchased Interest, the Oaktree Strategic Income Purchased Interest, the Oaktree Specialty Lending Purchased Interest, the Oaktree GCF Purchased Interest, the Sagard Cayman Purchased Interest and the Sagard Ireland Purchased Interest, respectively, for all purposes under this Agreement, including calculation of each Purchaser’s Applicable Percentage and calculation of the Parent Indemnity Expiration Date.

(d) Release of Funds from Escrow Account. The $5,000,000 portion of the Purchase Price paid by Purchasers into the Escrow Account as provided in Section 6.03(i) shall be subject to release to Seller, and paid by Seller to Parent as further consideration for the Purchased Product Assets pursuant to the Parent/Seller Asset Purchase Agreement, as follows: (x) upon the occurrence (if any) of the First Escrow Release Trigger, Purchasers and Seller shall provide joint written instructions to Escrow Agent in accordance with the Escrow Agreement directing Escrow Agent to release $1,500,000 from the Escrow Account to Seller, and Seller shall immediately pay such amount to Parent and (y) upon the occurrence (if any) of the Second Escrow Release Trigger, Purchasers and Seller shall provide joint written instructions to Escrow Agent in accordance with the Escrow Agreement directing Escrow Agent to release $3,500,000 from the Escrow Account to Seller, and Seller shall immediately pay such amount to Parent; provided, however, that if either the First Escrow Release Trigger and/or the Second Escrow Release Trigger have not occurred on or prior to December 31, 2025, any amounts then in the Escrow Account corresponding to the First Escrow Release Trigger (if the First Escrow Release Trigger has not occurred on or prior to December 31, 2025) and/or the Second Escrow Release Trigger (if the Second Escrow Release Trigger has not occurred on or prior to December 31, 2025), as applicable, shall not be released to Seller and shall instead be immediately returned to Purchasers. The Parties agree to provide the Escrow Agent with joint written instructions for the release of funds from the Escrow Account consistent with this Section 6.03(iii) and the Escrow Agreement.

(e) Release of Funds from Segregated Account. Parent agrees that, during the Holding Period, it shall not use or transfer any of the funds funded to the Segregated Account at Closing. On or before the last Business Day of the Holding Period, Parent shall deliver to Purchasers a certificate of an officer or other authorized signatory of Parent, dated the date thereof, certifying as to whether or not a Qualified Financing has occurred. If no Qualified Financing has occurred by the last day of the Holding Period, Parent shall, within two (2) Business Days following the end of the Holding Period, wire the $7,500,000 in the Segregated Account to the Administrative Agent for the account of each of the Lenders under the Oaktree Credit Agreement to be applied to the Indebtedness in accordance with the Oaktree Credit Agreement. If a Qualified Financing has occurred by the last day of the Holding Period and Parent has provided Purchasers with the officer’s certificate certifying such occurrence within two (2) Business Days of the expiration of the Holding Period, Parent shall be free to transfer the funds from the Segregated Account to such other account as Parent may determine and otherwise use the funds as it may determine in its sole discretion.

ARTICLE VII
TERMINATION

Section 7.01 Termination.

(a) This Agreement may be terminated by Purchasers prior to the Closing Date, if any updated Parent Disclosure Schedule or Seller Disclosure Schedule delivered by Parent or Seller pursuant to Section 5.18 discloses information or describes events that constitute or could reasonably be expected to result in a Material Adverse Effect or an Event of Default. Any such termination shall be effective upon the delivery of written notice from the Designated Purchasers to Parent and Seller within five (5) Business Days of receipt of such amendment of such Parent or Seller Disclosure Schedule (or such longer period agreed to by Parent, Seller and the Designated Purchasers).

(b) This Agreement shall commence on the Effective Date, and, subject to Section 7.01(a), after the Closing, this Agreement shall terminate on the date when all of Purchasers’

rights to receive any payments (whether in respect of the Purchased Interests or otherwise) shall have expired or been satisfied (the “Term”).

Section 7.02 Effect of Expiration or Termination.

In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers, partners, stockholders, managers or members other than the provisions of this Section 7.02 and Sections 5.01(b) (with respect to books of account and records necessary to enable Purchasers to receive the full benefit of their rights under Section 5.06), 5.02, 5.06, 5.09, 8.01 and 8.05 hereof, which shall survive any termination as set forth in Section 8.01. Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Survival.

All representations and warranties made herein and in any other Transaction Document or any closing certificates delivered pursuant to this Agreement shall survive following the execution and delivery of this Agreement and the Closing until the termination of this Agreement. Notwithstanding anything in this Agreement or implied by law to the contrary, (i) all of the covenants and agreements contained in this Agreement other than those set forth in (ii) below shall survive following the execution and delivery of this Agreement and the Closing until the termination of this Agreement, (ii) the covenants and agreements contained in Sections 5.01(b) (with respect to books of account and records necessary to enable Purchasers to receive the full benefit of their rights under Section 5.06), 5.02, 5.06, 5.09, 8.01 and 8.05 shall survive indefinitely following the execution and delivery of this Agreement and the Closing and the termination of this Agreement.

Section 8.02 Specific Performance.

Each of the parties hereto acknowledges that the other parties will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the parties agrees that the other parties shall have the right, in addition to any other rights they may have (whether at law or in equity), to specific performance of this Agreement.

Section 8.03 Notices.

All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing and delivered personally, by hand, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, or by email (provided any notice given by email shall also be given by another method of delivery permitted by this Section 8.03), in each case addressed:

If to Purchasers:

Oaktree Capital Management, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Jessica Dombroff, Vice President
Email: [*]

Sagard
161 Bay Street, Suite 5000
Toronto, ON M5J 2S1
Canada
Attention: General Counsel
Email: [*]

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Attention: Richard G. Gervase Jr., Esq.
Email: [*]

If to Collateral Agent:

Sagard Healthcare Royalty Partners, LP

161 Bay Street, Suite 5000

Toronto, ON M5J 2S1

Canada

Attention: General Counsel

Email: [*]

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Attention: Richard G. Gervase Jr., Esq.
Email: [*]

If to Seller:

ATNX SPV, LLC
1001 Main Street, Suite 600
Buffalo, New York 14203

Attention: Dan Lang
Email: [*]

with a copy (which shall not constitute notice) to:

Ladenburg Thalmann & Co. Inc.
640 Fifth Avenue, 4th Floor
New York, NY 10019
Attention: Lionel Leventhal, Managing Director and Head of
Royalty & Revenue Interest Financing
Email: [*]

If to Parent:

Athenex, Inc.
1001 Main Street, Suite 600
Buffalo, New York 14203
Attention: Johnson Y.N. Lau, MBBS, MD, FRCP, Chief Executive Officer
Email: [*]

with a copy (which shall not constitute notice) to:

Ladenburg Thalmann & Co. Inc.
640 Fifth Avenue, 4th Floor
New York, NY 10019
Attention: Lionel Leventhal, Managing Director and Head of
Royalty & Revenue Interest Financing
Email: [*]

or to such other address or addresses as Purchasers, Parent or Seller may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, unless such communication is sent trans-Atlantic, in which case they shall be deemed effective five (5) Business Days after dispatch, (b) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered or (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, and followed by a transmission pursuant to another method of delivery permitted by this Section 8.03.

Section 8.04 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and, subject to this Section 8.04 and the other provisions of this Agreement (including Section 5.12), their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be sold, transferred, conveyed or assigned, in whole or in part, by operation of law or otherwise, by Seller or Parent, on the one hand, or Purchasers, on the other hand, without the prior written consent of the other parties, except that, subject to this Section 8.04 and the other provisions of this Agreement (including Section 5.12):

(a) Each Purchaser may sell, transfer, convey or assign its respective obligations and rights under the Transaction Documents without restriction and without the consent of Seller or Parent, in whole and not in part (including, for clarity, such Purchaser’s entire Purchased Interest), to an Affiliate or Third Party (provided in each case that such Person is not a competitor of Parent as reasonably determined by the disinterested members of the Board), subject to (x) such Affiliate or Third Party executing an agreement agreeing to be bound by all obligations of such Purchaser under this Agreement, the Operating Agreement and other Transaction Documents and (y) any successor Purchaser Director executing a Board Services Agreement.

(b) Each Purchaser may sell, transfer, convey or assign any portion of its Purchased Interest, in part but not in whole (with any sales, transfers, conveyances or assignments of such Purchaser’s entire Purchased Interest being subject to paragraph (a) above), with the consent of the disinterested members of the Board (subject to the applicable purchaser, transferee or assignee not being a competitor of Parent as reasonably determined by the disinterested members of the Board and such purchaser, transferee or assignee executing an agreement agreeing to be bound by all obligations of such Purchaser under this Agreement and other Transaction Documents), but upon any such partial sale, transfer, conveyance or assignment, such Purchaser’s Membership Units will be automatically deemed forfeited and cancelled, such Purchaser will no longer be entitled to designate a Purchaser Director, and such Purchaser shall cause such Purchaser’s designated Purchaser Director to resign from the Board in accordance with the Operating Agreement; provided that, prior to selling, transferring, conveying or assigning any portion of its Purchased Interest pursuant to this Section 8.04(b) to any Third Party who is not an existing Purchaser, a selling, transferring, conveying or assigning Designated Purchaser and its proposed purchaser, transferee or assignee shall enter into a voting agreement (or similar arrangement) clearly designating that either such Designated Purchaser or its proposed purchaser, transferee or assignee (but not both) shall be authorized to act on behalf of both such Designated Purchaser and its proposed purchaser, transferee or assignee for the sole purpose of providing (or withholding) any request of Purchasers or consent of Purchasers requested by Seller under this Agreement or otherwise providing any instruction or direction of Purchasers as provided under this Agreement. The selling, transferring, conveying or assigning Designated Purchaser and its purchaser, transferee or assignee shall promptly provide Parent, Seller and all other Purchasers with a joint written notice (together with a copy of such voting agreement or similar arrangement) informing Parent, Seller and the other Purchasers as to which of them is designated to act on behalf of both of them as the continuing or replacement Designated Purchaser, but in the absence of any such notice, Parent, Seller and the other Purchasers shall be entitled to assume that such selling, transferring, conveying or assigning Designated Purchaser remains the Designated Purchaser and has retained the sole ability to request, consent, instruct and/or direct. Parent, Seller and the other Purchasers shall be entitled to rely on any such notice without further investigation. Any subsequent proposed sale, transfer, conveyance, or assignment of any portion of a Purchaser’s Purchased Interest (including by any prior purchaser, transferee or assignee of any portion of a Purchaser’s Purchased Interest) pursuant to this Section 8.04(b) shall also be subject to the foregoing requirements (for clarity, the request/consent/instruction/direction right must either be assigned or retained in full in connection with any sale, transfer, conveyance or assignment under this Section 8.04(b). Any request or consent from or instruction or direction to be given or provided under this Agreement by Purchasers shall require the request, consent, instruction or direction to be in writing and executed by all Designated Purchasers, and Parent and Seller shall not be obligated under this Agreement to comply with or follow any request, consent, instruction or direction that is not in writing and executed by all Designated Purchasers. In addition, at no time shall the number of Designated Purchasers that are entitled to provide any request, consent, instruction or direction to Parent or Seller under this Agreement be more than three (3), and any sale, transfer, conveyance or assignment under this Section 8.04(b) that would purport to result in more than three (3) Designated Purchasers having rights under this Agreement to provide requests, consents, instructions or directions to Parent or Seller shall be void and of no force or effect.

(c) Parent may, without the consent of Seller or Purchasers, sell, transfer, convey or assign this Agreement and its rights, interests and obligations hereunder and under the other Transaction Documents to which it is a party in connection with a Change of Control.

Any purchaser, transferee or assignee shall be subject to the provisions of Section 8.07 in the same manner as the applicable seller, transferor or assignor (including with respect to the obligation to provide any applicable tax forms). Any permitted sale, transfer, conveyance or assignment under this Section 8.04 shall only be effective upon the written notification by the applicable party to the other parties hereto of such sale, transfer, conveyance or assignment.

Section 8.05 Indemnification.

(a) Subject to Section 5.16 and Section 8.05(h) below, each of Parent and Seller, on a joint and several basis, hereby agrees to indemnify and hold each Purchaser and its Affiliates, and each of their successors and permitted assigns, and any of their respective partners, directors, managers, members, officers, employees and agents (each a “Purchaser Indemnified Party”) harmless from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by any Purchaser Indemnified Party, whether or not involving a Third Party claim, demand, action or proceeding, arising out of: (i) any breach of any representation, warranty or verification made by Parent or Seller in any of the Transaction Documents or certificates given by Parent or Seller to Purchasers pursuant to this Agreement or any Transaction Document, (ii) any breach of or default under any covenant or agreement by Parent or Seller pursuant to any Transaction Document, (iii) any Excluded Liabilities and Obligations, (iv) claims arising on or after the Closing Date and asserted against a Purchaser Indemnified Party by any Third Party (including Almirall, Almirall LLC, any successor to Almirall or Almirall LLC, any Counterparty to any Other Product License or Other Product Agreement or any successor to such Counterparty) relating to the transactions contemplated in any Transaction Document, the License Agreement, any Ancillary Agreement or any Other Product License or Other Product Agreement, and (v) any fees, expenses, costs, liabilities or other amounts incurred or owed by Parent or Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party to the extent resulting from the bad faith, gross negligence or willful misconduct of such Purchaser Indemnified Party. Subject to Section 5.16 and 8.05(h), any amounts due to any Purchaser Indemnified Party hereunder shall be payable by Parent and Seller (jointly and severally) to such Purchaser Indemnified Party.

(b) Each Purchaser hereby agrees to indemnify and hold Seller, Parent and their respective Affiliates, and each of their respective successors and permitted assigns, and any of their respective partners, directors, managers, members, officers, employees and agents (each a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Seller Indemnified Party, whether or not involving a Third Party claim, demand, action or proceeding, arising out of (i) any breach of any representation, warranty or verification made by such Purchaser in any of the Transaction Documents or certificates given by such Purchaser to Parent or Seller pursuant to this Agreement or any Transaction Document; (ii) any breach of or default under any covenant or agreement by such Purchaser pursuant to any Transaction Document and (iii) any fees, expenses, costs, liabilities or other amounts incurred or owed by such Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party to the extent resulting from the bad faith, gross negligence or willful misconduct of such Seller Indemnified Party.

(c) Third Party Claims. If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged by a Third Party against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided for under this Section 8.05 except to the extent that the indemnifying party has been actually prejudiced as a result of such failure. In case any such claim, demand, action or proceeding is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume and control the defense thereof at its own expense, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8.05 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, except in the event that (i) the indemnifying party is not diligently defending such claim, demand, action or proceeding or (ii) the indemnifying party and the indemnified party have conflicting interests or different defenses available with respect to such claim, demand, action or proceeding (as determined in the opinion of counsel to the indemnified party), in each of such cases the indemnified party may hire its own separate counsel (provided that such counsel is not reasonably objected to by the indemnifying party) with respect to such claim, demand, action or proceeding and the reasonable fees and expenses of such counsel shall be considered Losses for purposes of this Agreement. With respect to any such claim, demand, action or proceeding for which the indemnifying party has assumed and is controlling the defense thereof, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party (subject to the immediately preceding sentence). The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party in the defense of any such claim, demand, action or proceeding (which shall be considered Losses for purposes of this Agreement) for any period during which the indemnifying party has not assumed the defense of, or is not diligently defending, such claim, demand, action or proceeding. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (such consent not to be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Losses by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened claim, action, demand or proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless in connection with such settlement the indemnifying party agrees to pay the full amount of the liability (if any) (including all Losses of the indemnified party) in connection with such claim, action, demand or proceeding and such settlement does not involve any non-monetary remedies against the indemnified party and releases the indemnified party completely and unconditionally in connection with such claim, action, demand or proceeding. The parties shall cooperate in the defense or prosecution of any such claim, action, demand or proceeding, with such cooperation to include (i) the retention of and the provision to the indemnifying party of records and information that are reasonably relevant to such claim, action, demand or proceeding, (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder, and (iii) the party that is controlling the defense of such claim, action, demand or proceeding keeping the other parties generally advised of its status and the defense thereof and considering in good faith recommendations of the non-controlling parties with respect thereto.

(d) Other Claims. A claim by an indemnified party under Section 8.04 for any matter not involving a claim of a Third Party and in respect of which such indemnified party seeks indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (a) a description and the amount of any Losses incurred or suffered or reasonably expected to be incurred or suffered by the indemnified party to the extent known, (b) a statement that the indemnified party is entitled to indemnification under Section 8.05 for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses. For all purposes of this Section 8.05(d), Seller shall be entitled to deliver such notice of demand to the Purchasers on behalf of the Seller Indemnified Parties, and the Purchasers shall be entitled to deliver such notice of demand to Seller on behalf of the Purchaser Indemnified Parties. Within 30 days after receipt by the indemnifying party of any such notice, the indemnifying party may deliver to the indemnified party that delivered the notice a written response in which the indemnifying party (a) agrees that the indemnified party is entitled to the full amount of the Losses claimed in the notice from the indemnified party; (b) agrees that the indemnified party is entitled to part, but not all, of the amount of the Losses claimed in the notice from the indemnified party; or (c) indicates that the indemnifying party disputes the entire amount of the Losses claimed in the notice from the indemnified party. If the indemnified party does not receive such a response from the indemnifying party within such 30 day period, then the indemnifying party shall be conclusively deemed to have agreed that the indemnified party is entitled to the full amount. If the indemnifying party and the indemnified party are unable to resolve any dispute relating to any amount of the Losses claimed in the notice from the indemnified party within thirty (30) days after the delivery of the response to such notice from the indemnifying party, then the parties shall be entitled to resort to any legal remedy available to such party to resolve such dispute, subject to all the terms, conditions and limitations of this Agreement.

(e) No claim for indemnification hereunder for breach of any representations or warranties contained in any Transaction Document or certificates given by any party in writing pursuant hereto or thereto may be made after the expiration of the survival period applicable to such representation or warranty; provided that any written claim for breach thereof made prior to such expiration date and delivered to the party against whom such indemnification is sought shall survive thereafter with respect to such claim and be processed in accordance with the indemnification procedures set forth in Section 5.16 or this Section 8.05, as applicable.

(f) Following the Effective Date, the indemnification afforded by this Section 8.05 shall be the sole and exclusive remedy for any and all Losses sustained or incurred by a party hereto in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a party hereto in any of the Transaction Documents or certificates given by a party in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by a party pursuant to any Transaction Document, the License Agreement or any Ancillary Agreement, except that any Losses based upon fraud, knowing and intentional breach of covenant or willful misconduct shall not be limited by the provisions of this Section 8.05 (including, for the avoidance of doubt, Section 8.01), and each of Purchasers, Parent and Seller accordingly preserves all remedies available with respect to any such Losses based thereon under Applicable Law. Notwithstanding anything herein to the contrary, except in the case of any claim, demand, action or proceeding (including any investigation by any Governmental Authority) brought or alleged by a Third Party against an indemnified party in respect of which indemnity is to be sought hereunder, in no event shall Losses include any punitive damages. Notwithstanding the foregoing, in the event of any breach or failure in performance of any covenant or agreement contained in any Transaction Document, the non-breaching party shall be entitled to seek specific performance, injunctive or other equitable relief. For clarity, no party shall have any right to terminate this Agreement or any other Transaction Document as a result of any breach by any other party hereof or thereof, but instead shall have the right, following the Closing Date, to seek indemnification under this Section 8.05 and such specific performance, injunctive or other equitable relief or such other remedies as expressly reserved by the first sentence of this Section 8.05(e).

(g) Any indemnification payments pursuant to this Section 8.05 will be treated by the parties as an adjustment to the Purchase Price for all tax purposes.

(h) No claim for indemnification pursuant to Section 8.05(a) on account of any indemnification obligation required to be paid by Seller to any Purchaser Indemnified Party under this Section 8.05 may be made by any Purchaser Indemnified Party against Parent, and Parent shall no longer be jointly and severally liable with Seller for Seller’s indemnification obligations under this Section 8.05, after the Parent Indemnity Expiration Date (and any claim for indemnification under Section 8.05(a) on account of any indemnification obligation required to be paid by Seller to any Purchaser Indemnified Party under this Section 8.05 brought after the Parent Indemnity Expiration Date may be brought by the Purchaser Indemnified Parties solely against Seller); provided that any written claim for indemnification against Parent under Section 8.05(a) on account of a breach by Seller made prior to the Parent Indemnity Expiration Date and delivered to Parent shall survive thereafter with respect to such claim and be processed in accordance with the indemnification procedures set forth in this Section 8.05.

(i) In addition, to the extent that Parent is deemed to have made any of the representations and warranties made by Seller that relate specifically to Seller (and only Seller) in Article III, Parent’s joint and several liability as maker of those representations and warranties shall expire as of the Parent Indemnity Expiration Date, and any claim for indemnification for a breach of any of those representations and warranties under Section 8.05(a) brought after the Parent Indemnity Expiration Date may only be brought against Seller; provided that any written claim for indemnification against Parent as maker of any of those representations and warranties for breach made under Section 8.05(a) prior to the Parent Indemnity Expiration Date and delivered to Parent shall survive thereafter with respect to such claim.

(j) Notwithstanding anything in this Section 8.05 to the contrary, any claim against Parent pursuant to the Parent Indemnity set forth in Section 5.16(a)(i) shall be governed by Section 5.16 (and not this Section 8.05) and shall be paid by Parent to Purchasers when required under Section 5.16 and without having to comply with the indemnifications procedures set forth in Sections 8.05(a), (c), (d), (e) and (f) above.

Section 8.06 Independent Nature of Relationship.

(a) The relationship between Seller, on the one hand, and Purchasers, on the other hand, is solely that of seller and purchaser, and neither Purchasers nor Seller nor Parent has any fiduciary or other special relationship with the other or any of their respective Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute Seller and Purchasers as a partnership, an association, a joint venture or other kind of entity or legal form.

(b) No officer or employee of any Purchaser will be located at the premises of Seller, Parent or any of their respective Affiliates.

(c) Seller, Parent and/or their respective Affiliates shall not at any time obligate any Purchaser, or impose on any Purchaser any obligation, in any manner or respect other than as set forth in the Transaction Documents or as otherwise agreed to by such Purchaser.

Section 8.07 Tax.

(a) For United States federal, state and local tax purposes, Seller and Purchasers intend to treat the transactions contemplated by this Agreement as a sale for United States tax purposes. The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 8.07(a) on any tax return or in any audit or other administrative or judicial proceeding unless (i) the other parties to this Agreement have consented in writing to such actions, which consent shall not be unreasonably withheld or delayed, or (ii) the party that contemplates taking such an inconsistent position has been advised by nationally recognized counsel or tax advisors in writing that there is no "reasonable basis" (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 8.07(a).

(b) To the extent any amount of tax is withheld at source from a payment made pursuant to the License Agreement, such withheld amount shall for all purposes of this Agreement be treated as paid to the party with respect to whom such withholding was made, or, if no such party exists, then to Seller and Purchasers on a pro rata basis in accordance with each party’s underlying ownership interest in each such payment (taking into account any amounts withheld); e.g., with respect to Purchasers, amounts so withheld shall be attributed to Purchasers, and deemed paid to Purchasers, in accordance with their respective Purchased Interests, and conversely, with respect to Seller, amounts so withheld shall be attributed to Seller, and deemed paid to Seller, in accordance with the Retained Interest. Any amounts withheld at source as described in this Section 8.07(b) attributable to Purchasers shall be credited for the account of Purchasers, and any amounts withheld at source as described in this Section 8.07(b) attributable to Seller shall be credited for the account of Seller. If there is an inquiry by any Governmental Authority of either Purchaser related to withholding taxes described in this Section 8.07(b), Seller shall cooperate with such Purchaser in responding to such inquiry in a reasonable manner consistent with this Section 8.07(b). For the avoidance of doubt, the parties agree to provide any Person that is a withholding agent for tax purposes any requested documentation necessary to establish an exemption from or reduction of applicable withholding taxes with respect to payments under the License Agreement, including, in the case of a Purchaser, an Applicable Withholding Exemption Certificate; and in the event the failure to provide such documentation results in the imposition of withholding, then such withholding shall be attributed to the party responsible for such failure for purposes of this Section 8.07(b). All amounts withheld at source as described herein shall for all purposes of this Agreement be deemed to have been received by the party to which they are attributed as provided above. Notwithstanding the above, the parties do not currently intend to deduct or withhold any amount from any payment made hereunder, provided that Purchasers provide an Applicable Withholding Exemption Certificate and such Applicable Withholding Exemption Certificate has not become obsolete or expired in any respect; provided, further, that if it is determined that such withholding is required, (i) the parties agree to use commercially reasonable efforts to cooperate so as to eliminate or reduce any such withholding, and (ii) neither Seller nor Purchasers shall have any obligation to gross up or otherwise pay the other parties any amounts that are deducted and withheld from any such payment in accordance with Applicable Law.

Section 8.08 Entire Agreement.

This Agreement, together with the Exhibits and Disclosure Schedules hereto (which, for the avoidance of doubt, include any updates to the Disclosure Schedules delivered on the Effective Date and the Closing Date) (which are incorporated herein by reference), the Bills of Sale, the Operating Agreement and the other Transaction Documents, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Disclosure Schedules, Bills of Sale, Operating Agreement or other Transaction Documents) has been made or relied upon by either party hereto. None of this Agreement, nor any provision hereof, other than Section 8.05, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.09 Governing Law; Jurisdiction; Service of Process; Waiver of Jury Trial.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. Each of Parent, Seller and Purchasers irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.10 Severability.

If any provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such provision shall be excluded from this Agreement and Seller, Parent and Purchasers shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of Seller, Parent and Purchasers and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of Seller, Parent and Purchasers as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 8.11 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Counterparts may be (i) signed in person and delivered in person, via facsimile, or via other means of electronic delivery (including emailing an electronic copy thereof) and/or (ii) signed and delivered by means of employing electronic signature technology that complies with the Electronic Signatures in Global and National Commerce Act of 2000 (E-SIGN), or other Applicable Law governing the execution and delivery of this Agreement through electronic means, and any counterpart so executed and delivered shall be deemed to have been duly and validly executed and delivered and be valid and enforceable for all purposes.

Section 8.12 Amendments; No Waivers.

(a) This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of the parties hereto. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.13 Interpretation.

When a reference is made in this Agreement to an Articles, Sections, Disclosure Schedules or Exhibits, such reference shall be to an Article, Section, Disclosure Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the word “without limitation” and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it. The Disclosure Schedules (including, for the avoidance of doubt, any updates thereto delivered on the Closing Date) and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.14 Expenses.

Parent shall (a) be responsible for, and shall promptly pay to Purchasers, all of Purchasers’ legal fees and legal costs (uncapped) incurred by Purchasers in connection with this Agreement and the other Transaction Documents and the performance of the transactions contemplated hereunder and thereunder, whether incurred prior to the Closing Date or during the Term, including but not limited to (i) the negotiation and consummation of this Agreement and the other Transaction Documents, (ii) the formation of Seller (including but not limited to the review and negotiation of the Operating Agreement, the Board Services Agreement and the

director indemnification agreement), (iii) the preparation and negotiation of the Servicing Agreement, the Other Product Licenses and the Other Product Agreements, and (iv) any other matters relating to the consummation, performance and ongoing administration of Seller, the Transaction Documents, and/or the Purchased Interests, (b) be responsible for funding Seller’s portion of the costs, expenses and fees of the Escrow Agent under and pursuant to the Escrow Agreement, and (c) be responsible for the costs, expenses and fees of any disbursement agent used to facilitate the payments set forth in Section 6.03 (collectively, “Transaction Expenses”). Parent shall pay to Purchasers on the Closing Date all Transaction Expenses incurred by Purchasers prior to Closing Date. Thereafter, Parent shall reimburse Purchasers for any Transaction Expenses incurred by them after the Closing Date within thirty (30) days of invoice.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

ATNX SPV, LLC

By: /s/ Daniel Lang
Name: Daniel Lang, M.D.
Title: Board Member

ATHENEX, INC.

By: /s/ Johnson Y.N. Lau
Name: Johnson Y.N. Lau, MBBS, M.D., FRCP
Title: Chief Executive Officer and Board Chairman

Signature Page to Revenue Interest Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

Oaktree-TCDRS Strategic Credit, LLC

Oaktree-Minn Strategic Credit, LLC

Oaktree-Forrest Multi-Strategy, LLC

Oaktree-TBMR Strategic Credit Fund C, LLC

Oaktree-TBMR Strategic Credit Fund F, LLC

Oaktree-TBMR Strategic Credit Fund G, LLC

Oaktree-TSE 16 Strategic Credit, LLC

INPRS Strategic Credit Holdings, LLC

By: Oaktree Capital Management, L.P.

Its: Manager

By: /s/ Jessica Dombroff

Name: Jessica Dombroff

Title: Vice President

By: /s/ Maria Attaar

Name: Maria Attaar

Title: Vice President

[Signature Page to Revenue Interest Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

Oaktree Gilead Investment Fund AIF (Delaware), L.P.

By: Oaktree Fund AIF Series, L.P. – Series T

Its: General Partner

By: Oaktree Fund GP AIF, LLC

Its: Managing Member

By: Oaktree Fund GP III, L.P.

Its: Managing Member

By: /s/ Jessica Dombroff

Name: Jessica Dombroff

Title: Authorized Signatory

By: /s/ Maria Attaar

Name: Maria Attaar

Title: Authorized Signatory

[Signature Page to Revenue Interest Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

Oaktree Strategic Income II Inc.

Oaktree Specialty Lending Corporation

By: Oaktree Fund Advisors, LLC

Its: Investment Adviser

By: /s/ Jessica Dombroff

Name: Jessica Dombroff

Title: Vice President

By: /s/ Maria Attaar

Name: Maria Attaar

Title: Vice President

[Signature Page to Revenue Interest Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

Oaktree Huntington-GCF Investment Fund (Direct Lending AIF), L.P.

By: Oaktree Huntington-GCF Investment Fund (Direct Lending AIF) GP, L.P.

Its: General Partner

By: Oaktree Huntington-GCF Investment Fund (Direct Lending AIF) GP, LLC

Its: General Partner

By: Oaktree Fund GP III, L.P.

Its: Managing Member

By: /s/ Jessica Dombroff

Name: Jessica Dombroff

Title: Authorized Signatory

By: /s/ Maria Attaar

Name: Maria Attaar

Title: Authorized Signatory

[Signature Page to Revenue Interest Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SAGARD HEALTHCARE ROYALTY PARTNERS, LP

By: Sagard Healthcare Royalty Partners GP LLC, its general partner

By: /s/ Adam Vigna

Name: Adam Vigna

Title: Chief Investment Officer

By: /s/ Jason Sneah

Name: Jason Sneah

Title: Manager

[Signature Page to Revenue Interest Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SAGARD HEALTHCARE PARTNERS

CO-INVEST DAC

By: /s/ Kate Macken

Name: Kate Macken

Title: Director

[Signature Page to Revenue Interest Purchase Agreement]

EXHIBITS

Exhibit A — Form of Bills of Sale

Exhibit B — Form of Oaktree Consent

Exhibit C — Form of Pledge Agreement

Exhibit D — Form of Parent and Seller Security Agreement

Exhibit E — Form of Escrow Agreement

Exhibit F — Form of Almirall Instruction and Counterparty Instructions

Exhibit G — Form of Parent/Seller Asset Purchase Agreement

Exhibit H — Segregated Account (Key Bank)

Exhibit I __ Form of Intercreditor Agreement

Schedule 2.02(c)

Schedule 2.02(d)